Exhibit 2.2

ACTIVE 221946649

AGREEMENT AND PLAN OF MERGER

among

ALLSCRIPTS HEALTHCARE, LLC

PRESIDIO SUB, INC.

PRACTICE FUSION, INC.

and

FORTIS ADVISORS LLC,

AS THE HOLDERS’ REPRESENTATIVE

and,

solely for purposes of Section 8.12 hereof,

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

Dated as of January 5, 2018

Table of Contents

Page

Article I

THE MERGER

1.1	The Merger6
1.2	Effect on Capital Stock, Options, Restricted Stock Units and Warrants7
1.3	Escrow Funds; Carve-Out Plan11
1.4	Post-Closing Purchase Price Adjustment12
1.5	Exchange of Company Certificates15

Article II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

2.1	Organization, Standing and Corporate Power; Subsidiaries17
2.2	Capitalization18
2.3	Authority; Noncontravention; Voting Requirements20
2.4	Consents and Approvals21
2.5	Financial Statements; Undisclosed Liabilities21
2.6	Absence of Certain Changes or Events22
2.7	Legal Proceedings and Governmental Orders23
2.8	Compliance with Laws; Permits23
2.9	Disclosure Controls24
2.10	Taxes24
2.11	Employee Benefits and Labor Matters26
2.12	Environmental Matters28
2.13	Material Contracts28
2.14	Title to Properties30
2.15	Intellectual Property30
2.16	Privacy and Data Security34
2.17	Significant Business Partners; Providers.35
2.18	Insurance36
2.19	Related Party/Affiliate Transactions36
2.20	State Takeover Statutes37
2.21	Brokers and Other Advisors37
2.22	No Other Representations and Warranties37

i

Article III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

3.1	Organization, Standing and Corporate Power37
3.2	Authority; Noncontravention37
3.3	Governmental Approvals38
3.4	Ownership and Operations of Merger Sub38
3.5	Availability of Funds38
3.6	Legal Proceedings38
3.7	Brokers and Other Advisors38
3.8	No Other Representations and Warranties39

Article IV

ADDITIONAL COVENANTS AND AGREEMENTS

4.1	Conduct of Business39
4.2	Company Stockholder Approval; 280G Approval42
4.3	No Solicitation by the Company43
4.4	Regulatory Approvals44
4.5	Necessary Consents46
4.6	Public Announcements46
4.7	Access to Information; Confidentiality; Notice of Certain Events46
4.8	Tax Matters47
4.9	Resignation of Directors49
4.10	Indemnification of Officers and Directors49
4.11	Employee Matters50
4.12	Expenses51
4.13	Merger Consideration Certificate51
4.14	Indebtedness; Transaction Expenses52
4.15	Termination of Related Party Agreements52
4.16	Charter Amendment53
4.17	Committed Equity Awards53
4.18	Guarantor RSUs53

Article V

CONDITIONS PRECEDENT

5.1	Conditions to Each Party’s Obligation to Effect the Merger53
5.2	Conditions to Obligations of Parent and Merger Sub53
5.3	Conditions to Obligation of the Company55
5.4	Frustration of Closing Conditions56

Article VI

TERMINATION

6.1	Termination56
6.2	Effect of Termination57

Article VII

SURVIVAL AND INDEMNIFICATION

7.1	Survival57
7.2	Indemnification by the Converting Holders58
7.3	Limitations59
7.4	Claims for Indemnification; Resolution of Conflicts60
7.5	Third-Party Claims61
7.6	Escrow Arrangements63
7.7	Holders’ Representative.63

Article VIII

MISCELLANEOUS

8.1	Interpretation66
8.2	Amendment or Supplement67
8.3	Assignment67
8.4	Extension of Time, Waiver67
8.5	Governing Law; Jurisdiction; Waiver of Jury Trial67
8.6	Specific Performance68
8.7	Notices68
8.8	Severability70
8.9	Entire Agreement; No Third-Party Beneficiaries70
8.10	Legal Representation70
8.11	Counterparts71
8.12	Parent Guaranty..71
8.13	Definitions.71

EXHIBITS

Exhibit A‑1 – List of Consenting Stockholders

Exhibit A‑2 – Form of Written Consent

Exhibit B – Form of Stockholder Support Agreement

Exhibit C – Certificate of Merger

Exhibit D – Escrow Agreement

Exhibit E – Letter of Transmittal

Exhibit F – Form of Release Agreement

Exhibit G – Form of Amendment to Certificate of Incorporation

Exhibit H – Form of Warrant Cancellation Agreement

Exhibit I – Form of RSU Award Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 5, 2018 (this “Agreement”), is by and among Allscripts Healthcare, LLC, a North Carolina limited liability company (“Parent”), Presidio Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Practice Fusion, Inc., a Delaware corporation (the “Company”), Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the Holders’ Representative, and Allscripts Healthcare Solutions, Inc., a Delaware corporation (“Guarantor”), solely for purposes of Section 8.12 hereof.  Certain capitalized terms used herein are defined in Section 8.13.

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement (the “Merger”), upon which: (1) the separate corporate existence of Merger Sub will thereupon cease; and (2) the Company will continue as the surviving corporation and become a wholly owned subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Board”) and the Special Financing Committee of the Board, consisting solely of a disinterested member of the Board (within the meaning of Section 144 of the DGCL) (the “Special Committee”), each has carefully considered the terms of this Agreement and has unanimously:  (1) declared this Agreement and the transactions contemplated by this Agreement and the documents referenced herein (collectively, the “Transactions”), including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Stockholders; (2) approved, and declared the advisability of, this Agreement, the Transactions and the Merger in accordance with Applicable Law; and (3) adopted a resolution directing that the adoption of this Agreement and approval of the principal terms of the Merger be submitted to the Stockholders for consideration and recommending that all of the Stockholders adopt this Agreement and approve the principal terms of the Merger;

WHEREAS, the board of directors of Merger Sub has: (1) approved, and declared the advisability of, this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of Merger Sub and the stockholder of Merger Sub and (2) adopted a resolution recommending that Parent, as the sole stockholder of Merger Sub, adopt this Agreement and approve the Merger;

WHEREAS, as an inducement for Parent and Merger Sub to enter into this Agreement and consummate the Merger, concurrently with the execution of this Agreement, each of the Stockholders identified on Exhibit A‑1 (the “Consenting Stockholders”), is executing and delivering to Parent a stockholder support agreement, in the form attached hereto as Exhibit B (the “Stockholder Support Agreement”);

WHEREAS, immediately following the execution and delivery of this Agreement, the Company shall seek to obtain and deliver to Parent a written consent in the form attached hereto as Exhibit A‑2 (a “Written Consent”), executed by each of the Consenting Stockholders, evidencing the obtainment of the Company Stockholder Approval; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

THE MERGER

1.1The Merger

.

(a)Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth herein, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease.  The Company will continue as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”) and as a wholly owned subsidiary of Parent.

(b)Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.

(c)Closing.  Upon the terms and subject to the conditions set forth herein, the closing of the Transactions (the “Closing”) shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, 94041, or at such other location as Parent and the Company agree, at (i) 10:00 a.m. local time on a date to be agreed by Parent and the Company, which date shall be no later than the third Business Day following the date on which all of the conditions set forth in Article V have been satisfied or waived (in writing by the applicable party hereto) (in each case, other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); or (ii) such other time as Parent and the Company agree.  The date on which the Closing occurs is sometimes referred to herein as the “Closing Date.”

(d)Effective Time.  A certificate of merger satisfying the applicable requirements of the DGCL in substantially the form attached hereto as Exhibit C (the “Certificate of Merger”) shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, delivered to the Secretary of State of the State of Delaware for filing.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company agree in writing and specify in the Certificate of Merger (the “Effective Time”).

(e)Certificate of Incorporation and Bylaws; Directors and Officers.  Unless otherwise determined by Parent and the Company prior to the Effective Time:

(i)the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to read as set forth in the Certificate of Merger, until thereafter amended as provided by the DGCL;

(ii)the Company shall take all actions necessary to cause the bylaws of the Company to be amended and restated as of the Effective Time to be identical (other than as to name) to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(iii)the Company shall take all actions necessary to cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the only directors and officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.2Effect on Capital Stock, Options, Restricted Stock Units and Warrants

.

(a)Treatment of Company Capital Stock, Company Options, Company RSUs and Company Warrants.  Upon the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any action on the part of any party hereto, Equityholder or any other Person:

(i)Company Series E Preferred Stock.  Each share of Company Series E Preferred Stock held by a Stockholder immediately prior to the Effective Time (other than Dissenting Shares and shares that are owned by the Company as treasury stock to be cancelled in accordance with Section 1.2(b)) shall be cancelled and automatically converted into the right to receive, subject to and in accordance with Section 1.3, Section 1.4 and Section 1.5, an amount equal to:  (A) the Series E Preferred Per Share Merger Consideration, less the applicable Contingent Consideration withheld pursuant to Section 1.3(a); and (B) a nontransferable, contingent right to receive in accordance with this Article I, Article VII and the Escrow Agreement, in each case as applicable, the Contingent Consideration (if, when and to the extent payable), in each case in this Section 1.2(a)(i), in cash, without interest.  The amount of cash each Stockholder holding shares of Company Series E Preferred Stock is entitled to receive for such shares of Company Series E Preferred Stock shall be rounded to the nearest whole cent and computed after aggregating cash amounts for all shares of Company Series E Preferred Stock held by such Stockholder.

(ii)Company Series D Preferred Stock.  Each share of Company Series D Preferred Stock held by a Stockholder immediately prior to the Effective Time (other than Dissenting Shares and shares that are owned by the Company as treasury stock to be cancelled in accordance with Section 1.2(b)) shall be cancelled and automatically converted into the right to receive, subject to and in accordance with Section 1.3, Section 1.4 and Section 1.5, an amount equal to, for each share of Company Common Stock issuable on conversion of such share of Company Series D Preferred Stock:  (A) the Participating Per Share Merger Consideration, less the applicable Contingent Consideration withheld pursuant to Section 1.3(a); and (B) a nontransferable, contingent right to receive in accordance with this Article I, Article VII and the Escrow Agreement, in each case as applicable, such Contingent Consideration (if, when and to the extent payable), in each case in this Section 1.2(a)(ii), in cash, without interest.  The amount of cash each Stockholder holding shares of Company Series D Preferred Stock is entitled to receive for such shares of Company Series D Preferred Stock shall be rounded to the nearest whole cent and computed after aggregating cash amounts for all shares of Company Series D Preferred Stock held by such Stockholder.

(iii)Company Series C Preferred Stock.  Each share of Company Series C Preferred Stock held by a Stockholder immediately prior to the Effective Time (other than Dissenting Shares and shares that are owned by the Company as treasury stock to be cancelled in accordance with Section 1.2(b)) shall be cancelled and automatically converted into the right to receive, subject to and in accordance with Section 1.3, Section 1.4 and Section 1.5, an amount equal to, for each share of Company Common Stock issuable on conversion of such share of Company Series C Preferred Stock: (A) the Participating Per Share Merger Consideration, less the applicable Contingent Consideration withheld pursuant to Section 1.3(a); and (B) a nontransferable, contingent right to receive in accordance with this Article I, Article VII and the Escrow Agreement, in each case as applicable, such Contingent Consideration (if, when and to the extent payable), in each case in this Section 1.2(a)(iii), in cash, without interest.  The amount of cash each Stockholder holding shares of Company Series C Preferred Stock is entitled to receive for such shares of Company Series C Preferred Stock shall be rounded to the nearest whole cent and computed after aggregating cash amounts for all shares of Company Series C Preferred Stock held by such Stockholder.

(iv)Company Series B Preferred Stock.  Each share of Company Series B Preferred Stock held by a Stockholder immediately prior to the Effective Time (other than Dissenting Shares and shares that are owned by the Company as treasury stock to be cancelled in accordance with

Section 1.2(b)) shall be cancelled and automatically converted into the right to receive, subject to and in accordance with Section 1.3, Section 1.4 and Section 1.5, an amount equal to, for each share of Company Common Stock issuable on conversion of such share of Company Series B Preferred Stock: (A) the Participating Per Share Merger Consideration, less the applicable Contingent Consideration withheld pursuant to Section 1.3(a); and (B) a nontransferable, contingent right to receive in accordance with this Article I, Article VII and the Escrow Agreement, in each case as applicable, such Contingent Consideration (if, when and to the extent payable), in each case in this Section 1.2(a)(iv), in cash, without interest the Participating Per Share Merger Consideration.  The amount of cash each Stockholder holding shares of Company Series B Preferred Stock is entitled to receive for such shares of Company Series B Preferred Stock shall be rounded to the nearest whole cent and computed after aggregating cash amounts for all shares of Company Series B Preferred Stock held by such Stockholder.

(v)Company Series A Preferred Stock.  Each share of Company Series A Preferred Stock held by a Stockholder immediately prior to the Effective Time (other than Dissenting Shares and shares that are owned by the Company as treasury stock to be cancelled in accordance with Section 1.2(b)) shall be cancelled and automatically converted into the right to receive, subject to and in accordance with Section 1.3, Section 1.4 and Section 1.5, an amount equal to, for each share of Company Common Stock issuable on conversion of such share of Company Series A Preferred Stock: (A) the Participating Per Share Merger Consideration, less the applicable Contingent Consideration withheld pursuant to Section 1.3(a); and (B) a nontransferable, contingent right to receive in accordance with this Article I, Article VII and the Escrow Agreement, in each case as applicable, such Contingent Consideration (if, when and to the extent payable), in each case in this Section 1.2(a)(v), in cash, without interest the Participating Per Share Merger Consideration.  The amount of cash each Stockholder holding shares of Company Series A Preferred Stock is entitled to receive for such shares of Company Series A Preferred Stock shall be rounded to the nearest whole cent and computed after aggregating cash amounts for all shares of Company Series A Preferred Stock held by such Stockholder.

(vi)Company Common Stock.  Each share of Company Common Stock held by a Stockholder immediately prior to the Effective Time (other than Dissenting Shares and shares of Company Common Stock, if any, that are owned by the Company as treasury stock to be cancelled in accordance with Section 1.2(b)) shall be cancelled and automatically converted into the right to receive, subject to and in accordance with Section 1.3, Section 1.4 and Section 1.5, an amount equal to:  (A)  the Participating Per Share Merger Consideration, less the applicable Contingent Consideration withheld pursuant to Section 1.3(a); and (B) a nontransferable, contingent right to receive in accordance with this Article I, Article VII and the Escrow Agreement, in each case as applicable, such Contingent Consideration (if, when and to the extent payable), in each case in this Section 1.2(a)(vi), in cash, without interest. The amount of cash each Stockholder holding shares of Company Common Stock is entitled to receive for such shares of Company Common Stock shall be rounded to the nearest whole cent and computed after aggregating cash amounts for all shares of Company Common Stock held by such Stockholder.

(vii)In-the-Money Company Options.  Each In-the-Money Company Option that is outstanding at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, shall be cancelled at the Effective Time, and in exchange therefor, each holder of an In-the-Money Company Option shall be entitled to receive, in consideration of the cancellation of such In-the-Money Company Option, (A) an amount equal to (1) the product of (x) the number of shares of Company Common Stock that were issuable upon exercise of such In-the-Money Company Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Participating Per Share Merger Consideration over the per share exercise price of such In-the-Money Company Option, less (2) the applicable Contingent Consideration withheld pursuant to Section 1.3(a); and (B) a nontransferable, contingent right to receive in accordance with this Article I, Article VII and the Escrow Agreement, in each case as applicable, such Contingent Consideration (if, when and to the extent payable), in each case in this Section 1.2(a)(vii), in cash, without interest.

(viii)Vested Company RSUs.  Each Vested Company RSU that is outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, shall be cancelled at the Effective Time, and in exchange therefor, each holder of a Vested Company RSU shall be entitled to receive, in consideration of the cancellation of such Vested Company RSU, (A) an amount equal to (1) the product of (x) the number of shares of Company Common Stock that would be issuable upon settlement of such Vested Company RSU as of the Effective Time multiplied by (y) the Participating Per Share Merger Consideration, less (2) the applicable Contingent Consideration withheld pursuant to Section 1.3(a); and (B) a nontransferable, contingent right to receive in accordance with this Article I, Article VII and the Escrow Agreement, in each case as applicable, such Contingent Consideration (if, when and to the extent payable), in each case in this Section 1.2(a)(viii), in cash, without interest.

(ix)Other Company Options and Other Company RSUs.  Each Company Option (other than In-the-Money Company Options) and Company RSU (other than Vested Company RSUs) that is outstanding and, in the case of Company Options, unexercised, as of immediately prior to the Effective Time shall not be assumed or continued and, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, shall be cancelled at the Effective Time, for no consideration and without any present or future right to receive any portion of the Merger Consideration.  Prior to the Closing, the Company shall take all actions that may be necessary (under the Company Stock Plan or otherwise) to (A) effectuate the provisions of this Section 1.2(a)(ix) and (B) to ensure that, from and after the Effective Time, holders of Company Options (other than In-the-Money Company Options) and Company RSUs (other than Vested Company RSUs) have no rights with respect thereto.

(x)Company Warrants.  No Company Warrants, whether vested or unvested, shall be assumed by Parent in the Merger, and at the Effective Time, each Company Warrant that is outstanding and unexercised as of immediately prior to the Effective Time will, by virtue of the Merger, and without any further action on the part of any holder thereof, be cancelled and extinguished and each holder of a Company Warrant shall be entitled to receive, in exchange for the cancellation of such Company Warrant, (A) in the case of the In-the-Money Company Common Warrants, an amount equal to: (1) the number of shares of Company Common Stock that were issuable upon exercise of such In-the-Money Company Common Warrants immediately prior to the Effective Time; multiplied by (2) the excess, if any, of the Participating Per Share Merger Consideration over the per share exercise price of such In-the-Money Company Common Warrants, (B) in the case of the Orix Warrant, an amount equal to (1) the number of shares of Company Series E Preferred Stock that were issuable upon exercise of the Orix Warrant immediately prior to the Effective Time multiplied by (2) the excess, if any, of the Series E Per Share Merger Consideration over the per share exercise price of the Orix Warrant, (C) in the case of the VLL Warrant, an amount equal to (1) the number of shares of Company Series E Preferred Stock that were issuable upon exercise of the VLL Warrant immediately prior to the Effective Time multiplied by (2) the Series E Per Share Merger Consideration, and (D) in the case of all other Company Warrants, no present or future right to receive any portion of the Merger Consideration.

(b)Treatment of Company Capital Stock Owned by the Company and Parent.  At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock, and any shares of Company Capital Stock owned by Parent or Merger Sub, immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist.

(c)Treatment of Merger Sub Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or any other Person, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of common stock of the Surviving Corporation (and the shares of the Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time).  From and after the Effective Time, each certificate evidencing ownership of a number of shares of Merger Sub capital stock will evidence ownership of such number of shares of common stock of the Surviving Corporation.

(d)Adjustments.  Notwithstanding anything to the contrary contained herein, in the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the date of this Agreement and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(e)Appraisal Rights.  Notwithstanding anything to the contrary contained herein, any Dissenting Shares shall not be converted into the right to receive the applicable portion of the Merger Consideration, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the DGCL or the CCC, as applicable.  Parent shall be entitled to retain any Merger Consideration not paid on account of such Dissenting Shares pending resolution of the claims of such Equityholders, and no other Person shall be entitled to any portion of such retained Merger Consideration.  Each holder of Dissenting Shares who, pursuant to the DGCL or the CCC, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL or the CCC (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions).  If, after the Effective Time, any Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) their status as Dissenting Shares, then any such shares shall immediately be deemed to have converted at the Effective Time into the right to receive the applicable portion of the Merger Consideration in respect of such shares as if such shares never had been Dissenting Shares, and Parent shall issue and deliver to the holder thereof, at the applicable time or times specified in Section 1.5, following the satisfaction of the applicable conditions set forth in Section 1.5, the applicable portion of the Merger Consideration as if such shares never had been Dissenting Shares.  The Company shall provide to Parent (i) prompt notice of any written demands for appraisal or purchase received by the Company, withdrawals of such demands and any other instruments related to such demands served pursuant to the DGCL or the CCC, as applicable, and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands served pursuant to the DGCL or the CCC, as applicable.  The Company shall not, except with the prior written consent of Parent voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.  Subject to Section 7.2, the payout of consideration under this Agreement to the Stockholders (other than in respect of Dissenting Shares, which shall be treated as provided in this Section 1.2(e) and under the DGCL or the CCC, as applicable), shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under the DGCL or the CCC, as applicable, by any other Stockholder.

1.3Escrow Funds; Carve-Out Plan

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(a)Withholding and Deposits.  Notwithstanding anything to the contrary set forth herein, Parent shall withhold from each Converting Holder’s applicable portion of the Merger Consideration payable to such Converting Holder (or, in the case of a Management Carve-Out Participant, from each such Management Carve-Out Participant’s Management Carve-Out Amount) an aggregate amount equal to such Converting Holder’s Pro Rata Portion of (i) the Escrow Amounts and (ii) the Holders’ Representative Amount (such aggregate withheld amount, the “Contingent Consideration”).  By virtue of this Agreement and as security for the indemnity obligations provided for in Article VII, at the Effective Time, Parent will deposit (A) with Citizens Bank, N.A., as escrow agent (the “Escrow Agent”), the Escrow Amounts (any such deposit shall constitute escrow funds to be governed by the terms of the Escrow Agreement, in substantially the form attached hereto as Exhibit D (the “Escrow Agreement”)) and (B) with the Holders’ Representative, the Holders’ Representative Amount, in each case, without any act of the Converting Holders.  Parent shall be deemed to have contributed with respect to each Converting Holder his, her or its Pro Rata Portion of the Escrow Amounts and the Holders’ Representative Amount to the Escrow Funds and the Holders’ Representative Fund, respectively, in each case, rounded to the nearest whole cent ($0.01) (with amounts greater than or equal to $0.005 rounded up).  Amounts released from the Escrow Funds and the Holders’ Representative Fund, in each case, shall be distributed to the Converting Holders in accordance with the rights of such Converting Holders pursuant to Section 1.2(a), this Section 1.3, Section 1.4, Section 7.6 and Section 7.7(f).  The terms and provisions of the Escrow Agreement and the transactions contemplated thereby are specific terms of the Merger, and the approval and adoption of this Agreement and approval of the Merger by the Stockholders pursuant to the Written Consent evidencing the Company Stockholder Approval and the Letters of Transmittal shall constitute approval by such Stockholders, as specific terms of the Merger, and the irrevocable agreement of such Stockholders to be bound by and comply with, the Escrow Agreement and all of the arrangements and provisions of this Agreement relating thereto, including the deposit of the Escrow Amounts into escrow and the indemnification obligations set forth in Section 4.8 and Article VII and obligations of Section 1.4 hereof.

(b)Indemnity Escrow Fund.  The Indemnity Escrow Amount plus any interest or earnings paid thereon in accordance with the Escrow Agreement (the “Indemnity Escrow Fund”) shall be available to compensate the Indemnified Parties for any Indemnifiable Losses suffered or incurred by them and for which they are entitled to recovery under Section 1.4, Article VII or Section 4.8.  The terms of, and timing and payment of, the cash held in the Indemnity Escrow Fund shall be in accordance with Section 1.4, Article VII and Section 4.8, as applicable, and the Escrow Agreement.

(c)Adjustment Escrow Fund.  The Adjustment Escrow Amount plus any interest or earnings paid thereon in accordance with the Escrow Agreement (the “Adjustment Escrow Fund”) shall be available to compensate Parent for any Shortfall Amount in accordance with Section 1.4(d).

(d)Holders’ Representative Fund.  The Holders’ Representative Amount plus any interest or earnings paid thereon (the “Holders’ Representative Fund”) shall be available (i) to reimburse the Holders’ Representative for Holders’ Representative Expenses pursuant to Section 7.7, or (ii) as otherwise directed by the Advisory Group.  The terms of, and timing and payment of, the cash held in the Holders’ Representative Fund shall be in accordance with Section 7.7.

(e)Management Carve-Out Plan.  As  soon as practicable after the Closing (but in no event later than sixty (60) days following the Closing Date), each Management Carve-Out Plan Participant shall be entitled to receive, pursuant to the Management Carve-Out Plan, subject to and in accordance with this Section 1.3, an amount equal to (i) the amount listed opposite such participant’s name on Section 1.3(e) of the Disclosure Schedule minus (ii) the total amount that such participant is entitled to receive in accordance with Section 1.2(a) hereof minus (iii) the total amount of any 2017 annual cash bonus accrued as a liability in the Company’s calculation of the Closing Net Working Capital Amount and payable to such  participant, as set forth opposite such participant’s name on Section 1.3(e) of the Disclosure Schedule (the total amount of all such 2017 annual cash bonuses accrued as liabilities in the Company’s calculation of the Closing Net Working Capital Amount and payable to all such Management Carve-Out Plan Participants, the “Reallocated Bonus Amounts”), in each case, in cash, without interest, through Parent’s or the Surviving Corporation’s payroll system in accordance with standard payroll practices, and subject to any required withholding for applicable Taxes.  Notwithstanding the foregoing, payment to each such Management Carve-Out Plan Participant hereunder is subject, in each case, to the (i) Management Carve-Out Plan Participant’s continued eligibility to receive payment under the Management Carve-Out Plan as of the Closing and (ii) receipt by Parent or the Surviving Corporation from such Management Carve-Out Plan Participant of a duly completed and validly executed Release Agreement in the form attached hereto as Exhibit F (a “Release Agreement”).

1.4Post-Closing Purchase Price Adjustment

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(a)Estimated Purchase Price.  Not later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a written statement and certificate of the Company executed on its behalf by the Chief Financial Officer (or equivalent officer with reasonably equivalent duties or level of authority) of the Company that sets forth in reasonable detail the Company’s good faith estimates of the Closing Net Working Capital Amount (the “Estimated Net Working Capital Amount”), Closing Cash (“Estimated Closing Cash”), Closing Debt (“Estimated Closing Debt”), and Transaction Expenses (“Estimated Transaction Expenses”), the resulting Estimated Merger Consideration, the estimated Participating Per Share Merger Consideration and the estimated Series E Preferred Per Share Merger Consideration (such written statement and certificate, the “Estimated Closing Statement”), along with reasonable supporting detail therefor, such estimates to be prepared in accordance with GAAP, as consistently applied in the preparation of the audited consolidated financial statements of the Acquired Companies as of and for the fiscal year ended December 31, 2016 (provided that, notwithstanding anything to the contrary in this Agreement, the Closing Cash, Estimated Closing Cash, Closing Debt and Estimated Closing Debt shall be determined and calculated in accordance with the definitions of Cash and Indebtedness, as applicable (including the determinations to be made in accordance with GAAP as provided in such definitions) and the 2017 annual cash bonuses for the Management Carve-Out Plan Participants shall equal the amounts as set forth opposite such participant’s name on Section 1.3(e) of the Disclosure Schedule).  The Estimated Closing Statement shall be subject to Parent’s approval (not to be unreasonably withheld).  The Company shall not permit any Acquired Company to use Cash to pay Transaction Expenses or Indebtedness of the Acquired Companies after 11:59 p.m. Pacific time on the day immediately preceding the Closing Date and prior to the Closing.

(b)Calculation.  As promptly as practicable, but in no event later than ninety (90) days following the Closing Date, the Surviving Corporation shall, at its expense, (i) cause to be prepared, in accordance with GAAP, as consistently applied in the preparation of the audited consolidated financial statements of the Acquired Companies as of and for the fiscal year ended December 31, 2016 (provided that, notwithstanding anything to the contrary in this Agreement, the Closing Cash, Estimated Closing Cash, Closing Debt and Estimated Closing Debt shall be determined and calculated in accordance with the definitions of Cash and Indebtedness, as applicable (including the determinations to be made in accordance with GAAP as provided in such definitions) and the 2017 annual cash bonuses for the Management Carve-Out Plan Participants shall equal the amounts as set forth opposite such participant’s name on Section 1.3(e) of the Disclosure Schedule), a statement (the “Closing Date Schedule”) setting forth in reasonable detail the Surviving Corporation’s good faith calculation of the Closing Net Working Capital Amount, Closing Cash, Closing Debt, and Transaction Expenses, and the resulting Merger Consideration, each as originally set forth in the Estimated Closing Statement, and (ii) deliver to the Holders’ Representative the Closing Date Schedule, together with a certificate of the Surviving Corporation executed on its behalf by its Chief Financial Officer  (or equivalent officer with reasonably equivalent duties or level of authority).

(c)Review; Disputes.

(i)From the Holders’ Representative’s receipt of the Closing Date Schedule until the final determination of the Closing Net Working Capital Amount, Closing Cash, Closing Debt, and Transaction Expenses pursuant to this Section 1.4(c), the Surviving Corporation shall provide the Holders’ Representative and any accountants or advisors retained by the Holders’ Representative with reasonable access, during normal business hours, after reasonable advance notice, to the relevant books and records of the Surviving Corporation and other information reasonably relevant to the Closing Date Schedule and the calculation of  the Closing Net Working Capital Amount, Closing Cash, Closing Debt, and Transaction Expenses reasonably requested by the Holders’ Representative, in each case for the purposes of:  (A) enabling the Holders’ Representative and its accountants and advisors to calculate, and to review the Surviving Corporation’s Closing Date Schedule and the calculation of, the Closing Net Working Capital Amount, Closing Cash, Closing Debt, and Transaction Expenses; and (B) identifying any dispute related to the Closing Date Schedule and the calculation of any of the Closing Net Working Capital Amount, Closing Cash, Closing Debt and Transaction Expenses.  The fees and expenses of any such accountants and advisors retained by the Holders’ Representative shall be paid by the Holders’ Representative (on behalf of the Converting Holders).

(ii)If the Holders’ Representative disputes any items set forth on the Closing Date Schedule or the calculation of any of the Closing Net Working Capital Amount, Closing Cash, Closing Debt and Transaction Expenses, then the Holders’ Representative shall deliver a written notice (a “Dispute Notice”) to the Surviving Corporation and the Escrow Agent at any time during the thirty (30) day period commencing upon receipt by the Holders’ Representative of the Closing Date Schedule in accordance with the requirements of Section 1.4(b) (the “Review Period”).  The Dispute Notice shall specify the amounts and calculations with which the Holders’ Representative disagrees in reasonable detail and the basis for any such dispute in reasonable detail and Holders’ Representative’s proposed change, and the Dispute Notice shall only include good faith disagreements based on the calculation of any of the Closing Net Working Capital Amount, Closing Cash, Closing Debt or Transaction Expenses not being calculated in accordance with the applicable provisions of this Agreement.

(iii)If the Holders’ Representative does not deliver a Dispute Notice to the Surviving Corporation in accordance with Section 1.4(c)(ii) prior to the expiration of the Review Period, the Surviving Corporation’s calculation of the Closing Net Working Capital Amount, Closing Cash, Closing Debt and Transaction Expenses and the resulting Merger Consideration set forth in the Closing Date Schedule shall be deemed final and binding on Parent, the Surviving Corporation, the Holders’ Representative and the Equityholders for all purposes of this Agreement.

(iv)If the Holders’ Representative delivers a Dispute Notice to the Surviving Corporation prior to the expiration of the Review Period, then the Holders’ Representative and the Surviving Corporation shall use reasonable best efforts to reach agreement on the Closing Net Working Capital Amount, Closing Cash, Closing Debt and Transaction Expenses in good faith.  If the Holders’ Representative and the Surviving Corporation are unable to reach agreement on the Closing Net Working Capital Amount, Closing Cash, Closing Debt and Transaction Expenses within thirty (30) days after the end of the Review Period, the Holders’ Representative and the Surviving Corporation shall promptly mutually engage, and submit such dispute to, PricewaterhouseCoopers LLP (such firm, or, if such firm is unable or unwilling to act, such other nationally recognized public accounting firm as shall be agreed upon in writing by Parent and the Holders’ Representative, being referred to herein as the “Accounting Firm”).  In connection with the resolution of any such dispute by the Accounting Firm:  (A) the Accounting Firm shall conduct a conference, at which conference each of the Surviving Corporation and the Holders’ Representative shall have the right to present their respective positions and written submissions as to any disputed issues with respect to the Closing Date Schedule and the calculation of any of the Closing Net

Working Capital Amount, Closing Cash, Closing Debt and Transaction Expenses and any additional information relating thereto and to have present their respective advisors, counsel and accountants, (B) the Accounting Firm shall determine the Closing Net Working Capital Amount, Closing Cash, Closing Debt and Transaction Expenses in accordance with the terms of this Agreement within thirty (30) days of such submission and upon reaching such determination shall deliver a copy of its calculations (the “Expert Calculations”) to the Holders’ Representative, Surviving Corporation and the Escrow Agent, and (C) the determination made by the Accounting Firm of the Closing Net Working Capital Amount, Closing Cash, Closing Debt and Transaction Expenses shall be final and binding on Parent, the Surviving Corporation, the Holders’ Representative and the Equityholders for all purposes of this Agreement, absent manifest error.  In calculating the Closing Net Working Capital Amount, Closing Cash, Closing Debt and Transaction Expenses: (x) the Accounting Firm shall be limited to addressing any particular disputes referred to in the Dispute Notice; and (y) such calculation shall, with respect to any disputed item, be no greater than the higher amount calculated by the Holders’ Representative as set forth in the Dispute Notice or the Surviving Corporation as set forth in the Closing Date Schedule delivered pursuant to Section 1.4(b), and no less than the lower amount calculated by the Holders’ Representative as set forth in the Dispute Notice or the Surviving Corporation as set forth in the Closing Date Schedule delivered pursuant to Section 1.4(b), as the case may be.  The Expert Calculations shall reflect in detail the differences, if any, between the Closing Net Working Capital Amount, Closing Cash, Closing Debt and Transaction Expenses reflected therein and the Closing Net Working Capital Amount, Closing Cash, Closing Debt and Transaction Expenses set forth in the Closing Date Schedule, as well as any related differences in the Closing Date Schedule.  The fees and expenses of the Accounting Firm shall be borne by Parent, on the one hand, and the Converting Holders, on the other hand, in proportion to the relative difference between such party’s position and the determination of such Accounting Firm (and such allocation of fees shall be determined by the Accounting Firm in accordance herewith) with respect to the disputed item (it being understood that any fees and expenses of the Accounting Firm payable by the Converting Holders shall be payable from the Adjustment Escrow Fund and, if any only if the Adjustment Escrow Fund is insufficient to pay such fees and expenses together with the Shortfall Amount, if any, the amount not paid from the Adjustment Escrow Fund shall be paid out of the Indemnity Escrow Fund).

(d)Payment Upon Final Determination of Adjustments.

(i)If (A) the sum of the Closing Net Working Capital Amount, plus Closing Cash, less Closing Debt, less Transaction Expenses, in each case, as finally determined in accordance with Section 1.4(c), is less than (B) the sum of the Estimated Net Working Capital Amount, plus Estimated Closing Cash, less Estimated Closing Debt, less Estimated Transaction Expenses, as finally estimated in accordance with Section 1.4(a), then the Holders’ Representative and Parent shall direct the Escrow Agent to pay from the Adjustment Escrow Fund to Parent (on behalf of the Surviving Corporation) (by wire transfer of immediately available funds) the amount of such deficiency (such deficiency, the “Shortfall Amount”), no later than two (2) Business Days after the final determination of the Closing Net Working Capital Amount, Closing Cash, Closing Debt and Transaction Expenses in accordance with Section 1.4(c); provided that, in the event the Shortfall Amount exceeds the amount then remaining in the Adjustment Escrow Fund, the amount of the Shortfall Amount not paid from the Adjustment Escrow Fund shall be paid out of the Indemnity Escrow Fund.

(ii)If (A) the sum of the Closing Net Working Capital Amount, plus Closing Cash, less Closing Debt, less Transaction Expenses, in each case, as finally determined in accordance with Section 1.4(c), is greater than (B) the sum of the Estimated Net Working Capital Amount, plus Estimated Closing Cash, less Estimated Closing Debt, less Estimated Transaction Expenses, as finally estimated in accordance with Section 1.4(a), then the Surviving Corporation shall, no later than two (2) Business Days after the final determination of the Closing Net Working Capital Amount, Closing Cash, Closing Debt and Transaction Expenses in accordance with Section 1.4(c) cause to be paid the amount of such excess (such excess, the “Excess Amount”) to the Paying Agent (subject to Section 1.5(c) and Section 1.5(d)) by wire transfer of immediately available funds (which Paying Agent shall deliver to each Converting Holder (who, in the case of a holder of Company Capital Stock, has properly delivered a Letter of Transmittal in accordance with Section 1.5) an amount equal to the product of such Excess Amount multiplied by such Converting Holder’s Pro Rata Portion).

(iii)After all payments required to be made pursuant to Section 1.4(d)(i), if any, have been paid from the Escrow Funds, if there is any amount remaining in the Adjustment Escrow Fund, the Holders’ Representative and Parent shall direct the Escrow Agent to, no later than two (2) Business Days after the final determination of the Closing Net Working Capital Amount, pay from the Adjustment Escrow Fund to the Paying Agent, for further payment to each Converting Holder (subject to the conditions set forth in Section 1.5) an amount equal to such Converting Holder’s Pro Rata Portion of such amount, if any, remaining in the Adjustment Escrow Fund.

1.5Exchange of Company Certificates

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(a)As of the Effective Time, all shares of Company Capital Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Capital Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Participating Per Share Merger Consideration or the Series E Preferred Per Share Merger Consideration, as applicable, and as more particularly described in Section 1.2(a)(i) through Section 1.2(a)(vi) hereof, to be paid in cash (without interest) therefor upon surrender of each Certificate and satisfaction of the requirements set forth with this Article I.

(b)Paying Agent.  Prior to the Effective Time, Parent shall designate Citizens Bank, N.A., or another bank or trust company reasonably satisfactory to the Holders’ Representative, to act as paying agent in connection with the Merger (the “Paying Agent”) to receive, for the benefit of the Converting Holders, the aggregate Merger Consideration to which Converting Holders shall become entitled pursuant to Section 1.2(a)(i) through Section 1.2(a)(vi), and Section 1.3 and Section 1.4, except for the Escrow Funds and the Holders’ Representative Fund, which will be separately deposited with the Escrow Agent and the Holders’ Representative, respectively, pursuant to Section 1.3(a).  Parent shall deposit the additional portions of the Merger Consideration to which Converting Holders shall become entitled pursuant to Section 1.2(a)(i) through Section 1.2(a)(vi) with the Paying Agent and deposit or direct the Escrow Agent to deposit, as applicable, the released Escrow Amounts at such time or times, if, when and to the extent such amounts are payable.

(c)Letters of Transmittal; Payment Procedures; and Exchange of Company Certificates.  Promptly (and in any event within five (5) Business Days) after the Effective Time, Parent shall cause the Paying Agent to send to each Stockholder of record holding a Certificate: (A) a letter of transmittal (which shall specify (among other things) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in the form attached hereto as Exhibit E, the “Letter of Transmittal”); and (B) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration payable in respect therefor.  Upon surrender of a Certificate for cancellation to the Paying Agent, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions (and any attachments thereto, including such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the consideration provided for such Stockholder in accordance with Section 1.2(a), and the Certificate so surrendered shall forthwith be cancelled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that:  (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer in accordance with Section 1.5(d); and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered, or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.  Until surrendered as contemplated by this Section 1.5(c), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, as applicable, as contemplated by this Article I.

(d)Transfer Books; No Further Ownership Rights in Company Stock.  The Merger Consideration paid in respect of shares of Company Capital Stock (together with the contingent right to receive, if, when and to the extent payable, the released Escrow Amounts and released Holders’ Representative Amount) upon the surrender for exchange of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock previously represented by such Certificates, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time.  From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Capital Stock, except as otherwise provided for herein or by Applicable Law.  Subject to the second to last sentence of Section 1.5(f), if, at any time after the Effective Time, Certificates are presented to Parent or the Surviving Corporation for any reason, then they shall be cancelled and exchanged as provided in this Article I.

(e)Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of the fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable portion of the Merger Consideration to be paid in respect of the shares of Company Capital Stock formerly represented by such Certificate, as contemplated by this Article I.

(f)Termination of Payment Fund.  At any time following the twelve (12)-month anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent in respect of the Merger Consideration and that have not been disbursed to holders of  Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Applicable Law), as general creditors thereof with respect to the payment of any consideration pursuant to Section 1.2(a) and this Section 1.5 that may become payable upon surrender of any Certificates held by such holders, as determined pursuant hereto, without any interest thereon.  At any time following the twelve (12)-month anniversary of the date on which the released Escrow Amounts (if, when and to the extent payable) are so payable, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent in respect of the released Escrow Amounts and that has not been disbursed to holders of Certificates, and thereafter such Equityholders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Applicable Law) as general creditors thereof with respect to the payment of any portion thereof that may be payable upon surrender of any Certificates held by such holders, as determined pursuant hereto, without any interest thereon.  Any amounts remaining unclaimed by Equityholders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority pursuant to Applicable Laws shall become, to the extent permitted by Applicable Laws, the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.

(g)No Liability.  Notwithstanding anything to the contrary contained herein, none of the parties hereto, the Surviving Corporation, the Acquired Companies or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

(h)Withholding Taxes.  Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant hereto and shall pay to the appropriate Taxing Authority such amounts that are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of Applicable Law related to Taxes.  To the extent amounts are so withheld and timely paid over to the appropriate Taxing Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Disclosure Schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates; provided that the inclusion of any fact or item disclosed in relation to any Section or subsection referenced in the Disclosure Schedule shall be deemed disclosed and incorporated into each other Section or subsection referenced in the Disclosure Schedule where it is reasonably apparent on its face that such disclosure is relevant or applicable to such other Section or subsection) delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

2.1Organization, Standing and Corporate Power; Subsidiaries

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(a)Each of the Acquired Companies is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority necessary to own or lease all of its respective properties and assets and to carry on its business as each is now being conducted.  The Company and each of its Subsidiaries are duly licensed or qualified to do business and are in good standing in each jurisdiction set forth in Section 2.1(a) of the Disclosure Schedule in which the nature of the business conducted by each or the character or location of the properties and assets owned or leased by each makes such licensing or qualification necessary, except for those jurisdictions where the failure to be so licensed, qualified or in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)Ringadoc, Inc., a Delaware corporation, is the sole Subsidiary of the Company and is wholly owned by the Company.  There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued capital stock, other securities or membership interests of its Subsidiary, or otherwise obligating the Company or any Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire or sell such securities or membership interests.  All outstanding capital stock of Ringadoc, Inc. is validly issued, fully paid and non-assessable (as applicable), and is free and clear of any Liens.  No shares of Company Capital Stock are held by any Subsidiary of the Company.  The Company does not hold or beneficially own any direct or indirect equity, ownership or similar interest in any Person (other than Ringadoc, Inc.), or any subscriptions, options, warrants, rights, calls, convertible securities or other agreements or commitments for any interest in any Person (other than Ringadoc, Inc.).

(c)The Company has delivered to Parent true, correct and complete copies of the Charter and the bylaws of each Acquired Company (collectively, the “Company Organizational Documents”), in each case as amended as of the date hereof.  The Company Organizational Documents are in full force and effect and no Acquired Company is in violation of any of the provisions of the Company Organizational Documents.  The Company has made available to Parent the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders, the board of directors (or other similar body) and all committees of the board of directors (or other similar body) of the Acquired Companies since January 1, 2015.  All actions taken and all transactions entered into by the Acquired Companies required to be approved by necessary action of the board of directors or stockholders of the Company have been duly approved by all necessary action of the board of directors (or other similar body) and stockholders of the Company and each of its Subsidiaries.  The books of account, stock records, minute books and other records of the Acquired Companies are accurate and complete in all material respects.

(d)Section 2.1(d) of the Disclosure Schedule lists the directors and officers of each of the Acquired Companies as of the date hereof.

2.2Capitalization

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(a)The authorized capital stock of the Company consists of 575,000,000 shares of Company Common Stock and 282,786,792 shares of Company Preferred Stock.  As of the date of this Agreement: (i) 206,822,163 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Common Stock were held by the Company in its treasury; (iii) 119,929,884 shares of Company Common Stock were reserved for issuance under the Company Stock Plan (of which 10,331,147 shares of Company Common Stock were subject to outstanding Company Options granted under the Company Stock Plan, 40,442,648 shares of Company Common Stock were subject to outstanding Company RSUs granted under the Company Stock Plan); (iv) 5,319,160 shares of Company Common Stock and 6,779,352 shares of Company Preferred Stock are issuable under the Company Warrants; (v) 14,076,170 shares of Company Series A Preferred Stock were issued and outstanding; (vi) 13,990,072 shares of Company Series B Preferred Stock were issued and outstanding; (vii) 21,341,853 shares of Company Series C Preferred Stock were issued and outstanding; (viii) 49,969,869 shares of Company Series D Preferred Stock were issued and outstanding; and (ix) 78,654,348 shares of Company Series E Preferred Stock were issued and outstanding.

(b)Section 2.2(b) of the Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of the Company Capital Stock, Company Options, Company Warrants and Company RSUs in the Acquired Companies, including, but not limited to the following:  (i) each record holder of each class or series of Company Capital Stock, the number of shares of the Company Capital Stock held by each holder as of the date hereof, and the number of shares or other securities into which such Company Capital Stock is convertible; (ii) each Optionholder, and each Company Option, including the exercise price, date of grant, number of shares and class of Company Capital Stock subject to each Company Option and whether vesting is accelerated as a result of the Transactions; (iii) each RSU Holder, and each Company RSU, including the date of grant, and number of shares and class of Company Capital Stock subject to each Company RSU, and whether vesting is accelerated as a result of the Transactions; and (iv) each Warrantholder, and each Company Warrant, including the exercise price, date of grant, whether the Company Warrant is terminated or exercisable as a result of the Transaction, and number of shares and class and series of Company Capital Stock subject to each such Company Warrant. There are no accrued or unpaid dividends with respect to any issued and outstanding shares of Company Capital Stock that will not be satisfied by the payment of the Merger Consideration hereunder.  The allocation of the Merger Consideration among the Equityholders in the manner contemplated by the Capitalization Spreadsheet and this Agreement is in all respects consistent with, and determined in accordance with, the applicable provisions of the Company Organizational Documents, the Company Stock Plan, and any applicable Contract binding upon the Company and the Equityholders thereto.  The Board and the Chief Executive Officer of the Company have duly approved all bonus payments to be made under the Management Carve-Out Plan in accordance with the terms of the Management Carve-Out Plan.

(c)All shares of Company Capital Stock have been duly authorized.  All issued and outstanding shares of Company Capital Stock:  (i) are, and all shares of Company Capital Stock that may be issued pursuant to the exercise of Company Options and Company Warrants, the settlement of Company RSUs, and/or the conversion of outstanding shares of any class or series of Company Preferred Stock will be, when issued in accordance with the respective terms thereof, validly issued, fully paid and nonassessable; (ii) are not subject to any right of rescission; and (iii) were at the time of issuance and are not now subject to preemptive rights or similar rights by statute or pursuant to the Company Organizational Documents, or any Contract to which any Acquired Company is a party or by which any Acquired Company is bound and have been offered, issued, sold and delivered by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal, state and foreign securities laws and are free and clear of all Liens.  The Company is not under any obligation to register under the Securities Act any of its presently outstanding securities.  The rights, preferences and privileges of the Company Preferred Stock are as set forth in the Company Organizational Documents as of the date hereof.  Except as provided for herein, there are no voting trusts or other agreements or understandings with respect to the voting, sale, transfer or registration under the Securities Act of the Company Capital Stock.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.  True, correct and complete copies of all form agreements and instruments (and any amendments thereto, if applicable) relating to or issued under the Company Stock Plan and Company Warrants have been made available to Parent, there are no agreements to materially amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent (except to the extent required to conform to the terms of this Agreement), and all equity grants under the Company Stock Plan and Company Warrants have been made pursuant to agreements and instruments that do not materially deviate from such form agreements and instruments.  None of the Acquired Companies has any authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or convertible note into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the Equityholders of the Company or otherwise in respect of the Transactions except, in each case, as set forth in Section 2.2(c) of the Disclosure Schedule.

(d)Except:  (i) as set forth in Section 2.2(a) or Section 2.2(b) (including securities issued or issuable upon conversion or exercise of securities described in Section 2.2(b)); or (ii) as otherwise expressly permitted by Section 4.1, as of the date hereof there are not, and as of the Effective Time there will not be, any shares of Company Capital Stock, voting securities or equity interests of the Company issued and outstanding, or any subscriptions, options, warrants, calls, convertible or exchangeable securities or notes, rights (including preemptive rights and rights of first refusal), arrangements, commitments or agreements of any character, whether written or oral, relating to the Company Capital Stock, voting securities or equity interests of any Acquired Company to which any Acquired Company is a party, or otherwise providing for the issuance of any shares of Company Capital Stock, voting securities or other equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Capital Stock.

(e)Except as set forth in Section 2.2(e) of the Disclosure Schedule, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company (except for repurchases by the Company in the ordinary course of business in connection with a termination of service) or make an investment (in the form of a loan, capital contribution or otherwise) in any Person.  There are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock.  Immediately following the Effective Time, (i) Parent will be the sole record and beneficial holder of all issued and outstanding shares of Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding, and (ii) there will be no outstanding options, warrants or other rights to purchase or otherwise acquire shares of Company Capital Stock.

2.3Authority; Noncontravention; Voting Requirements

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(a)The Company has all necessary corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and the other Transaction Agreements to which it is a party.  The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by it of the Transactions, have been duly authorized and validly approved by its Board and by the Special Committee, and no other approval or action on the part of the Company or the Stockholders is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by it of the Transactions, subject only to the obtainment of the Company Stockholder Approval, which shall be satisfied upon delivery of the Written Consent, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. The Special Committee consists solely of a disinterested member of the Board (within the meaning of Section 144 of the DGCL). This Agreement has been, and each of the other Transaction Agreements to which the Company is a party will be, at or prior to Closing, duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto and thereto, constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, except that such enforceability:  (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Law of general application affecting or relating to the enforcement of creditors’ rights generally; and (ii) is subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Bankruptcy and Equity Exception”).

(b)The affirmative vote (in person or by proxy) or written consent of:  (i) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting together as a single voting class on an as-converted to Company Common Stock basis); (ii) the holders of a majority of the outstanding shares of Company Preferred Stock (voting together as a single voting class on an as-converted to Company Common Stock basis); (iii) the holders of a majority of the outstanding shares of Company Series D Preferred Stock (voting as a separate class); (iv) the holders of a majority of the outstanding shares of Company Series E Preferred Stock (voting as a separate class); and (v) the holders of a majority of the outstanding shares of Company Common Stock (voting as a separate class) are the only votes of the holders of Company Capital Stock necessary to adopt and approve this Agreement and the Merger (including under the DGCL, the CCC and the Company Organizational Documents or any other Contract, as applicable, each as in effect at the time of such adoption and approval), or otherwise authorize or approve any of the Transactions, including the Charter Amendment, or any other Transaction Agreements to which the Company is a party (collectively, the “Company Stockholder Approval”). Upon receipt of the Company Stockholder Approval and the Company giving notice of exercise of its rights set forth in Section 3 of the Drag-Along Agreement, the Company shall have satisfied all of the conditions precedent to and requirements for the exercise of the Drag-Along Rights in accordance with their terms against the Voting Parties (as defined in the Drag-Along Agreement) party thereto.

(c)Neither the execution and delivery of this Agreement and the other Transaction Agreements by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof or thereof, will:  (i) conflict with or violate any provision of the Company Organizational Documents (after giving effect to the Charter Amendment); or (ii) assuming that the authorizations, consents and approvals referred to in Section 2.4 are obtained and the filings referred to in Section 2.4 are made, (x) violate any Applicable Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) except as set forth in Section 2.3(c) of the Disclosure Schedule, violate, conflict with, result in the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, trigger any payments pursuant to, result in the termination of or a right of termination, modification, or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than a Permitted Lien) upon any of the material properties or assets of, the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any Material Contract or material Permit, to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or affected, except, in the case of clause (y), for such conflicts, violations or defaults as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole.

2.4Consents and Approvals

.  Except for:  (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL; and (ii) filings required under, and compliance with other applicable requirements of, the HSR Act and other Antitrust Laws as specified on Section 2.4 of the Disclosure Schedule, no material consents, waivers, authorizations, Orders or Permits, or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions.

2.5Financial Statements; Undisclosed Liabilities

.

(a)Section 2.5(a) of the Disclosure Schedule sets forth the following financial statements of the Company and its Subsidiaries (collectively, the “Financial Statements”):  (i) audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2015 and the related audited consolidated statements of operations, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2015; (ii) audited consolidated balance sheets for the Company and its Subsidiaries as of December 31, 2016 and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the fiscal year ended December 31, 2016; and (iii) unaudited consolidated balance sheet for the Company and its Subsidiaries as of September 30, 2017 (such date, the “Company Balance Sheet Date” and such balance sheet, the “Company Balance Sheet”) and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows for the nine (9) months then ended.

(b)The Financial Statements:  (i) have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as otherwise expressly indicated therein, of which such exceptions are not individually or in the aggregate material); (ii) present fairly, in all material respects, the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries as of such dates and the results of operations of the Company for such periods (subject, in the case of unaudited financial statements, to normal year-end adjustments (which will not be material) and lack of footnotes); and (iii) have been derived in all material respects from and are in agreement in all material respects with the books and accounting records of the Acquired Companies and represent only actual, bona fide transactions.  The Acquired Companies maintain accurate books and records reflecting their assets and liabilities and maintain internal accounting controls that provide reasonable assurance that (A) the transactions are executed with management’s authorization, (B) transactions are recorded as necessary to permit preparation of their financial statements and to maintain accountability for their assets, (C) access to their assets is permitted only in accordance with management’s authorization and (D) the reporting of their assets is compared with existing assets at regular intervals.

(c)None of the Acquired Companies has any Liabilities, except (i) as specifically reflected in or reserved against in the Company Balance Sheet; (ii) Transaction Expenses incurred in connection with the preparation, execution, delivery and performance of this Agreement and the other Transaction Agreements to which any Acquired Company is a party; (iii) as incurred in the ordinary course of business after the Company Balance Sheet Date (and which do not involve breaches of Contract, torts or violations of any Applicable Laws); (iv) for executory obligations under Contracts in place as of the date hereof; (v) for Liabilities disclosed in Section 2.5(c) of the Disclosure Schedule and (vi) for such Liabilities as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole.

(d)There are no “off-balance sheet arrangements” (within the meaning of Item 303 of Regulation S-K promulgated by the SEC) with respect to the Company or any of its Subsidiaries.  None of the Acquired Companies are a party to, or has any commitment to become a party to, any hedging, derivatives or similar Contracts.

(e)All accounts receivable of the Acquired Companies (including all accounts receivable reflected in the Company Balance Sheet and all accounts receivable that have arisen since the date of the Company Balance Sheet (except such accounts receivable as have been collected since such dates)) are valid and enforceable claims and were earned by performance of actual, bona fide transactions in the ordinary course of business consistent with past practices of the Acquired Companies.  The allowance for doubtful accounts, if any, set forth on the Company Balance Sheet was determined in accordance with GAAP consistent with past practices.  All accounts payable of the Acquired Companies arose in the ordinary course of business consistent with past practices and represent only actual, bona fide transactions.  Since the Company Balance Sheet Date, all current assets and current liabilities have been managed by the Acquired Companies in the ordinary course of business consistent with past practices (including the collection of accounts receivable and payment of accounts payable and other liabilities).

(f)None of the Acquired Companies has any Liabilities for Indebtedness other than as set forth on Section 2.5(f) of the Disclosure Schedule (which such section includes, for each item of Indebtedness, the amount outstanding and the name of the applicable lender or creditor), and true, correct and complete copies of all instruments and documents, if any, evidencing, creating, securing or otherwise relating to such Indebtedness have been made available to Parent.  No Acquired Company has guaranteed any Indebtedness, lease or other Liabilities of any other Person.

2.6Absence of Certain Changes or Events

.  Between the Company Balance Sheet Date and the date of this Agreement, (i) neither the Company nor any of its Subsidiaries has taken any action described in Section 4.1(b) that if taken after the date hereof and prior to the Effective Time without the prior written consent of Parent would violate such provision; (ii) the business of the Acquired Companies has been conducted in all material respects in the ordinary course of business (other than with respect to the negotiation, execution and delivery of this Agreement and the other Transaction Agreements); and (iii) a Material Adverse Effect has not occurred.

2.7Legal Proceedings and Governmental Orders

.  Except as set forth in Section 2.7 of the Disclosure Schedule, as of the date hereof, and at any time since January 1, 2015; (a) there is and has been no, pending or, to the Knowledge of the Company, threatened in writing, legal, administrative, arbitral or other proceeding, mediation, suit, claim or action (of any kind or nature) against, or governmental or regulatory investigation, audit or inquiry (collectively, “Legal Proceedings”) of, the Company or any of its Subsidiaries, any of the assets or properties of any Acquired Company, or any of the directors and officers of any Acquired Company in their capacity as directors or officers of such Acquired Company; (b) no

Acquired Company has received any written communication or, to the Knowledge of the Company, oral communication that any Legal Proceeding by any Governmental Authority with respect to any Acquired Company is pending or threatened; and (c) there is and has been no Order by or before any Governmental Authority imposed (or, to the Knowledge of the Company, threatened in writing to be imposed) upon the Company or any of its Subsidiaries or their respective assets or properties.

2.8Compliance with Laws; Permits

.

(a)(i) Except as set forth in Section 2.8(a)(i) of the Disclosure Schedule, the Acquired Companies are, and since January 1, 2013 have been, in compliance in all material respects with all Applicable Law in respect of the Acquired Companies and any of their respective properties or other assets or any of their respective business or operations.  (ii) From January 1, 2015 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received written (or, to the Knowledge of the Company, oral) notice to the effect that a Governmental Authority, qui tam relator or other third Person claimed or alleged that the Company or such Subsidiary was not in compliance with any Applicable Law.  (iii) The Acquired Companies currently have all material Permits that are required for the operation of their respective businesses as presently conducted.  All such Permits are in full force and effect, and each Acquired Company is in compliance with the terms and requirements of each such Permit.  Neither the Company nor any of its Subsidiaries is in default or violation of any term, condition or provision of any material Permit to which it is a party (and, to the Knowledge of the Company, no event has occurred that, with notice or the lapse of time or both, would constitute such a default or violation or permit revocation thereof or would result in any other material impairment of the rights of the holder thereof).

(b)Except as set forth in Section 2.8(b) of the Disclosure Schedule, since January 1, 2011, the Acquired Companies and each director, officer, and Employee of the Acquired Companies and, to the Knowledge of the Company, any Equityholder of 5% or more of the outstanding Company Capital Stock, have been in material compliance with the requirements of all applicable Healthcare Laws.  The Acquired Companies have implemented written policies, procedures and/or programs designed to assure that such Acquired Company and its respective members, managers, any Equityholder of 5% or more of the outstanding Company Capital Stock, directors, officers, Employees, agents and personnel are in material compliance with applicable Healthcare Laws.  None of the Acquired Companies are subject to any self-referral law, including the Federal Ethics in Patient Referrals Act, 42 U.S.C. §1395nn (known as the “Stark Law”) or any state self-referral law.  None of the Acquired Companies, are, or have been since January 1, 2015, the subject of any pending, or, to the Knowledge of the Company, threatened Legal Proceeding by the Food and Drug Administration (the “FDA”) or any other Governmental Authority, including investigations or actions under the FDA’s Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.  None of the Acquired Companies, any Employee, agent, any Equityholder of 5% or more of the outstanding Company Capital Stock or contractor of any Acquired Company, (i) has been, or has used the services of, or made available to its customers the services of, any Person debarred under the provisions of 21 U.S.C. §§ 335a(a) or (b), or excluded from participation in any Government Health Care Program under 42 U.S.C. § 1320a-7; and (ii) has been convicted of any crime for which debarment is mandated or authorized under 21 U.S.C. §§ 335a(a) or (b) or exclusion is permitted under 42 U.S.C. § 1320a-7.  No debarment or exclusion proceedings are pending or, to the Knowledge of the Company, threatened against any representative of an Acquired Company.  None of the Acquired Companies are a party to a corporate integrity agreement or has any reporting obligations pursuant to a settlement agreement, consent decree or plan of correction or other remedial measure entered into with any Governmental Authority.

(c)None of the Acquired Companies participate in, are authorized to bill, or have directly claimed or received reimbursement from any Government Health Care Program or from any other third party payor program.  None of the Acquired Companies employ or contract with any physicians or other healthcare professionals to provide professional healthcare services requiring a license or accreditation under any Healthcare Law.

(d)None of the Acquired Companies design, develop, manufacture, market, or distribute any products that are devices, as defined by 21 U.S.C. § 321(h), or that are otherwise regulated by the U.S. Food and Drug Administration under the Federal Food, Drug and Cosmetic Act.

(e)The Company has made available to Parent true, correct and complete copies of all documentation set forth on Section 2.8(e)(i) of the Disclosure Schedule related to the matter referred to in Section 2.8(e)(ii) of the Disclosure Schedule.

2.9Disclosure Controls

.  The Company has provided to Parent a true and correct copy of any disclosure (or, if unwritten, a summary thereof) by any representative of the Company to the Company’s independent auditors relating to any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Acquired Companies to record, process, summarize and report financial data and any material weaknesses in internal controls.  No fraud, whether or not material, involving management or other Employees who have a significant role in the internal control over financial reporting of the Acquired Companies has been committed.

2.10Taxes

.

(a)The Company and each of its Subsidiaries have filed on a timely basis (taking into account all extensions of time to file that have been granted) all Tax Returns required to have been filed by the Company or any of its Subsidiaries.  All such Tax Returns were accurate and complete in all material respects and were prepared in compliance with all Applicable Law.  All Taxes (whether or not shown on any Tax Return) for which the Company or any of its Subsidiaries may be liable have been timely paid.  None of the Acquired Companies is the beneficiary of any extension of time within which to file any Tax Return that has not yet been filed.  All amounts shown on Tax Returns filed by the Acquired Companies to be due have been paid.  Since the Company Balance Sheet Date, the Acquired Companies have incurred no Liability for Taxes outside the ordinary course of business.  There are no Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due and payable.

(b)Neither the Company nor any of its Subsidiaries has received a written notice of a claim by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  Neither the Company nor any of its Subsidiaries is subject to any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency.

(c)The Company and each of its Subsidiaries have withheld and paid (to the extent they have become due) all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, creditor, stockholder or other third party.

(d)There is no Legal Proceeding, suit, investigation, audit, claim or assessment pending or proposed with respect to Taxes for which any Acquired Company may be liable.  None of the Acquired Companies has received any written notice from a Taxing Authority indicating an intent to open an audit or examination related to Tax matters.  Section 2.10(d) of the Disclosure Schedule sets forth a schedule of the Tax Returns filed by the Acquired Companies with respect to which neither the appropriate Taxing Authority has completed its examination (with all issues finally resolved) nor the period for assessment of the associated Taxes (taking into account all applicable extensions and waivers) has expired.  All deficiencies asserted or assessments made as a result of any examination of Tax Returns required to be filed by the Acquired Companies have been paid in full or otherwise finally resolved.  Correct and complete copies of all income Tax Returns and other material Tax Returns of the Company for its three (3) most recently completed taxable years have been made available to Parent.

(e)Neither the Company nor any of its Subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f)Neither the Company nor any of its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(g)Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax Sharing Agreement, other than (i) Contracts between or among the Acquired Companies and (ii) Contracts entered into with third parties that do not relate primarily to Taxes.  None of the Acquired Companies (A) have been a member of a Company Group (other than a Company Group the common parent of which was the Company); nor (B) have Liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise.

(h)Neither the Company nor any of its Subsidiaries have been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction intended to be described in Section 355 of the Code within the two (2) years preceding the Merger or otherwise as part of the same plan as the Merger.

(i)There are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which any Acquired Company may be liable that could affect the Liability for Taxes for any taxable period ending after the Closing Date of any Acquired Company.  None of the Acquired Companies will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, instalment sale, or the receipt of any prepaid amount, in each case prior to Closing.  None of the Acquired Companies has participated in any “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2).

(j)Nothing in this Section 2.10 or otherwise in this Agreement shall be construed as a representation or warranty with respect to the amount or availability of any net operating loss, capital loss, Tax credits, Tax basis or other similar Tax asset or attribute of the Company generated or arising in or in respect of a taxable period (or portion thereof) ending on or before the Closing Date.

2.11Employee Benefits and Labor Matters

.

(a)Section 2.11(a) of the Disclosure Schedule sets forth a true, correct and complete list of all (other than mandatory government or social security arrangements):  (i) “employee benefit plans” as defined in Section 3(3) of ERISA; (ii) material employee benefit plans, policies, agreements or arrangements providing compensation or benefits of any kind; and (iii) material payroll practices, including employment, consulting or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, fringe benefits, sick leave, vacation, loans, exempt status, salary continuation, group or individual health, dental, medical, life insurance, survivor benefits and educational assistance plans, policies, agreements or arrangements with respect to which the Company or any of its Subsidiaries sponsors, maintains, contributes to or has any obligation or Liability for Employees (collectively, the “Company Plans”).  No Company Plan is subject to Applicable Laws outside of the United States.

(b)True, correct and complete copies of the following documents with respect to each of the Company Plans have been delivered or made available to Parent by the Company to the extent applicable:  (i) any plans and related trust documents, insurance contracts and any other Contract relating to the funding, investment, or administration of such Company Plan, and all material amendments thereto; (ii) the most recent Form 5500s filings and all schedules thereto; (iii) the most recent actuarial valuation report; (iv) the most recent IRS determination or opinion letter; (v) the most recent summary plan descriptions, together with any summary of material modifications thereto; and (vi) the three most recent annual compliance tests under Sections 401(a)(4), 410(b), 415 and 416 of the Code, with respect to any such Company Plan intended to be qualified under Section 401(a) of the Code.

(c)The Company Plans have been established, maintained and administered in all material respects with their terms and in compliance with all applicable provisions of ERISA, the Code and other Applicable Law.  There are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits in the normal course) by or on behalf of any Company Plan or any trust associated with such plan.  There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS or any other Governmental Authority with respect to any Company Plan.

(d)No Company Plan is, and none of the Acquired Companies nor any of their ERISA Affiliates has within the last six (6) years had any obligations with respect to (i) any multiemployer plan within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”), (ii) any “employee pension plan,” as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA or (iii) any multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.  None of the Acquired Companies nor any of their ERISA Affiliates has completely or partially withdrawn from any Multiemployer Plan.

(e)Each Company Plan intended to be qualified under Code Section 401(a) has received a favorable determination letter from the IRS (or a valid application for such letter is pending) or is in the form of a prototype plan that is the subject of a favorable opinion letter from the IRS upon which the adopting employer is entitled to rely and, in either case, to the Knowledge of the Company, nothing has occurred that could adversely affect such plan’s qualified status or result in the imposition of any Liability, penalty or tax under ERISA or the Code.  Neither the Company nor, to the Knowledge of the Company, any other Person, has committed an act or omission with respect to any Company Plan subject to the requirements of Section 401(a) of the Code that would subject any of the Acquired Companies, either directly or by reason of an ERISA Affiliate, to any material Tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or other Applicable Law.

(f)All premiums, contributions and other payments required to have been made under any of the Company Plans or by Applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made. No Company Plan is subject to Title IV of ERISA or Section 412 of the Code.

(g)All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other Applicable Law have been made or taken, except to the extent that such amendments or actions are not required by Applicable Law to be made or taken until a date after the Effective Time.

(h)None of the Company Plans provides post-employment medical or welfare benefits for any participant or any beneficiary of a participant, except as may be required under Part 6 of the Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state law.  None of the Company Plans are “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code).  Each Company Option was originally granted with an exercise price that the Board, based on a reasonable valuation method, determined to be equal to or greater than the fair market value of a share of Company Common Stock on the date of grant.

(i)Except as otherwise set forth on Section 2.11(i) of the Disclosure Schedule, neither the execution and delivery of this Agreement or the other Transaction Agreements nor the consummation of the Transactions (whether alone or in connection with any subsequent event(s)) will result in:  (i) any payment becoming due to any Employee; (ii) the provision of any benefits or other rights to any Employee; (iii) the increase, vesting, acceleration or provision of any payments, benefits or other rights to any Employee, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code; or (iv) require any contributions or payments to fund any obligations under any Company Plan.

(j)Any individual who performs services for the Company or any of its Subsidiaries and who is classified by the Company or such of its Subsidiaries as a consultant, independent contractor, or something other than an Employee is: (i) properly classified under applicable Tax and other Applicable Law; and (ii) not an employee under such Applicable Law.

(k)None of the Employees is represented in his or her capacity as an Employee of the Company or any of its Subsidiaries by any labor organization.  Neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any Employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any Employees.  There are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the Employees pending or, to the Knowledge of the Company, threatened.  There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual.  The Company and each of its Subsidiaries are, and since January 1, 2013 have been, in compliance with all Applicable Law relating to the employment of labor, including all such Applicable Law relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax.  During the last twelve (12) months, there has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries.

2.12Environmental Matters

.  (A) The Acquired Companies are, and have been since January 1, 2012, in compliance in all material respects with all applicable Environmental Law; (B) as of the date hereof, there are no, and since January 1, 2012, there have been no, Legal Proceedings relating to or arising under applicable Environmental Law that is pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries; and (C) to the Knowledge of the Company, as of the date hereof, there are no investigations of the businesses of the Company or any of its Subsidiaries pending or threatened in writing that would reasonably be expected to result in the Company or any of its Subsidiaries incurring any material Liabilities under applicable Environmental Law or concerning treatment of Hazardous Materials.

2.13Material Contracts

.

(a)Section 2.13(a) of the Disclosure Schedule sets forth, as of the date hereof, a complete, true and correct list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or is otherwise bound by (the Contracts and other documents required to be listed in Section 2.13(a) of the Disclosure Schedule, together with those Contracts or other documents required to be listed in Sections 2.5(f), 2.14(b) and 2.19 of the Disclosure Schedule, the “Material Contracts” and, individually, each a “Material Contract”):

(i)Contracts with any Significant Business Partner;

(ii)Contracts where the Company has transferred or has agreed to transfer ownership of any Company-Owned IP Rights to any Person;

(iii)all licenses pursuant to which any Person is authorized to use any Company IP Rights, other than: (A) software licensed to customers in the ordinary course of business under a standard form of Contract made available to Parent; and (B) agreements under a standard form of Contract made available to Parent without material deviation under which the Company retains sole ownership of the Intellectual Property developed by the Company under such agreement;

(iv)other than “shrink wrap” and similar non-exclusive generally available commercial end‑user licenses to software that are generally available on standard commercial terms for an aggregate license fee for all of the Company’s internal users of less than $500,000 annually, provided that such software is not distributed by any Acquired Company and is not incorporated into any product of any Acquired Company, all licenses pursuant to which the Company or a Subsidiary is authorized to use any Third-Party IP Rights;

(v)Contracts with any labor union or other representative of Employees (including any collective bargaining agreement);

(vi)Contracts for the acquisition, sale or lease of properties or assets (by merger, purchase or sale of stock or assets or otherwise) other than for capital equipment in the ordinary course of business;

(vii)loan or credit agreement, mortgage, indenture, note (including convertible notes) or other Contract or instrument evidencing indebtedness for borrowed money (contingent or otherwise) by the Company or any of its Subsidiaries, or any Contract or instrument pursuant to which indebtedness for borrowed money (contingent or otherwise) may be incurred or is guaranteed by the Company or any of its Subsidiaries, or any guarantees by third parties for the benefit of the Company or any of its Subsidiaries;

(viii)mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries other than for capital equipment in the ordinary course of business;

(ix)Contracts (A) containing a covenant expressly limiting in any material respect the freedom of the Company or any of its Subsidiaries (or that would limit in any material respect the freedom of Parent, the Surviving Corporation and their respective Subsidiaries after the Closing) to engage in any business with any Person or in any geographic area or to compete with any Person (including any Contract containing any non-competition or non-solicitation provision (other than non-solicitation of employees)); (B) containing any so-called “most favored nation” provision or any similar provision requiring such Acquired Company to offer a Person any terms, conditions or concessions that are at least as favorable as those offered to one or more other Persons (C) providing for “exclusivity,” preferred treatment or any similar requirement under which any Acquired Company is restricted with respect to sales, purchasing, distribution, licensing, marketing or development; or (D) containing “requirements” provisions or other provisions obligating any Acquired Company to purchase or obtain a minimum or specified amount or volume of any product or service from any Person;

(x)Contracts for the leases or subleases of real property to or by the Company or a Subsidiary, other than leases or subleases that do not involve aggregate payments in excess of $150,000 over the twelve (12)-month period commencing on the date of this Agreement;

(xi)Contracts entered into on or after January 1, 2015 involving any resolution or settlement of any actual or threatened Legal Proceeding with a value greater than $125,000 or which imposes material continuing obligations on any Acquired Company;

(xii)except for Contracts listed on Section 2.11(a) of the Disclosure Schedule, Contracts for the employment, engagement or severance of any Employee or other Person on a full-time, part-time, consulting, independent contractor or other basis involving (A) annual payments in excess of $150,000, (B) payment of any severance, retention, change in control, acceleration or similar payments or cash or other compensation or benefits with a value in excess of $150,000 as a result of the execution of this Agreement or the other Transaction Agreements or the completion of the Transactions (whether or not such bonuses or payments do not become payable until the occurrence of a termination of employment or the occurrence of any other event or circumstance that may occur after the consummation of the Transactions) or (C) restrict the ability of the Company to terminate the employment of any Employee or the consulting agreement, independent contractor agreement or similar agreement of any Person at any time for any lawful reason or for no reason without material Liability (including severance obligations);

(xiii)joint venture Contracts, partnership agreements (to the extent that such agreements include a right of first refusal, right of first negotiation or similar right to purchase equity in another Person), limited liability company agreements or any other similar Contracts (however named); and

(xiv)Contracts for capital expenditures or fixed assets by any Acquired Company requiring the payment in excess of $250,000, individually or in the aggregate, at any time between January 1, 2016 and the date hereof.

(b)The Company has heretofore made available to Parent (or its representatives): (i) true, correct and complete copies of each written Material Contract; and (ii) summaries of each oral Material Contract, together with any and all material amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(c)Each of the Material Contracts is valid, binding and in full force and effect and, assuming due execution and delivery by the other parties thereto, is enforceable in accordance with its terms by the Company or the applicable Subsidiary, subject to the Bankruptcy and Equity Exception.  Neither the Company nor the applicable Subsidiary is, nor at any time since January 1, 2015, has been in default in any material respect under any Material Contract, nor, to the Knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a default in any material respect thereunder by the Company or the applicable Subsidiary.  To the Knowledge of the Company: (i) no other party to any Material Contract is in default in any material respect thereunder; and (ii) no condition exists that with notice or lapse of time or both would constitute a default in any material respect by any such other party thereunder.  As of the date hereof, and since January 1, 2015, none of the Acquired Companies has received written (or, to the Knowledge of the Company, oral) notice, directly or indirectly, from any party to a Material Contract relating to:  (A) any termination or cancellation of any Material Contract, or (B) any past, present or future material breach or material default under any Material Contract, or granted to any third party any material rights, adverse or otherwise, that would constitute a material breach of any Material Contract (it being agreed and understood that any breach or default that gives the other party a right to termination shall be considered a material breach or material default).

2.14Title to Properties

.

(a)The Company and each of its Subsidiaries:  (i) has good and valid title to all tangible assets used (or otherwise purported to be owned) by the Company and its Subsidiaries in the conduct of their business as currently conducted (or acquired after the date hereof), free and clear of all Liens (except Permitted Liens); (ii) is the lessee or sublessee of all leasehold estates and leasehold interests used by the Company and its Subsidiaries in the conduct of their business as currently conducted (or acquired after the date hereof); and (iii) does not own any real property, and has never owned any real property.  All furniture, machinery, equipment, vehicles and other tangible personal property owned or leased by the Company or any of its Subsidiaries is (a) in good operating condition and repair (subject to normal wear and tear and replacement in accordance with the Company’s existing replacement policies), and (b) suitable and adequate for continued use in the manner in which it is presently being used.  The tangible assets of the Company and its Subsidiaries collectively constitute all of the tangible assets used in or necessary to enable the Company and its Subsidiaries to conduct their business in the manner in which such business is currently being conducted.

(b)The real property leased, subleased or licensed by the Company and its Subsidiaries pursuant to the leases described on Section 2.14(b) of the Disclosure Schedule (the “Leased Real Property”) constitutes all of the real property leased by the Company or any of its Subsidiaries.  The Leased Real Property leases are in full force and effect and are valid and binding obligations of the Company and its Subsidiaries and, to the Company’s Knowledge, the other parties thereto, except as the same may be limited by the Bankruptcy and Equity Exceptions.  The Company has made available to Parent complete and accurate copies of each of such leases, as amended to date.  Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any third party, is in default in any material respect under any of such leases.  As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of termination or written notice alleging any material breach of or default under any Leased Real Property lease.

2.15Intellectual Property

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(a)Certain Defined Terms.  As used here, the following terms shall have the meanings indicated below:

(i)“Company IP Rights” means: (A) any and all Intellectual Property used in the conduct of the business of the Acquired Companies; and (B) any and all Company-Owned IP Rights.

(ii)“Company-Owned IP Rights” means any and all Intellectual Property and Technology owned or purported to be owned by any Acquired Company.

(iii)“Company Registered Intellectual Property” means all United States, international and foreign:  (A) patents and patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names; (D) registered copyrights and applications for copyright registration and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority owned or purported to be owned by, registered or filed in the name of, any Acquired Company.

(iv)“Intellectual Property” means any and all industrial and intellectual property rights and all rights associated therewith, throughout the world, including all patents (including utility, utility model, plant and design patents, and certificates of invention) and applications therefor (including additions, provisional, national, regional and international applications) and all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof, all inventions (whether patentable or not), all rights in invention disclosures, improvements, trade secrets, proprietary information, know how, Technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, all copyrights, copyright registrations and applications therefor (including copyrights in computer software, source code, object code, firmware, development tools, files, records, data, schematics and reports), and all other rights corresponding thereto, all rights in databases and data collections, all moral rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing.

(v)“Open Source Materials” means any software or other material distributed as “free software,” “open source software” or under “copyleft” or other similar licensing or distribution terms or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

(vi)“Technology” means all algorithms, APIs, apparatus, databases and data collections, diagrams, inventions, know-how, logos, marks, methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, techniques, URLs, web sites, social media accounts, works of authorship, and other forms of technology (whether or not embodied in any tangible form).

(vii)“Third-Party IP Rights” means any Intellectual Property owned by a third party.

(b)Company Registered Intellectual Property.  Section 2.15(b) of the Disclosure Schedule sets forth a true, correct and complete list of:  (i) all Company Registered Intellectual Property including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made; and (ii) all actions that are required to be taken by any Acquired Company within sixty (60) days of the date hereof with respect to such Company Registered Intellectual Property in order to avoid prejudice to, impairment or abandonment of such Company Registered Intellectual Property.  The Company has taken reasonable actions to maintain, police and protect such Company Registered Intellectual Property.  As of the date hereof, all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the ownership interests of any

Acquired Company therein.  All Company Registered Intellectual Property is subsisting and, to the Knowledge of the Acquired Companies, all Company Registered Intellectual Property is valid and enforceable.

(c)Title; Right to Use.  The Acquired Companies own and have all right, title and interest in and to each item of Company-Owned IP Rights, free and clear of any Liens (other than Permitted Liens), and have valid right to use all other Company IP Rights.

(d)Sufficiency.  The Company IP Rights are sufficient for the conduct of the business of the Acquired Companies as currently conducted.

(e)Non-Infringement of Thirty-Party Intellectual Property Rights.  (i) The operation of the business of the Acquired Companies as such business is currently conducted, does not infringe, misappropriate or otherwise violate, nor since January 1, 2014 has not infringed, misappropriated or otherwise violated any Third-Party IP Rights.  (ii) As of the date hereof, there are no pending, and to the Company’s Knowledge, no threatened Legal Proceedings against any Acquired Company, and since January 1, 2014, none of the Acquired Companies has received any written notice, which involves a claim of infringement or misappropriation of any Third-Party IP Rights.

(f)Non-Infringement By Third Parties.  To the Knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any Company-Owned IP Rights, by any third party.  As of the date hereof, none of the Acquired Companies has instituted any Legal Proceedings for infringement, misappropriation or other violation of any Company-Owned IP Rights.

(g)Founders.  All rights in, to and under all Intellectual Property created by the Company’s founders for or on behalf or in contemplation of the Company (i) prior to the inception of the Company or (ii) prior to their commencement of employment with the Company have been duly and validly assigned to the Company.

(h)Contributors.  Acquired Companies have secured from all Employees who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Company-Owned IP Rights for any Acquired Company, as applicable, (each, an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ Intellectual Property rights in such contribution that any Acquired Company does not already own by operation of law and has obtained the waiver of all non-assignable rights.  No Author has retained any rights, licenses, claims or interest whatsoever with respect to any Company-Owned IP Rights developed by the Author for any Acquired Company.  Without limiting the foregoing, Acquired Companies have obtained written and enforceable proprietary information and invention disclosure and Intellectual Property rights assignments from all current and former Authors in the form made available to Parent.  The Company has provided to Parent copies of all such forms currently and historically used by the Acquired Companies.

(i)Government or University Funding.  No funding, facilities or personnel of any Governmental Authority or any university, college, other educational institution or research center were used, directly or indirectly, in the development of any Company-Owned IP Rights.

(j)No Impact on Company-Owned IP Rights.  Neither the execution and delivery or effectiveness of this Agreement (or any Transaction Agreement), the performance of the Company’s obligations under this Agreement, consummation by the Company of the Transactions (or any Transaction Agreement) will, with or without notice or lapse of time, result in, or give any Person the right or option to declare or cause:  (i) a loss of, Lien on or the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company-Owned IP Right (including any grant, assignment or transfer to any other Person of any license or other right or interest under, to or in); (ii) additional payment obligations by any Acquired Company, nor require the consent of any other Person, in order for any Acquired Company to use or exploit the Company-Owned IP Rights to the same extent as any Acquired Company was permitted before the date hereof; or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Intellectual Property or Technology of Parent or any Affiliate of Parent (other than the Acquired Companies post-Closing).

(k)Confidential Information.  The Acquired Companies have taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information included in the Company IP Rights (“Confidential Information”).  To the Knowledge of the Company, all use and/or disclosure of Confidential Information by or to a third party has been pursuant to the terms of a written Contract between the Company or its Subsidiaries and such third party.

(l)No Harmful Code.  None of the Technology owned (or purported to be owned), developed, used, marketed, distributed, licensed, or sold by any Acquired Company (other than non-customized third-party software licensed to any Acquired Company for internal use on a non-exclusive basis) (collectively, “Company Software”) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software. The Company has not inserted, and has used commercially reasonable efforts to ensure that no Company Software contains, any “virus” or any other code designed or intended to have, or capable of: (x) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (y) damaging or destroying any data or file without the user’s consent.

(m)Source Code.  The Acquired Companies have not disclosed, delivered, licensed or made available to any escrow agent or other Person, agreed to disclose, deliver, license or make available to any escrow agent or other Person, any source code for any of the products of any Acquired Company, except for disclosures to Employees under Contracts that prohibit use or disclosure except in the performance of services to any Acquired Company.

(n)Open Source Materials.  Section 2.15(n) of the Disclosure Schedule lists: (i) all Open Source Materials used by any Acquired Company in any way; (ii) describes the manner in which such Open Source Materials were used; and (iii) the applicable license for each such Open Source Material.  The Acquired Companies are in compliance with the terms and conditions of all licenses for the Open Source Materials used in the business of the Acquired Companies, and have not used such Open Source Materials in such a way that would obligate the Company or its Subsidiaries under the terms of such licenses to distribute, license or make available to any third party the source code of any of the products of any Acquired Company (other than the applicable Open Source Material itself).

(o)Other Restrictions.  None of the Acquired Companies are bound by, and no Company-Owned IP Rights are subject to, any Contract containing any covenant or other provision that in any material way limits or restricts the ability of any Acquired Company to use, exploit, make available, assert or enforce any Company-Owned IP Right or any Company Software anywhere in the world in the manner in which the business is currently being conducted.

2.16Privacy and Data Security

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(a)The Acquired Companies have at all times during the past five (5) years been (i) in material compliance with the applicable provisions of the Privacy Laws, (ii) in material compliance with all contractual requirements including any “business associate” requirements or “subcontractor business associate” requirements that regulate or limit the access, creation, receipt, maintenance, use, disclosure or transmission of “Protected Health Information,” as such term is defined at 45 C.F.R. § 160.103, and of any other Personal Information made available to or collected by any Acquired Company in connection with the operation of its business, (iii) in material compliance with all policies and practices related to Personal Information that any Acquired Company have established or communicated to Persons about whom the Personal Information relates, including all of its privacy and data security policies and notices and the internal rules, policies and procedures established by the Acquired Companies from time to time with respect to privacy, publicity, data protection, collection, security, storage, transfer, use or disclosure of Personal Information (collectively, the “Privacy Policies”), and (iv) in compliance with the Decision and Order of the Federal Trade Commission in  In the Matter of Practice Fusion, Inc., F.T.C. 142-3039 (the foregoing privacy and security requirements collectively referred to as the “Privacy Commitments”).  The Transactions and related data transfers will not violate any of the Privacy Commitments.  During the past five (5) years, the Acquired Companies have adopted written privacy and security compliance policies and procedures and have conducted HIPAA risk assessments in accord with the HIPAA Rules and made available to Parent true, complete and correct copies of such policies, procedures and risk assessments.  The Acquired Companies have obtained all material approvals and licenses necessary to process Personal Information and are processing such Personal Information in accordance with the scope of such approvals and licenses (if any).  No Protected Health Information collected by the Acquired Companies is used by the Acquired Companies for secondary purposes such as data analytics or data aggregation without first being de-identified in accord with 45 C.F.R. § 164.514(b).

(b)None of the Acquired Companies has experienced, or reported to a Governmental Authority or affected individual or covered entity, (i) a “Breach” of “Unsecured Protected Health Information,” as such terms are defined at 45 C.F.R. § 164.402; (ii) a use or disclosure of “Protected Health Information” as such term is defined at 45 C.F.R. § 160.103, in violation of HIPAA, HITECH or the HIPAA Rules; or (iii) a breach, disclosure, reproduction or disclosure of any Personal Information as defined under any Privacy Law or any other applicable federal or state Law of a nature which would obligate any of the Acquired Companies to notify any Person pursuant to the Privacy Commitments.  For purposes of this Section 2.16(b) “breach” means the acquisition, access, use or disclosure of Personal Information in an unauthorized manner or in violation of HIPAA, HITECH, the HIPAA Rules or state data breach laws.

(c)Each Acquired Company in the conduct of its business materially complies with, the confidentiality of substance abuse provisions of the Public Health Service Act (42 U.S.C. § 201 et seq.) including 42 U.S.C. §§ 290dd-3, 290ee-3, 42 C.F.R. Part 2 and any other regulations promulgated thereunder and all counterpart state laws, and the “meaningful use” of electronic health records requirements under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, including but not limited to 42 C.F.R. Part 495, and any other applicable regulations promulgated thereunder.

(d)The Acquired Companies have taken commercially reasonable measures (including but not limited to, implementing and monitoring compliance with adequate measures with respect to technical and physical security), to ensure that Personal Information is protected against loss and against unauthorized access, use, modification, disclosure, or other misuse.  Except as set forth in Section 2.16(c) of the Disclosure Schedule, none of the Acquired Companies has experienced any incident in which any Personal Information was or may have been stolen or subject to any unauthorized access, use, modification, disclosure or other misuse that would trigger a requirement to notify data subjects or any Governmental Authority, or that otherwise has resulted in, or would reasonably be expected to result in, any material Liability of any Acquired Company.  The Acquired Companies endeavor to have in place commercially reasonable disaster recovery and security plans, procedures and facilities.  Such disaster recovery and security plans, procedures and facilities meet in all material respects all representations made to, and obligations with, all customers required to be in effect as of the date hereof, and the Acquired Companies are in compliance therewith in all material respects.

(e)No investigations or Legal Proceedings exist or are pending or, to the Knowledge of the Company, threatened, and, to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such investigations or Legal Proceedings, against any Acquired Company by any Governmental Authority or other Person (x) regarding any Acquired Company’s collection, use or disclosure of Personally Identifiable Information or Protected Health Information or (y) alleging a violation of such Person’s, or any other Person’s, privacy, security, publicity, personal or confidentiality rights under Applicable Laws, noncompliance with the Privacy Commitments, or a violation of the Privacy Policies or Privacy Laws.  None of the Acquired Companies has received any written notice or complaint of violation of any Privacy Commitment or Privacy Laws from any Governmental Authority or other Person, including but not limited to the Office for Civil Rights of the U.S. Department of Health and Human Services (“HHS”), the HHS Office of Inspector General, the U.S. Department of Justice or any State Attorneys General.

(f)With respect to all of the information technology and computer systems (including information technology and telecommunication hardware, communications networks and data centers) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, used by any Acquired Company: (i) there have been no material successful unauthorized intrusions or breaches of the security thereof, (ii) there has not been any material malfunction, unplanned downtime, or service interruption thereof that has not been remedied or replaced in all material respects, (iii) the Acquired Companies each have implemented commercially reasonable measures to protect the confidentiality, integrity and security of its servers, systems, sites, circuits, networks and other computer and telecommunications assets and equipment (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, in conformance with applicable industry practices, including without limitation security patches or security upgrades that are generally available therefor, and (iv) to the Knowledge of the Company, no third party providing technology services to any Acquired Company has failed to meet any service obligations.  Each Acquired Company has implemented reasonable backup and recovery technology processes consistent with industry standard practices.

2.17Significant Business Partners; Providers.

(a)  Section 2.17(a) of the Disclosure Schedule sets forth a list of the Significant Business Partners as of the date hereof.  Except as set forth on Section 2.17(a) of the Disclosure Schedule, since September 30, 2016, none of the Significant Business Partners (i) has canceled, suspended or otherwise terminated (or has provided written notice that it intends to cancel, suspend or otherwise terminate) its entire business relationship with an Acquired Company or (ii) has provided written notice to any Acquired Company that it intends to materially reduce its entire business relationship with such Acquired Company (other than reductions in the ordinary course of business consistent with past practice).  No Acquired Company has been informed (whether orally or in writing) by any Significant Business Partner that, as a result of the consummation of the Merger and the other Transactions, such Significant Business Partner will cancel, suspend or terminate its relationship with the applicable Acquired Company, materially reduce its business with such Acquired Company, or adversely change the terms upon which it pays for products or services from such Acquired Company.

(b) The information contained in Folder 1.2 of the Data Room listing the provider clients of the Acquired Companies is true, correct and complete in all material respects as of the date hereof.

2.18Insurance

.  Section 2.18 of the Disclosure Schedule sets forth a correct and complete list of all insurance policies maintained by the Company or its Subsidiaries (the “Policies”) as of the date hereof, containing the name of the insurer, policy numbers, nature of coverage, coverage amount, deductible amount, premium amount and expiration date for each Policy and the loss experience for the most recent three (3) years with respect to each type of coverage.  The Policies are in full force and effect, and all premiums with respect thereto covering all periods up to the date hereof have been paid.  True, correct and complete copies of the Policies have been made available to Parent (together with all amendments and riders to such Policies).  The Company is not in material breach or default, and the Company has not taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or material modification, of any of the Policies.  The Company has not received any notice or other communication with respect to any actual or possible (a) cancellation or invalidation of any of the Policies, (b) refusal of coverage, or rejection of any covered claim, under any of the Policies, or (c) material adjustment in the premiums payable with respect to any of the Policies.  All of the Policies or comparable insurance policies will be kept in full force and effect through the Closing Date.

2.19Related Party/Affiliate Transactions

.  (a) There are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand, other than Contracts with respect to compensation for services rendered by such officer, director or employee in the ordinary course of employment or as otherwise provided for pursuant to an employee welfare benefit plan, program or policy; (b) no Related Party provides, or causes to be provided, any goods or services to the Company or any of its Subsidiaries, other than employment, independent contractor or consultant services, and director services; (c) neither the Company nor any of its Subsidiaries provides or causes to be provided goods or services to any Related Party, other than goods or services of a type available to Employees and directors of the Company or such Subsidiary generally or goods and services provided on an arms-length basis; (d) no Related Party has any direct or indirect interest in any asset used in or otherwise relating to the business of the Acquired Companies; and (e) no Related Party owes any money to, or guarantees any Indebtedness or other Liabilities of, any Acquired Company, and no Related Party is owed any money from, or has any Indebtedness or other Liabilities guaranteed by, any Acquired Company (other than amounts owed for compensation or reimbursement for employment, independent contractor or consultant services, and director services).  To the Knowledge of the Company, there are no Contracts with regard to contribution or indemnification between or among any of the Stockholders.  “Related Party” means:  (i) any current or former director or officer of any Acquired Company; (ii) any Stockholder who holds more than five percent (5%) of the outstanding Company Capital Stock; and (iii) any relative, spouse or Affiliate of any of the foregoing Persons; provided that none of the Stockholders shall be considered Affiliates of any portfolio company in which such Stockholder or any of their investment fund Affiliates have made a debt or equity investment (and vice versa).

2.20State Takeover Statutes

.  The restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL and any other “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under the laws of the State of Delaware or the State of California (if any) are inapplicable to the Merger or any of the other Transactions.

2.21Brokers and Other Advisors

.  Except as set forth on Section 2.21 of the Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries or any of its Affiliates.

2.22No Other Representations and Warranties

.  Except for the representations and warranties contained in Article III, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company with respect to Parent or Merger Sub.  Notwithstanding the foregoing or anything to the contrary herein, (a) nothing in this Section 2.22 shall in any way limit any of the representations or warranties set forth in Article III and (b) the provisions in this Section 2.22 shall not, and shall not be deemed or construed to, waive or release any claims for fraud.

Article III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

3.1Organization, Standing and Corporate Power

.  Parent is a limited liability company organized under the laws of the State of North Carolina.  Merger Sub is a corporation incorporated under the laws of the State of Delaware.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under Applicable Law of the jurisdiction in which it is organized and has all requisite corporate or limited liability company power and authority to own, lease and operate properties and carry on its business.

3.2Authority; Noncontravention

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(a)Each of Parent and Merger Sub has all necessary corporate or limited liability company power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party.  The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors (and immediately following the execution and delivery of this Agreement will be adopted by Parent as the sole stockholder of Merger Sub) and no other corporate or limited liability company action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party and the consummation by them of the Transactions.  This Agreement and the other Transaction Agreements to which Parent or Merger Sub is a party have been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company and the other parties thereto, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)Neither the execution and delivery of this Agreement or the other Transaction Agreements to which it is a party by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof or thereof, will:  (i) conflict with or violate any provision of the certificate of incorporation or certificate of formation (as applicable) or bylaws or limited liability company agreement (as applicable) or other comparable organizational documents of Parent or Merger Sub; or (ii) assuming that the consents and approvals referred to in Section 3.3 are obtained and the filings referred to in Section 3.3 are made:  (x) violate any Applicable Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective parents, properties or assets; or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than a Permitted Lien) upon any of the respective material properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any material Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

3.3Governmental Approvals

.  Except for:  (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL; and (b) filings required under, and compliance with other applicable requirements of, the HSR Act and other Antitrust Laws as specified on Section 2.4 of the Disclosure Schedule, no material consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent to perform its obligations hereunder, or prevent or materially impede the consummation of the Transactions.

3.4Ownership and Operations of Merger Sub

.  Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.  Except for obligations incurred in connection with its incorporation or the negotiation and consummation of this Agreement and the Transactions and the performance of its obligations hereunder or under any other Transaction Agreements, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

3.5Availability of Funds

.  Parent at the Closing will have available to it sufficient funds to pay the Merger Consideration when due and to consummate the Transactions and such funds are not subject to any financing contingencies.

3.6Legal Proceedings

.  As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened in writing, Legal Proceeding of, Parent or any of its Subsidiaries, nor is there any Order by or before any Governmental Authority imposed (or, to the Knowledge of Parent, threatened in writing to be imposed) upon Parent or any of its Subsidiaries or their respective assets, by or before any Governmental Authority that, in each case, would reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

3.7Brokers and Other Advisors

.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates.

3.8No Other Representations and Warranties

.  Except for the representations and warranties contained in Article II, Parent and Merger Sub acknowledge and agree that none of the Company or any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent and Merger Sub with respect to the Company.  Notwithstanding the foregoing or anything to the contrary herein, (a) nothing in this Section 3.8 shall in any way limit any of the representations or warranties set forth in Article II and (b) the provisions of this Section 3.8 shall not, and shall not be deemed or construed to, waive or release any claims for fraud.

Article IV

ADDITIONAL COVENANTS AND AGREEMENTS

4.1Conduct of Business

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(a)Except:  (i) as permitted by this Agreement; (ii) with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed); (iii) as set forth on Section 4.1(b) of the Disclosure Schedule; or (iv) during the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to:  (A) conduct its business in the ordinary course consistent with past practice; (B) use reasonable best efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with the Acquired Companies (including by using reasonable best efforts to preserve its assets and Technology and relationships with its customers and suppliers), and retain the services of its present executive officers; and (C) maintain in full force and effect substantially the same levels of coverage of insurance with respect to the assets operations and activities of the Acquired Companies as are in effect as of the date of this Agreement.

(b)Without limiting the generality of the foregoing, except:  (x) as set forth on Section 4.1(b) of the Disclosure Schedule; (y) as expressly required by this Agreement or (z) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, neither the Company nor any of its Subsidiaries shall:

(i)other than with respect to the Committed Equity Awards, issue, sell, grant, dispose of, pledge or otherwise encumber any shares of Company Capital Stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of Company Capital Stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or other equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests; provided that the Company may issue shares of Company Common Stock upon the conversion of the Company Preferred Stock, and shares of Company Common Stock or Company Preferred Stock upon the exercise of Company Options or Company Warrants, as applicable, that are outstanding on the date of this Agreement and in accordance with the terms thereof;

(ii)(A) redeem, purchase or otherwise acquire any of its outstanding shares of Company Capital Stock, voting securities or other equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of Company Capital Stock, voting securities or other equity interests; (B) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plan or any agreement evidencing any outstanding Company Option, Company RSU or other right to acquire Company Capital Stock, or any stock option agreement, restricted stock purchase agreement or any similar or related Contract, except for any amendment required to effect the treatment of Company Options and Company RSUs as set forth in Section 1.2(a)(ix); or (C) form any Subsidiary of the Company;

(iii)declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of Company Capital Stock or otherwise make any payments to the Stockholders in their capacity as such;

(iv)split, combine, subdivide or reclassify any shares of Company Capital Stock;

(v)incur or assume any Indebtedness for borrowed money or guarantee any Indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries;

(vi)sell, transfer, pledge, lease, mortgage, license, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction), other than Permitted Liens, or enter into any agreement to sell, assign, transfer, lease, license or otherwise dispose of, any properties or tangible assets of any Acquired Company or any Company IP Rights having a value, in any individual case, in excess of $150,000 to any Person, except:  (A) in the ordinary course of business consistent with past practice; (B) pursuant to Contracts in effect on the date of this Agreement or pursuant to Contracts that are set forth on Section 4.1(b)(vi) of the Disclosure Schedule; or (C) dispositions of assets or properties that are obsolete or that have a de minimis value;

(vii)make any capital expenditure (including capitalized software costs) in excess of $250,000 individually, or $500,000 in the aggregate;

(viii)directly or indirectly acquire: (A) by merging, consolidating or other combination with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest in any Person, or (B) any tangible assets that have a purchase price in excess of $250,000 individually or $450,000 in the aggregate;

(ix)make any loan or advance to, or investment in, any Person (other than: (A) advances not in excess of $100,000 to the Company’s Employees in the ordinary course of business consistent with past practice; or (B) loans or advances to or investments in a Subsidiary of the Company);

(x)enter into, terminate (other than automatic termination in accordance with the terms thereof), renew, cancel, release, waive or amend in any material respect any Contract that constitutes or would, upon entry by the Company thereto, constitute a Material Contract, other than entering into, amending or renewing Contracts in the ordinary course of business consistent with past practices;

(xi)(A) hire or engage any Employees (other than any Employee with compensation, including annual base salary and maximum bonus opportunity, of less than $150,000 per annum in the ordinary course of business consistent with past practice); (B) increase the compensation or benefits to any Employees (other than increases in annual base salaries and incentive compensation opportunities for Employees with annual compensation of less than $150,000 per annum at times and in amounts in the ordinary course of business and consistent with past practice); (C) grant any bonus, benefit or other direct or indirect compensation to any Employees (other than for Employees with annual compensation of less than $150,000 per annum at times and in amounts in the ordinary course of business and consistent with past practice); (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, change in control, retention, vacation pay, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other Employee benefit plan or arrangement made to, for or with any Employees or otherwise modify or amend or terminate any such plan or arrangement; (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which any Acquired Company is a party or enter into any agreement involving an Employee (other than offer letters that do not otherwise provide for severance, retention or change in control payments or benefits); (F) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Plan (or a plan or arrangement that would be a Company Plan if in existence as of the date hereof), (G) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any Employees; or (H) terminate the employment of any individual in a position of vice president or above (or equivalent thereof) or any individual with annual compensation of greater than

$150,000 per annum, other than due to such individual’s death, disability or for cause or non-performance of material duties (each, as determined by the Company, in its reasonable discretion in the ordinary course of business consistent with past practice);

(xii)prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), settle any claim or dispute relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, or request any ruling or similar guidance with respect to Taxes;

(xiii)make any change to the Company’s fiscal year or any changes in any method of financial, tax or accounting methods, policies, principles or practices or procedures used by any Acquired Company, other than such changes as may be required by a change in GAAP or Applicable Law;

(xiv)amend or modify the Company Organizational Documents or equivalent organizational or governing documents of any Acquired Company, other than the Charter Amendment;

(xv)adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than the Transaction Agreements);

(xvi)settle, compromise or initiate any Legal Proceeding (other than in connection with the enforcement of the Company’s rights under this Agreement or routine workers’ compensation matters that do not involve or impose any Liability on the Acquired Companies other than payments less than $125,000 for any individual Legal Proceeding);

(xvii)enter into any transaction, agreement or arrangement with any Related Party;

(xviii)implement any Employee layoffs that could implicate the WARN Act;

(xix)abandon or permit to lapse any rights to use any of any Intellectual Property or disclose to any Person other than representatives of Parent (A) any trade secret or (B) other intangible Intellectual Property not theretofore a matter of public knowledge, other than, in the case of clause (B), pursuant to a legally binding and enforceable non-disclosure agreement;

(xx)enter into Contract for the purchase or lease of real property or any option to extend a lease with respect to any Leased Real Property;

(xxi)fail to manage its working capital in the ordinary course of business consistent with past practices (including (A) deferring, delaying or postponing the payment of accounts payable or other Liabilities or obligations other than in the ordinary course of business consistent with past practices, (B) accelerating the collection of accounts receivable other than in the ordinary course of business consistent with past practices, or (C) failing to manage or purchase inventory in the ordinary course of business consistent with past practices); or

(xxii)agree, in writing or otherwise, to take, or cause to be taken, any of the foregoing actions.

(c)Nothing contained herein shall give to Parent, directly or indirectly, rights to control or direct the business operations of the Company or any of its Subsidiaries prior to the Effective Time.

4.2Company Stockholder Approval; 280G Approval

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(a)The Company shall prepare and promptly (but in no event later than seven (7) Business Days after obtainment of the Company Stockholder Approval) mail to the Stockholders a document (the “Information Statement”), which shall, among other things, include:  (i) a statement to the effect that the Board had unanimously recommended that the Stockholders vote in favor of the adoption of this Agreement and the approval of the principal terms of the Merger; (ii) a statement that appraisal rights may be available (and notice of appraisal rights under Section 262 of the DGCL) to the Stockholders in accordance with the DGCL or CCC, as applicable; (iii) a form of consent pursuant to which any Stockholder that did not previously deliver a Written Consent may waive their appraisal rights; and (iv) such other information as Parent and the Company may agree is required or advisable under the DGCL or the CCC, as applicable, to be included therein.  The information supplied by the Company for inclusion in the Information Statement will not, as of the date of the Information Statement: (A) contain any statement that is inaccurate or misleading with respect to any material fact; or (B) omit to state any material fact necessary in order to make such information (in the light of circumstances under which it is provided) not false or misleading.  The Information Statement shall comply with all Applicable Laws.

(b)Immediately following the execution and delivery of this Agreement, the Company shall duly take all lawful action to obtain the Company Stockholder Approval pursuant to the Written Consent.  The materials submitted to the Stockholders in connection with the Written Consent shall include the unanimous recommendation of the Board that the Stockholders vote their shares of Company Capital Stock in favor of the adoption of this Agreement.  Promptly following receipt of the Written Consent evidencing the Company Stockholder Approval, the Company shall cause its corporate secretary to deliver a copy of such Written Consent (accompanied by a duly executed secretary’s certificate attesting to the same) to Parent.  Promptly after the receipt by the Company of the Company Stockholder Approval pursuant to the Written Consent, the Company shall deliver notice thereof and notice of appraisal rights in accordance with the applicable provisions of the DGCL (including Sections 228(e) and 262 thereof) and the CCC, as applicable, to the Stockholders.  In connection therewith, and without limiting the generality of Section 4.2(c) below, the Company shall give notice of the exercise rights set forth in Section 3 of the Amended and Restated Voting and Drag-Along Agreement, dated October 7, 2016 (the “Drag-Along Agreement”), with respect to the Transactions (including the Merger) and, during the Pre-Closing Period, the Company shall (and shall cause its Affiliates and Representatives to) enforce and shall (and shall cause its Affiliates and Representatives to) take all actions reasonably necessary, advisable or appropriate in order to enforce its rights with respect to holders of shares of Company Common Stock and Company Preferred Stock under Section 3 of the Drag-Along Agreement (including, if necessary, to cause such Stockholders to: (x) irrevocably waive any appraisal rights available to such holder of Company Common Stock and Company Preferred Stock with respect to the Merger in accordance with the DGCL or CCC, as applicable; and (y) be bound by the terms hereof in this Agreement, including, but not limited to, the escrow and indemnity provisions hereof, and execute a Letter of Transmittal) (all such rights under Section 3 of the Drag-Along Agreement being referred to collectively as the “Drag-Along Rights”).

(c)During the Pre-Closing Period, the Company shall (and shall cause its Affiliates and Representatives to) enforce and shall not (and shall cause its Affiliates and Representatives not to) terminate, amend, modify or waive any provision in any agreement between or among the Company, on the one hand, and any of the holders of Company Capital Stock, on the other hand, that requires such holders to cooperate with the Company in connection with the Merger and the other transactions contemplated by this Agreement, including by requiring such holders to execute a Letter of Transmittal.  In furtherance and not limitation of the foregoing, the Company will enforce any agreement prohibiting or restricting a holder of Company Capital Stock from raising any objection to the Merger or exercising any dissenters’ rights, appraisal rights or similar rights in connection with the Merger.

(d)Following the execution of this Agreement and prior to the Effective Time, the Company shall: (i) solicit and use reasonable best efforts to obtain waivers of any parachute payment under Section 280G of the Code by each “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) of the Acquired Companies; and (ii) submit to the Stockholders for approval (in a manner reasonably satisfactory to Parent) by such number of Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that Parent determines may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code.  Prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials and the related calculations to Parent for its reasonable review and approval (which approval will not be unreasonably withheld, conditioned or delayed) no later than five (5) Business Days prior to soliciting such waivers and soliciting such approval.  Prior to the Effective Time the Company shall deliver to Parent evidence reasonably satisfactory to Parent:  (i) that a Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder, and the requisite Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Stockholder vote (the “280G Approval”); or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the waivers of those payments and/or benefits that were executed by the affected individuals.

4.3No Solicitation by the Company

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(a)During the period from the date hereof until the earlier of:  (1) the Effective Time; or (2) the date this Agreement terminates (such period, the “Pre-Closing Period”), the Acquired Companies shall not, and shall not permit any other Person (including or its respective directors, officers, Employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”)), to, directly or indirectly: (i) initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or engage in discussions regarding, any inquiries or the making of any Acquisition Proposal; (ii) enter into, participate in, maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or with respect to an Acquisition Proposal; or (iii) enter into any Contract or any agreement in principle, letter of intent, term sheet or arrangement relating to an Acquisition Proposal.  The Company agrees to promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for non-public information) notify Parent upon receipt of, and promptly communicate to Parent the terms of, any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal and the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request and an accurate and complete copy of all written material provided in connection therewith, and to keep Parent informed, on a current basis, regarding any such matters during the Pre-Closing Period.  For purposes hereof, “Acquisition Proposal” means any proposal, offer or inquiry from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any: (A) direct or indirect acquisition, license or sublicense (whether in a single transaction or a series of related transactions) of all or a material portion of the assets or business of the Acquired Companies, taken as a whole; (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of equity securities of the Company or its Subsidiaries; or (C) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving any Acquired Company, in each case, other than the Transactions.

(b)In addition to the other obligations of the Acquired Companies set forth in this Section 4.3, the Company and each of its Subsidiaries shall: (i) promptly advise Parent, in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Acquisition Proposal, and shall, in any such notice to Parent, indicate the material terms and conditions of any proposals or offers or the nature of any inquiries or contacts and the identity of the Person making such proposal, offer, inquiry or request and include an accurate and complete copy of all written materials provided by such Person in connection with making such proposal, offer, inquiry or request; (ii) immediately suspend any discussions relating to any such proposals, offers, inquiries or requests; and (iii) use its commercially reasonable efforts to obtain the return from all such Persons with which it has had any discussions or negotiations with respect to an Acquisition Proposal or cause the destruction of all copies of confidential information previously provided to such parties by the Company or its Representatives in connection with an Acquisition Proposal.

4.4Regulatory Approvals

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(a)Subject to the terms and conditions of this Agreement (including Section 4.4(e)), each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly obtain all approvals, consents, registrations, Permits, authorizations and other confirmations from any Governmental Authority necessary, proper or advisable to consummate the Transactions.

(b)Subject to the confidentiality provisions of this Agreement and restrictions required by Applicable Law, each of the parties shall promptly supply, and shall use  reasonable best efforts to cause their Affiliates or owners promptly to supply, the other parties with any information and reasonable assistance and cooperation that may be reasonably required to obtain such approvals, consents, registrations, Permits, authorizations and other confirmations from Governmental Authorities or make any filings or applications pursuant to Section 4.4(a).

(c)In furtherance and not in limitation of the foregoing, each party hereto agrees to use reasonable best efforts:  (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within ten (10) Business Days following the date hereof, (ii) to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act by the Federal Trade Commission or the Antitrust Division of the Department of Justice; (iii) to take, or cause to be taken, all other actions consistent with this Section 4.4 reasonably necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as reasonably practicable; and (iv) in the case of the Company only, to:  (A) take all action reasonably necessary to provide that no state takeover statute or similar Applicable Law is or becomes applicable to any of the Transactions; and (B) if any state takeover statute or similar Applicable Law becomes applicable to any of the Transactions, subject to Applicable Law, take all action reasonably necessary to provide that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Applicable Law on the Transactions.  Parent shall use reasonable best efforts to cause the waiting period under the HSR Act to be terminated prior to expiration and take such actions and provide such materials and information that may be reasonably necessary, proper, or advisable in connection therewith.  Parent shall be responsible for all filing fees under the HSR Act and under any such other laws or regulations applicable to Parent.

(d)Each of the parties hereto shall use reasonable best efforts to: (i) reasonably cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party; and (ii) use such party’s  reasonable best efforts to keep the other party reasonably informed in all material respects, and on a reasonably timely basis, of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions.

(e)Without limiting the generality of the foregoing, and subject to the confidentiality provisions of this Agreement and restrictions required by Applicable Law, each of the parties will use reasonable best efforts to notify the others as promptly as reasonably practicable following the receipt of:  (i) any comments or questions from any officials of any Governmental Authority in connection with any filings made pursuant hereto or the Merger itself; and (ii) any request by any officials or any Governmental Authority for answers to any questions or the production of any documents relating to an investigation of the Merger by any Governmental Authority.  Subject to the confidentiality provisions of this Agreement, each party hereto shall provide to the other parties hereto (or their respective Representatives) upon request copies of all correspondence between such party and any Governmental Authorities relating to the Merger.  The parties hereto may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 4.4(e) as “outside counsel only.”  Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to Employees of the recipient without the prior written consent of the party providing such materials.  In addition, to the extent reasonably practicable, all discussions, telephone calls and meetings with a Governmental Authority regarding the Merger shall include Representatives of Parent and the Company.  Subject to the confidentiality provisions of this Agreement and restrictions required by Applicable Law, the parties hereto will consult and cooperate with each other reasonably and in good faith in connection with any analyses, appearances, presentations, memorandum, briefs, arguments and proposals made or submitted to any Governmental Authority regarding the Merger by or on behalf of any party.  If any objections are asserted with respect to the Transactions under any Antitrust Law or if any Legal Proceeding is instituted by any Governmental Authority or any private party challenging any of the Transactions as violative of any Antitrust Law, each of Parent and the Company shall use its reasonable best efforts to resolve such objections

(f)Notwithstanding anything to the contrary contained in this Section 4.4 or elsewhere in this Agreement, neither Parent nor Merger Sub shall have any obligation under this Agreement, and the Company shall not agree or commit (without the prior written consent of Parent):  (i) to oppose or defend against any action by a Governmental Authority to prevent or enjoin consummation of this Agreement and the Transactions; (ii) to take such action to overturn any regulatory action by any such Governmental Authority to prevent or enjoin consummation of this Agreement and the Transactions, including by defending any Legal Proceeding brought by any such Governmental Authority in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such Governmental Authority or private party may have to such Transactions under such Antitrust Law so as to permit consummation of the Transactions; (iii) to take any action to contest, resist or resolve any administrative or judicial action or proceeding that is instituted (or threatened to be instituted) challenging any of the Transactions as violating any Antitrust Law; (iv) to propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or the Surviving Corporation, or their respective Subsidiaries; or (v) to otherwise offer to take or offer to commit to take any other action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Parent, the Surviving Corporation or their respective Subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any Order issued pursuant to any Antitrust Law, which would have the effect of preventing or delaying the Effective Time beyond the Outside Date.

4.5Necessary Consents

.  At the written request of Parent, the Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Material Contracts as are required thereunder in connection with the Merger or for any such Material Contracts to remain in full force and effect following the Effective Time.  Such consents, waivers and approvals shall be, in each case, in form and substance reasonably acceptable to Parent.  Notwithstanding the foregoing or anything to the contrary and except as otherwise expressly set forth in this Agreement, in connection with obtaining such consents, waivers and approvals from third parties, no Acquired Company shall make payments to any Person or grant any concession (in each case, without the prior written consent of Parent), other than any payment required to be made pursuant to the terms of any Contract between an Acquired Company and such other Person.  The Company shall, in the case of the In-the-Money Company Common Warrants and the Orix Warrant, use commercially reasonable efforts to require each of the holders of the In-the-Money Company Common Warrants and Orix, prior to receiving payment thereunder, to sign the Warrant Cancellation Agreement in the form attached hereto as Exhibit H.

4.6Public Announcements

.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company.  Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Applicable Law or by the rules of any securities exchange or self-regulatory organization applicable to Parent or any direct or indirect Affiliate of Parent, in each case, as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party reasonably in advance of such public announcement), to the extent such prior consultation is reasonably practicable and permitted by Applicable Law).  The Company further acknowledges and agrees that Parent may disclose the terms and existence of this Agreement (i) to comply with Parent’s SEC disclosure obligations or (ii) to public stockholders of Parent or its Affiliates and/or analysts in the ordinary course of business for a transaction of the type contemplated by this Agreement.

4.7Access to Information; Confidentiality; Notice of Certain Events

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(a)Subject to Applicable Law relating to the exchange of information, the Company shall afford to Parent and its Representatives reasonable access during normal business hours to all of the Acquired Companies’ properties, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, accountants, counsel and financial advisors, and the Company shall furnish promptly to Parent all information in the Company’s possession concerning its business, facilities, books and records, properties and personnel as Parent may reasonably request; provided that: (i) none of the Company, its Subsidiaries or any of their respective Representatives shall be required to provide access to or to disclose information where such access or disclosure would contravene any Applicable Law or the terms and conditions of any Contract or Order entered into or issued prior to the date of this Agreement or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege of any Acquired Company (provided further, that, such Acquired Company shall use reasonable best efforts to identify a method whereby such information may be provided to Parent without so violating or resulting in a loss or impairment of any such privilege); and (ii) any access to any of the Company’s facilities shall be subject to the Company’s reasonable security measures and insurance requirements and shall not unreasonably interfere with the Company’s operations thereon.  The Company shall promptly deliver to Parent any internally prepared financial statements or financial information of any

Acquired Company since the Company Balance Sheet Date as and to the extent made available to senior management of the Company, the Board or any Stockholder.

(b)Except for disclosures permitted by the terms of the Mutual Non-Disclosure Agreement, dated as of October 29, 2015, by and between Parent and the Company (as the same may be amended from time to time, the “Confidentiality Agreement”), Parent shall (and shall cause its Representatives to hold information received from the Company pursuant to this Section 4.7 in confidence in accordance with the terms of the Confidentiality Agreement).

(c)During the Pre-Closing Period, each party hereto shall promptly notify the other party hereto of the failure of any Acquired Company, Merger Sub or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied.

(d)During the Pre-Closing Period, the Acquired Companies shall provide Parent and its Representatives with copies of any correspondence sent by or on behalf of any Acquired Company to, or received from, any Governmental Authority promptly following receipt thereof.  In addition, upon Parent’s request, the Acquired Companies shall reasonably cooperate with Parent to facilitate meetings with any Governmental Authority in connection with any pending or threatened Legal Proceeding with respect to any Acquired Company (including the matter referred to in Section 2.8(e)(ii) of the Disclosure Schedule), and Representatives of the Company shall be entitled to participate in any such meetings. Subject to the confidentiality provisions of this Agreement and restrictions required by Applicable Law, the parties hereto will consult and cooperate with each other reasonably and in good faith in connection with any analyses, appearances, presentations, memorandum, briefs, arguments and proposals made or submitted to any Governmental Authority regarding any such Legal Proceeding.

4.8Tax Matters

.

(a)(i) From and after the Effective Time, by virtue of the Merger the Converting Holders shall, severally (in accordance with each Converting Holder’s Pro Rata Portion), but not jointly, indemnify, defend and hold harmless the Indemnified Parties from and against, and shall pay to the applicable Indemnified Parties the amount of, any Indemnifiable Losses in connection with or resulting or arising from:  (A) Taxes imposed on any Acquired Company, or for which any Acquired Company may otherwise be liable, as a result of having been a member of a Company Group (including Taxes for which any Acquired Company may be liable pursuant to Treasury Regulation § 1.1502-6 or similar provisions of state, local or foreign law as a result of having been a member of a Company Group); and (B) Taxes imposed on any Acquired Company, or for which any Acquired Company may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; provided, however, the Converting Holders shall not be liable for any Liability for Taxes to the extent such Liability for Taxes is taken into account in computing Closing Net Working Capital Amount.  (ii) For purposes of subpart (a)(i) hereof, whenever it is necessary to determine the Liability for Taxes of any Acquired Company for a Straddle Period, the determination of the Taxes of the Acquired Companies for the portion of the Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Acquired Companies for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Acquired Companies were closed at the close of the Closing Date, provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as property Taxes and depreciation deductions, shall be apportioned between such two (2) taxable years or periods on a daily basis.

(b)The Acquired Companies shall:  (i) prepare in the ordinary course of business and timely file all Tax returns that are required to be filed by it on or before the Closing Date (“Post-Signing Returns”); and (ii) permit Parent to review and comment on all Post-Signing Returns and deliver drafts of such Post-Signing Returns to Parent no later than ten (10) Business Days prior to the date (including extensions) on which such Post-Signing Returns are required to be filed.  All Post-Signing Returns shall be prepared in a manner consistent with Section 4.1(b)(xii) (relating to Tax matters during the period from the date of this Agreement to the Effective Time).  The Company shall pay, or cause to be paid, all Taxes due in respect of Post-Signing Returns.  Parent shall, on behalf of the Acquired Companies:  (x) prepare in the ordinary course of business and consistent with past practice (except as otherwise required by Applicable Law) and timely file all Tax returns that are required to be filed by them after the Closing that relate to a taxable period ending on or before the Closing Date or to any Straddle Period (“Post-Closing Returns”); and (y) permit the Holders’ Representative to review and comment on all Post-Closing Returns and deliver drafts of such Post-Closing Returns to the Holders’ Representative no later than ten (10) Business Days prior to the date (including extensions) on which such Post-Closing Returns are required to be filed.  Parent shall not unreasonably refuse to reflect in the Tax Returns as filed any comments made by the Holders’ Representative with respect to such Post-Closing Returns, provided such comments are not contrary to Applicable Law or to Section 4.1(b)(xii) (relating to Tax matters during the period from the date of this Agreement to the Effective Time).  Any Taxes owing with respect to Post-Closing Returns for which any Converting Holder is liable pursuant to Section 4.8(a) shall be an Indemnifiable Loss.  Parent shall not amend any Tax Returns of the Company for a taxable period ending on or before the Closing Date without the Holders’ Representative’s prior written consent (which consent shall not be unreasonably withheld).

(c)Except to the extent taken into account in determining Closing Net Working Capital Amount, Tax refunds that are received by the Company that relate to Tax periods or portions thereof of the Company ending on or before the Closing Date shall be for the account of the Converting Holders, and, if applicable, the Company shall pay to the Converting Holders their Pro Rata Portion of any such refund, less any reasonable out-of-pocket costs incurred solely for the purpose of obtaining such refund, within fifteen (15) Business Days after receipt thereof.

(d)Prior to the Closing, the Company shall promptly notify Parent of any material Legal Proceeding pending against or with respect to any Acquired Company in respect of any Tax matter, including Liabilities for Taxes and refund claims, and not settle or compromise any Tax matter or Legal Proceeding without Parent’s consent which shall not be unreasonably withheld.

(e)Following the Closing, Parent, Merger Sub, the Company, and the Holder’s Representative shall, as reasonably requested by any party hereto and at the requesting party’s expense:  (i) assist any other party in preparing any Tax Returns relating to the Acquired Companies which such other party is responsible for preparing and filing; (ii) cooperate in preparing for any Tax audit of, or dispute with Taxing authorities regarding, and any judicial or administrative proceeding relating to, Liability for Taxes, in the preparation or conduct of litigation or investigation of claims, and in connection with the preparation of financial statements or other documents to be filed with any Taxing Authority, in each case with respect to the Acquired Companies; and (iii) make available to the other parties hereto and to any Taxing Authority as reasonably requested all information, records, and documents relating to Taxes relating to the Acquired Companies.

(f)On or prior to the Closing, the Company shall deliver to Parent in a form reasonably acceptable to Parent (i) dated not earlier than 20 days prior to the Closing Date, a statement in accordance with Treasury Regulation §§ 1.1445-2(c)(3) and 1.897-2(h) certifying that the Company is not, and has not been, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code, with respect to which Parent shall have no actual knowledge that such statement is false or receive a notice that the statement is false pursuant to Treasury Regulation § 1.1445-4 and (ii) the notification to the Internal Revenue Service described in Treasury Regulation § 1.897-2(h)(2) regarding delivery of the statement referred to in the preceding clause (i), signed by a responsible corporate officer of the Company (collectively, the “FIRPTA Certificate”).  The Company acknowledges that Parent may cause the Company to file such notification with the Internal Revenue Service on or after the Closing Date.

4.9Resignation of Directors

.  The Company shall cause each director of the Company to execute a resignation letter in form and substance reasonably satisfactory to Parent, effective as of, and conditioned upon, the Effective Time.

4.10Indemnification of Officers and Directors

.

(a)Parent shall cause the Surviving Corporation to perform (including with respect to advancement of expenses) its obligations, if any, to defend, hold harmless, indemnify and advance expenses to any individual who was a director or officer of the Company prior to the Closing in his or her capacity as such (including any such individual who served at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise) (collectively, the “Company Indemnified Parties”), to the extent that the Company would have been required to indemnify such Company Indemnified Party under the Company Organizational Documents in effect as of the date hereof (to the extent consistent with Applicable Law), as well as any rights to indemnification and advancement of expenses provided in employment agreements or indemnification agreements between the Company and any Company Indemnified Parties (it being understood that the Company shall have made available to Parent copies of all such agreements).  Parent, for a period of not less than six (6) years from and after the Closing Date, shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Company Indemnified Parties with respect to indemnification and advancement of expenses to directors, officers, employees and agents than are set forth as of the date hereof in the Company Organizational Documents, which provisions in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Company Indemnified Parties.

(b)Prior to the Effective Time, the Company shall purchase run-off or “tail” coverage under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail Policy”) for the Company’s directors and officers in a form mutually and reasonably acceptable to the Company and Parent, which shall provide such directors and officers with coverage for six (6) years following the Effective Time in an amount not less than the existing coverage and that shall have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company.  Parent shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.  The cost of the D&O Tail Policy shall be paid entirely by the Company (which expense shall be included in the Company’s Transaction Expenses if not paid by the Company prior to the Closing).  The obligations under this Section 4.10 shall not be terminated or modified in such a manner as to adversely affect in any material respect any Company Indemnified Party to whom this Section 4.10 applies without the consent of such affected Company Indemnified Party.

(c)In the event the Surviving Corporation or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 4.10, without relieving Parent of its obligations under this Section 4.10.  The obligations under this Section 4.10 shall not be terminated or modified in such a manner as to adversely affect in any material respect any Company Indemnified Party to whom this Section 4.10 applies without the consent of such affected Company Indemnified Party.

(d)The provisions of this Section 4.10 are intended to be for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties, their heirs, and their representatives.

4.11Employee Matters

.

(a)Until the one (1)-year anniversary of the Effective Time (the “Benefits Continuation Period”), Parent shall provide, or shall cause the Surviving Corporation or any of their respective Subsidiaries to provide, for those Employees who continue as employees of Parent, the Surviving Corporation or any of their respective Subsidiaries during the Benefits Continuation Period (“Continuing Employees”), base salary and base wages, short-term cash incentive compensation opportunities and commission opportunities and health and welfare benefits (excluding any severance benefits, defined benefit pension benefits, retiree medical benefits, and transaction or retention bonuses and equity-based compensation) that are substantially comparable, in the aggregate to such base salary and base wages, short-term cash incentive compensation opportunities and commission opportunities and health and welfare benefits (excluding any severance benefits, defined benefit pension benefits, retiree medical benefits, and transaction or retention bonuses and equity-based compensation) provided to such Continuing Employees immediately prior to the execution of this Agreement.

(b)With respect to each health or welfare benefit plan maintained by Parent, the Surviving Corporation or the relevant Subsidiary for the benefit of any Continuing Employees, subject to any required approval of the applicable insurance provider, if any, Parent shall use reasonable best efforts to:  (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan; (ii) cause Continuing Employees to receive credit for purposes of eligibility (including for purposes of any vacation, sick, personal time off plans or programs) and vesting for years of service with the Company prior to the Effective Time in the applicable welfare benefit plans and defined contribution plan of Parent; and (iii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent or the Surviving Corporation (or the relevant subsidiary of either such entity), as applicable, for the plan year in which the Closing Date occurs.

(c)Parent will credit, or cause to be credited, each Continuing Employee the amount of accrued and unpaid hours of vacation (to the extent applicable and to the extent permitted by Applicable Law), personal hours, PTO or days earned, sick leave and any other leave required to be credited by Applicable Law with respect to such Continuing Employee as of or prior to the Closing (collectively referred to herein as such Continuing Employee’s “accrued PTO”), and the Company will provide to Parent as of the Closing Date a schedule indicating for each Continuing Employee the type and number of days of such accrued PTO for each Continuing Employee.  Subject to Applicable Law, Parent shall use its reasonable best efforts, subject to Applicable Law, to ensure that such accrued PTO is not subject to forfeiture to the same extent not subject to forfeiture under the policies of the Company and its Affiliates governing such accrued PTO prior to the Closing or Applicable Law; provided that such accrued PTO may count toward any maximum accrual amount under any plan, program or policy established by Parent or transferred to Parent for the purpose of providing such leave on a go-forward accrual basis.

(d)The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Effective Time and continent upon the occurrence of the Closing: (a) any Company Plan that contains a cash or deferred arrangement intended to qualify under Section 401(a) of the Code; and (b) any other Company Plan requested to be terminated by Parent at least three Business Days prior to the Effective Time, unless, in the case of clause “(a)” Parent, in its sole and absolute discretion, agrees to sponsor and maintain any such Company Plan by providing the Company with written notice of such election at least five (5) Business Days prior to the Effective Time.

(e)This Section 4.11 is included for the sole benefit of the parties hereto and their respective transferees and permitted assigns and does not and shall not create any right in any Person, including any Continuing Employees, or any other participant in any employee benefit plan or arrangement that may be established or maintained by Parent, the Company, the Surviving Corporation or any of their respective Affiliates following the Merger, or any beneficiary or trustee thereof.

(f)Nothing contained herein, express or implied, is intended to confer upon any Person, any right to employment or continued employment for any period of time, or any right to a particular term or condition of employment.  Nothing contained in this Section 4.11 is intended to be or shall be considered to be an amendment or adoption of any plan, program, Contract, arrangement or policy of the Company, any of its Subsidiaries, Parent or the Surviving Corporation nor shall it interfere with Parent’s, the Surviving Corporation’s or any of the Surviving Corporation’s Subsidiaries’ right to amend, suspend, modify or terminate any Company Plan.

4.12Expenses

.  Except as otherwise provided herein, each of the Company, Parent and Merger Sub shall bear its own expenses incurred in connection with the negotiation, execution and performance of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions.  Parent and Merger Sub shall be responsible for the fees and expenses of the Escrow Agent relating to the Escrow Agreement.

4.13Merger Consideration Certificate

.  Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a certificate (the “Merger Consideration Certificate”), duly executed by an officer of the Company and in form and substance reasonably satisfactory to Parent, setting forth, and attaching, (x) the information required to be delivered by Section 1.4(a), together with supporting documentation reasonably satisfactory to Parent, and (y) a spreadsheet, in substantially the form of Section 2.2(b) of the Disclosure Schedule (the “Estimated Capitalization Spreadsheet”), which Estimated Capitalization Spreadsheet, in addition to the information set forth on Section 2.2(b) of the Disclosure Schedule, shall include, as of the Closing:  (i) a list of all Converting Holders and their respective addresses and email addresses (in each case to the extent known); (ii) the number of shares of Company Capital Stock (w) held by such Stockholders (including the respective certificate numbers), (x) issuable upon exercise of any Company Options by such Optionholders, (y) issuable upon settlement of any Company RSUs held by such RSU Holders, and (z) issuable upon exercise of any Company Warrants held by such Warrantholders; (iii) the amount of the Merger Consideration to be paid to each Stockholder, Optionholder, RSU Holder and Warrantholder, as the case may be; (iv) the amount of consideration to be paid to each Management Carve-Out Plan Participant hereunder; (v) the amount of cash to be deposited into the Escrow Funds and the Holders’ Representative Fund, as applicable, on behalf of each Converting Holder in respect of each of the Escrow Amounts and the Holders’ Representative Amount; and (vi) the Pro Rata Portion with respect to such Converting Holder.  Prior to the Closing, the Company shall revise the Estimated Capitalization Spreadsheet to reflect any changes or correct any inaccuracies set forth in the Estimated Capitalization Spreadsheet provided pursuant to the first sentence of this Section 4.13 (such final spreadsheet delivered to Parent, the “Capitalization Spreadsheet”).

4.14Indebtedness; Transaction Expenses

.

(a)Transaction Expenses.  At least three (3) Business Days prior to the Closing Date, the Company shall provide to Parent a certificate (the “Transaction Expenses Certificate”) duly executed by an officer of the Company and in form and substance reasonably satisfactory to Parent, setting forth the unpaid Transaction Expenses (other than the payments to be made to the Management Carve-Out Plan Participants under the Management Carve-Out Plan), together with Transaction Invoices for all amounts of unpaid Transaction Expenses from each of the respective payees of unpaid Transaction Expenses of the type described in clause (i) of the definition thereof.  At the Closing, and subject to the other terms and conditions set forth in this Agreement, Parent shall pay, on behalf of the Company, the unpaid Transaction Expenses set forth on the Transaction Expenses Certificate by wire transfer of immediately available funds in accordance with the wire instructions set forth therein or, if applicable, in the Transaction Invoices.  No amount shall be included in the Closing Net Working Capital Amount with respect to Liabilities for the unpaid Transaction Expenses paid in accordance with this Section 4.14(a).  For the avoidance of doubt, no amounts of the Indebtedness repaid pursuant to Section 4.14(b) or any amounts payable by Parent in connection with any financing entered into by Parent or its Affiliates to fund all or a portion of the Merger Consideration payable under this Agreement shall be included in the unpaid Transaction Expenses.

(b)Repayment of Indebtedness.  The Company shall, or shall cause the applicable lenders (or their agent) of the Indebtedness outstanding on the Closing Date immediately prior to the Closing and identified in Section 4.14(b) of the Disclosure Schedule to, deliver to Parent, at least three (3) Business Days prior to the Closing Date, Payoff Letters with respect to all such Indebtedness so identified.  At the Closing, and subject to the other terms and conditions set forth in this Agreement, (i) Parent or Merger Sub shall make available to the Company, or pay directly, an amount sufficient to pay all amounts owing with respect to the Indebtedness outstanding on the Closing Date immediately prior to the Closing and identified in Section 4.14(b) of the Disclosure Schedule, which such payments shall be made in accordance with the wire transfer instructions set forth in the applicable Payoff Letters; and (ii) the Company, if such amount is not paid directly by Parent or Merger Sub, shall apply such cash to pay all amounts owing with respect to all such Indebtedness so identified, which such payments shall be made in accordance with the wire transfer instructions set forth in the applicable Payoff Letters.

4.15Termination of Related Party Agreements

.  Prior to the Effective Time, the Company shall use commercially reasonable efforts to cause the Contracts listed in Section 4.15 of the Disclosure Schedule to be terminated in full and to thereafter have no further force or effect effective upon the Effective Time and shall cause evidence of such termination of such Liabilities, obligations and Contracts in form and substance reasonably satisfactory to Parent to be delivered to Parent.

4.16Charter Amendment

.  Promptly following public announcement of the Transactions, but in no event later than one (1) Business Day prior to the mailing of the Information Statement, the Company shall file the Charter Amendment with the Delaware Secretary of State.

4.17Committed Equity Awards

.  Prior to the date that is five (5) Business Days prior to the Closing Date, the Company shall issue the Committed Equity Awards.

4.18Guarantor RSUs

.  Promptly following the Closing Date, each of the Continuing Employees listed on Section 4.18 of the Disclosure Schedule that remains employed by the Company as of the Effective Time will be awarded the number of Guarantor RSUs set forth opposite such Continuing Employee’s name on Section 4.18 of the Disclosure Schedule, subject to execution by such Continuing Employee of the award agreement substantially in the form attached hereto as Exhibit I and satisfaction of the conditions set forth therein.

Article V

CONDITIONS PRECEDENT

5.1Conditions to Each Party’s Obligation to Effect the Merger

.  The respective obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction (or waiver if permissible under Applicable Law) on or prior to the Closing Date of each of the following conditions:

(a)Stockholder Approval.  Stockholders constituting the Company Stockholder Approval shall have adopted this Agreement and approved the Merger;

(b)HSR.  The applicable waiting period (and any extension thereof) or required approval applicable to the Merger under the HSR Act (if applicable to the Merger) shall have expired (or early termination shall have been granted) or been received; and

(c)No Injunctions or Restraints.  No final and non-appealable injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority or Applicable Law shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

5.2Conditions to Obligations of Parent and Merger Sub

.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver (if permissible under Applicable Law) on or prior to the Closing Date of each of the following conditions:

(a)Representations and Warranties.  The representations and warranties of the Company contained herein (without giving effect to any materiality or Material Adverse Effect or similar qualifiers therein) shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date, and Parent shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by the Chief Executive Officer of the Company to such effect;

(b)Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by the Chief Executive Officer of the Company to such effect;

(c)No Governmental Proceedings.  (i) All filings with and consents, approvals, permits and authorizations of any Governmental Authority required to be made or obtained in connection with the Transactions shall have been made or obtained and shall be in full force and effect; and (ii) there shall not be pending or threatened by any Governmental Authority any Legal Proceeding which challenges, or seeks to restrict, delay, enjoin or otherwise prevent the consummation of, or seeks to materially and adversely alter, the Transactions;

(d)Officer’s Certificate.  Parent shall have received a certificate executed and delivered by the Company’s Chief Financial Officer (or other executive officer with reasonably equivalent duties or level of authority), in his capacity as such, dated as of the Closing Date, stating therein that the conditions set forth in Section 5.2(a), Section 5.2(b) and Section 5.2(g) have been satisfied;

(e)Escrow Agreement.  The Escrow Agreement shall have been executed and delivered to Parent by the Holders’ Representative;

(f)No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred, and be continuing as of the Closing Date, a Material Adverse Effect;

(g)Dissenting Shares.  The number of shares of Company Capital Stock that constitute (or that are or may be eligible to become) Dissenting Shares shall be less than ten percent (10%) of the Company Capital Stock outstanding immediately prior to the Closing and no such Dissenting Shares shall have been perfected (or may be perfected) by any holder of Series E Preferred Stock (in respect of any shares of Company Capital Stock); and

(h)Closing Deliveries.  The Company shall have, or shall have cause to be, delivered to Parent each of the following items (in each case, in form and substance reasonably satisfactory to Parent):

(i)a certificate, dated no more than five (5) days prior to the Closing Date, of the Secretary of State of the State of Delaware and each other state where any Acquired Company is qualified to do business stating that such Acquired Company is in good standing;

(ii)a certificate duly executed and delivered by the secretary of the Company: (A) attaching copies (y) of the certificate of incorporation and bylaws of each of the Acquired Companies (and the certificate of incorporation for each of the Acquired Companies shall also be certified as of a recent date by the Secretary of State of the State of Delaware) and (z) copies of resolutions of each of the Board and Special Committee (1) approving and authorizing the Transactions and the Transaction Agreements to which the Company is each a party and (2) effecting, as of immediately prior to the Closing, an amendment to the Charter in the form attached hereto as Exhibit G (the “Charter Amendment”); and (B) attesting and certifying that such attached copies are true and correct copies;

(iii)written and duly executed resignations of each officer and director of the Acquired Companies, as requested by Parent, effective as of, and conditioned upon, the Effective Time;

(iv)the Capitalization Spreadsheet pursuant to Section 4.13, which shall be certified as of the Closing Date as true, correct and complete by an executive officer of the Company;

(v)with respect to any payments and/or benefits that Parent determines may constitute “parachute payments” under Section 280G of the Code with respect to any Employees, the Stockholders shall have:  (A) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments”; or (B) shall have voted upon and disapproved such “parachute payments,” and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and Parent and its Subsidiaries shall not have any Liabilities with respect to such “parachute payments”;

(vi)Payoff Letters for the Indebtedness listed in Section 4.14(b) of the Disclosure Schedule, duly executed by the holder of such Indebtedness;

(vii)an invoice issued by each payee of unpaid Transaction Expenses of the type described in clause (i) of the definition thereof not earlier than five (5) Business Days prior to the Closing Date, setting forth the amounts required to pay in full all unpaid Transaction Expenses owed to such Person the wire transfer instructions for the payment unpaid Transaction Expenses to such Person (collectively, the “Transaction Invoices”);

(viii)the FIRPTA Certificate, duly executed by an officer of the Company;

(ix)evidence the Company has obtained the D&O Tail Policy;

(x)evidence of termination of the Contracts listed in Section 5.2(i)(x) of the Disclosure Schedule;

(xi)duly completed and validly executed Release Agreements from each Management Carve-Out Plan Participant, each in the form attached hereto as Exhibit F;

(xii)evidence of (A) cancellation of all outstanding Company Options and Company RSUs as contemplated by Section 1.2(a)(ix), including copies of any resolutions adopted by the Board (or any committee thereof) in connection therewith (as certified by the corporate secretary of the Company), and (B) termination of all outstanding Company Warrants (other than In-the-Money Company Series E Warrants) as contemplated by Section 1.2(a)(x); and

(xiii)evidence of the release of all Liens on assets of the Acquired Companies, in form and substance reasonably satisfactory to Parent.

5.3Conditions to Obligation of the Company

.  The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver if permissible under Applicable Law) on or prior to the Closing Date of each of the following conditions:

(a)Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained herein (without giving effect to any materiality or similar qualifiers therein) shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date, and the Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Parent by an officer of Parent to such effect;

(b)Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Parent by an officer of Parent to such effect;

(c)Officer’s Certificate.  The Company shall have received a certificate executed and delivered by an officer of Parent, in his or her capacity as such, dated as of the Closing Date, stating therein that the conditions set forth in Section 5.3(a) and Section 5.3(b) have been satisfied; and

(d)Escrow Agreement.  The Escrow Agreement shall have been executed and delivered to Holders’ Representative by Parent.

5.4Frustration of Closing Conditions

.  None of:  (i) the Company, with respect to Section 5.1 and Section 5.3, as applicable; and (ii) Parent or Merger Sub, with respect to Section 5.1 and Section 5.2, as applicable, may rely on the failure of any such condition, as the case may be, to be satisfied, if such failure was caused by, or directly resulted from, such party’s (or in the case of Parent and Merger Sub, either party’s) material breach of this Agreement.

Article VI

TERMINATION

6.1Termination

.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a)by the mutual written consent of the Company and Parent; or

(b)by either of the Company or Parent, upon written notice to the other party:

(i)if the Merger shall not have been consummated on or before April 5, 2018 (the “Outside Date”); provided that if the Merger shall not have been consummated by the Outside Date solely because of the failure of the condition set forth in Section 5.1(b) to be satisfied (other than those conditions that by their nature cannot be satisfied until the Closing Date but which would be capable of being satisfied if the Closing occurred on the initial Outside Date), then the Outside Date may be extended for an additional sixty (60) days; provided, further, that the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to a party whose material breach of this Agreement has been the primary cause of, or directly resulted in, the failure of the Merger to have been consummated on or before the Outside Date; or

(ii)if there shall be in effect a final non-appealable order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority of competent jurisdiction (an “Order”) prohibiting the consummation of the Transactions; provided that the right to terminate this Agreement under this Section 6.1(b)(ii) shall not be available to a party if such Order was primarily due to the material breach of such party of this Agreement;

(iii)by Parent, upon written notice to the Company, (A) if any Material Adverse Effect has occurred, or (B) if the Company shall be in breach of any of its representations, warranties, covenants or agreements set forth herein, which breach or failure: (y) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 5.2(a) or Section 5.2(b); and (z) is incapable of being cured by the Company by the Outside Date or, to the extent so curable, has not been cured by the Company within 20 days (or by the Outside Date, if sooner) after receiving written notice of such breach from Parent; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 6.1(b)(iii) if there has been a material breach of this Agreement by Parent which would prevent the satisfaction of any of the conditions set forth in Section 5.1 or Section 5.3;

(iv)by the Company, upon written notice to Parent, if Parent shall be in breach of any of its representations, warranties, covenants or agreements set forth herein, which breach or failure:  (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 5.3(a) or Section 5.3(b); and (ii) is incapable of being cured by Parent by the Outside Date or, to the extent so curable, has not been cured by Parent within 20 days (or by the Outside Date, if sooner) after receiving written notice of such breach from the Company; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 6.1(b)(iv) if there has been a material breach of this Agreement by the Company which would prevent the satisfaction of any of the conditions set forth in Section 5.1 or Section 5.2; or

(v)by Parent, if the Company Stockholder Approval is not obtained within six (6) hours following the execution of this Agreement.

6.2Effect of Termination

.  In the event of the termination of this Agreement as provided in Section 6.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of Section 4.6 (Public Announcements), Section 4.7 (Access to Information; Confidentiality; Notice of Certain Events), but only as it pertains to confidentiality, Section 4.12 (Expenses), Article VIII and this Section 6.2, all of which shall survive termination of this Agreement), and there shall be no Liability on the part of Parent, Merger Sub or the Company or any of their respective directors, officers or Affiliates, except nothing shall relieve any party from Liability for fraud or any willful breach of this Agreement prior to the termination of this Agreement.

Article VII

SURVIVAL AND INDEMNIFICATION

7.1Survival

.  If the Merger is consummated: (a) the representations and warranties of the parties hereto contained herein or in any certificate (other than the Capitalization Spreadsheet or the Merger Consideration Certificate) expressly required to be delivered hereunder shall survive the Closing and continue in full force and effect until 5:00 p.m. Pacific time on the eighteen (18) month anniversary of the Closing Date (the date and time of expiration, the “Survival Date”); provided that the representations and warranties of the Company contained in Section 2.1 (Organization, Standing and Corporate Power; Subsidiaries), Section 2.2 (Capitalization), Section 2.3(a) and Section 2.3(b) (Authority; Noncontravention; Voting Requirements), Section 2.10 (Taxes) and Section 2.21 (Brokers and Other Advisors) (collectively, the “Fundamental Representations”) shall survive until the thirtieth (30th) day after the expiration of the applicable statute of limitations (including any extensions thereof); (b) unless otherwise expressly provided herein, all covenants and agreements herein will survive until such covenant or agreement is fully performed; and (c) notwithstanding anything to the contrary contained herein, claims for fraud (which, for all purposes of this Article VII, shall require scienter) on the part of any party hereto shall survive until the expiration of the applicable statute of limitations; provided, further, that if a claim or notice with respect to recovery under the indemnification provisions hereof is given in accordance with the terms hereof: (i) with respect to any representation or warranty (other than the Fundamental Representations), prior to the Survival Date; or (ii) with respect to any Fundamental Representations or any other Excluded Matter (as defined below), prior to the expiration of the survival period thereof, if applicable, in each case, the claim shall continue indefinitely until such claim is finally resolved pursuant to the terms of this Article VII.

7.2Indemnification by the Converting Holders

(a)From and after the Effective Time, by virtue of the Merger and subject to the terms, conditions and limitations of this Article VII, the Converting Holders (collectively, the “Indemnifying Parties”) shall, severally (in accordance with each Indemnifying Party’s Pro Rata Portion), but not jointly, indemnify, defend and hold harmless the Surviving Corporation, Parent, Merger Sub and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the “Indemnified Parties”) from and against, and shall pay to the applicable Indemnified Parties the amount of, any and all Losses of such Indemnified Parties suffered or incurred by such Indemnified Parties (regardless of whether or not such Indemnifiable Losses relate to any Third-Party Claim) (such Losses, “Indemnifiable Losses”) resulting or arising from or relating to:

(i)any inaccuracy in any of the representations or warranties, made by the Company herein, including in any certificate (other than the Capitalization Spreadsheet or the Merger Consideration Certificate) delivered by or on behalf of the Company pursuant hereto, to be true and correct as of the date hereof or as of the Closing Date (or, in the case of representations and warranties that by their terms speak only as of a specific date or dates, as of such date or dates);

(ii)any breach of or failure to perform on or prior to the Closing any covenants or agreements made by any Acquired Company herein that are required to be performed on or prior to the Closing, or any breach of or failure to perform or comply with any covenants or agreements on the part of any Equityholder or the Holders’ Representative contained in this Agreement;

(iii)any payments made with respect to Dissenting Shares to the extent that such payments, in the aggregate, exceed the value of the consideration that otherwise would have been payable pursuant to Section 1.2(a) upon the exchange of such Dissenting Shares, and any interest, costs, expenses and fees incurred by any Indemnified Party in connection with the exercise of any dissenters’ or appraisal rights;

(iv)any Holders’ Representative Expenses;

(v)any Transaction Expenses or Closing Debt, in each case to the extent not included in the calculation of the Merger Consideration as finally determined pursuant to Section 1.4(c), or any inaccuracy in the Capitalization Spreadsheet or the Merger Consideration Certificate;

(vi)regardless of the disclosure of any matter set forth in the Disclosure Schedule, any claim asserted or held by any current, former or alleged securityholder of any Acquired Company:  (A) relating to this Agreement or the Merger (other than, for the avoidance of doubt, a claim seeking to enforce Parent’s performance of its obligations hereunder); or (B) alleging any ownership of, interest in or right to acquire any shares of capital stock or other securities of any Acquired Company that is not specifically disclosed in Section 2.2(b) of the Disclosure Schedule; or

(vii)any fraud by any Acquired Company under this Agreement (clauses (i) through (vii) together, the “Indemnifiable Matters”).

7.3Limitations

.

(a)With the exception of indemnification for breaches of the Fundamental Representations, no Indemnifying Party shall have any indemnification obligations for Indemnifiable Losses under Section 7.2(a)(i) unless (i) the aggregate amount of Indemnifiable Losses relating to any individual item or group of items arising out of the same or series of related events, conditions or circumstances exceeds $25,000 (whereupon the full amount of such item or group of items shall be indemnifiable, subject to clause (ii) of this sentence and the other limitations set forth in this Article VII) and (ii) the aggregate amount of all such Indemnifiable Losses exceeds $1,000,000 (the “Threshold”), after which point the Indemnified Parties shall be indemnified from and against any and all Indemnifiable Losses, subject to the limitations set forth in this Article VII.

(b)With the exception of indemnification for: (x) breaches of the Fundamental Representations; and (y) Indemnifiable Losses resulting or arising from or relating to Sections 7.2(a)(ii) through (vii) (collectively, clauses (x) and (y), the “Excluded Matters”), recovery from the Indemnity Escrow Fund shall be the sole and exclusive remedy under this Agreement for Indemnifiable Losses.  With respect to the Excluded Matters, the Indemnified Parties shall have the right to seek recovery of such Indemnifiable Losses in excess of the Indemnity Escrow Fund (subject to Section 7.4(c)) directly from the Indemnifying Parties on a several basis (in accordance with each Indemnifying Party’s Pro Rata Portion).  Notwithstanding the foregoing, and subject to Section 7.4(c), to the extent any amounts are released from the Escrow Fund to any Indemnified Party with respect to any Excluded Matters, such released amounts shall not otherwise reduce or count towards the amount that the Indemnified Parties may recover with respect to claims for indemnification that are not Excluded Matters (provided that such claims are made prior to the Survival Date).  Notwithstanding anything to the contrary contained herein, with the exception of Indemnifiable Losses resulting from fraud and solely with respect to such Person committing such fraud, in no event shall the Indemnified Parties have the right to recover from any Indemnifying Party any amounts in excess of the aggregate Merger Consideration actually paid to such Indemnifying Party hereunder.

(c)Indemnifiable Losses shall exclude exemplary or punitive damages (except to the extent such damages are paid or payable to a third party by an Indemnified Party).

(d)Without limiting the foregoing, the amount of Losses payable by an Indemnifying Party under this Article VII shall be reduced by: (i) any insurance proceeds actually received from an insurance carrier by the Indemnified Party with respect to such Indemnifiable Loss (net of any applicable deductibles or similar costs or payments (including any applicable costs of recovery or collection thereof) and any increases in premiums under insurance policies expected to be attributable to such recovery), excluding proceeds in respect of any representation and warranty insurance policy; and (ii) the indemnity or contribution amounts actually received from third parties with respect to such Indemnifiable Loss (net of any applicable costs of recovery or collection thereof); provided that if an Indemnified Party receives insurance proceeds or indemnity or contribution amounts, after having received payment from (or on behalf of) any Indemnifying Party with respect to an Indemnifiable Loss, such Indemnified Party shall refund such Indemnifying Party up to the lesser of : (x) the amount of the insurance proceeds actually received; and (y) the amount of indemnification received by the Indemnified Party from the Indemnifying Parties.  In the event of any Indemnifiable Losses resulting or arising from Section 7.2(a)(vi) that are reasonably likely to be covered by the D&O Tail Policy, the Indemnified Parties shall use commercially reasonable efforts to first pursue recourse against the D&O Tail Policy prior to pursuing recovery against the Indemnifying Parties pursuant to this Article VII (provided that the Indemnified Parties shall be permitted to first pursue recovery against the Indemnifying Parties (subject to the limitations set forth in this Article VII) if there is insufficient time to pursue recourse against the D&O Tail Policy prior to the Survival Date and, in any event, the Indemnified Party shall be permitted to make a claim for indemnification pursuant to this Article VII with respect to such matter prior to the Survival Date).

(e)Notwithstanding anything herein to the contrary, the parties agree that, except in the event of fraud and for equitable remedies, after the Effective Time, the sole and exclusive remedy of Parent and the Indemnified Parties for money damages for any matter arising under or related to this Agreement or the Transactions shall be the rights to indemnification set forth in this Article VII; provided that (i) the foregoing shall not be interpreted to waive or limit in any way Parent’s or any Indemnified Party’s rights or remedies under any other Transaction Agreement and (ii) Parent shall not have the right to recover from any Converting Holder any amounts in excess of the aggregate Merger Consideration actually paid to such Converting Holder hereunder (other than with respect to the Person committing such fraud).

7.4Claims for Indemnification; Resolution of Conflicts

.

(a)Direct Claims for Indemnification.  Parent shall administer all claims for indemnification on behalf of the Indemnified Parties.  Parent, on behalf of an Indemnified Party that seeks recovery of Indemnifiable Losses pursuant to this Article VII, shall deliver to the Holders’ Representative (and, if such Claim Notice is delivered prior to the Survival Date, with a concurrent copy to the Escrow Agent) a Claim Notice in respect of such claim.  To be valid pursuant to this Section 7.4(a), a Claim Notice relating to an Indemnifiable Loss under Section 7.2(a) must be delivered to the Holders’ Representative prior to the applicable Survival Date, if any; provided that any claims by Parent (on behalf of any Indemnified Party) with respect to any such Indemnifiable Loss made prior to the applicable Survival Date shall continue indefinitely until such claim is resolved pursuant to the terms of this Article VII.  The date of such delivery of a Claim Notice is referred to herein as the “Claim Date” of such Claim Notice (and the claims for indemnification contained therein).  “Claim Notice” means a notice delivered by Parent (on behalf of an Indemnified Party):  (i) stating that an Indemnified Party has paid, sustained or incurred, or anticipates in good faith that it will have to pay, sustain or incur Indemnifiable Losses; and (ii) specifying in reasonable detail (A) the individual items (to the extent known) and the estimated amount of Indemnifiable Losses (if known and reasonably practicable), (B) the date each such item was paid, sustained or incurred (as applicable), or the good faith basis for such anticipated liability (including, in the case of claims pursuant to Section 7.2(a)(i), the applicable representation and warranty claimed to be inaccurate), and (C) the nature of the Indemnifiable Matter (to the extent known).  The Holders’ Representative may object to a claim for indemnification set forth in a Claim Notice by delivering to Parent (and, in the case of a claim against the Indemnity Escrow Fund, to the Escrow Agent) within thirty (30) days from the date of delivery by Parent of a Claim Notice (such date, the “Objection Deadline”), a written statement of objection to the claim made in the Claim Notice (an “Objection Notice”), which Objection Notice shall set forth the nature of the objections to the claims in respect of which the objection is made.  If the Holders’ Representative does not object in writing by the Objection Deadline, such failure to so object shall be an acknowledgment by the Holders’ Representative and the Indemnifying Parties that the Indemnified Party is entitled to the full amount of the claims for Indemnifiable Losses set forth in such Claim Notice, and the Holders’ Representative shall take all necessary actions under this Agreement and the Escrow Agreement to effect payment in respect thereof.

(b)Resolution of Conflicts.

(i)If the Holders’ Representative timely delivers an Objection Notice in accordance with Section 7.4(a), the Holders’ Representative and Parent (on behalf of the Indemnified Party) shall attempt in good faith for thirty (30) days to resolve such dispute.  If the Holders’ Representative and Parent reach an agreement with respect to such dispute, a memorandum setting forth such agreement shall be prepared and signed by both parties (a “Settlement Memorandum”) and, in the case of a claim against the Indemnity Escrow Fund, shall be furnished to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such Settlement Memorandum and make distributions from the Indemnity Escrow Fund in accordance with the terms thereof.

(ii)If the Holders’ Representative and Parent (on behalf of the Indemnified Party) are unable to reach an agreement with respect to such dispute after good faith negotiation during the aforementioned thirty (30)-day period following delivery of an Objection Notice with respect to such claim, any party to such dispute may institute Legal Proceedings in accordance with Section 8.5(b) with respect to the matter unless the amount of the Indemnifiable Loss that is at issue is the subject of a pending Third-Party Claim, in which event such Legal Proceedings shall not be commenced until such amount is ascertained, or both parties otherwise agree.  Any final and non-appealable decision, judgment or award rendered by a Governmental Authority of competent jurisdiction, or any consummation of arbitration (to the extent the Holders’ Representative and Parent mutually agree to such arbitration to resolve their dispute), as to the validity and amount of any claim in such Claim Notice shall be final, binding and conclusive upon the parties hereto and any other Indemnifying Parties and Indemnified Parties.  If reasonably practicable, such final decision shall be written and shall be supported by written findings of fact and conclusions that shall set forth the decision, judgment or award awarded by such Governmental Authority or arbitrator(s) (a “Written Decision”), and the Escrow Agent shall be entitled to rely on, and make distributions from the Indemnity Escrow Fund in accordance with, the terms of such Written Decision.  The Escrow Agent shall be entitled to rely on any such Written Decision and make distributions from the Indemnity Escrow Fund in accordance with the terms thereof.

(c)Satisfaction of Claims.  Recovery by an Indemnified Party for Indemnifiable Losses pursuant hereto shall be satisfied first from the Indemnity Escrow Fund.

(d)Materiality Determination.  For purposes of this Article VII, any representation or warranty under this Agreement (other than the representations and warranties set forth in clause (iii) of Section 2.6 or Section 2.5(b) or Section 2.17) or pursuant to any certificate delivered in connection herewith shall be construed without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers or words of similar import contained in any such representation or warranty.

(e)Treatment of Indemnification Payments.  The Indemnifying Parties, the Holders’ Representative and Parent agree to treat (and cause their Affiliates to treat) any payments received pursuant to this Article VII as adjustments to the Merger Consideration for all Tax purposes, to the maximum extent permitted by Applicable Law.

7.5Third-Party Claims

.

(a)In the event that any Legal Proceeding is instituted, or that any claim is asserted (or that an Indemnified Party anticipates in good faith that any such claim will be asserted), by any Person not party hereto in respect of an Indemnifiable Matter against an Indemnified Party (a “Third-Party Claim”), such Indemnified Party (or Parent on behalf thereof) shall notify the Holders’ Representative as promptly as reasonably practicable of any such claim (describing the claim in reasonable detail, the amount therefor (if known and reasonably quantifiable) and the basis thereof in reasonable detail) to which it has knowledge.  The failure to give timely notice to the Holders’ Representative of the commencement of any such Third-Party Claim will not relieve the Indemnifying Parties from liability in connection therewith, except to the extent that the Indemnifying Parties are materially and actually prejudiced by such failure.

(b)The Holders’ Representative shall have the right, at its sole option and the expense of the Converting Holders: (i) to be represented by counsel of its choice, which counsel must be reasonably satisfactory to Parent; and (ii) to assume the defense of any Third-Party Claims (at the sole expense of the Holders’ Representative). If the Holders’ Representative so elects to assume the defense of any Third-Party Claim, it shall notify Parent in writing as promptly as reasonably practicable (but in no event later than thirty (30) days after receipt of the Third-Party Claim notice) (the “Dispute Period”) of its intent to do so.  Notwithstanding anything to the contrary contained herein, the Holders’ Representative shall not be entitled to assume control of a Third-Party Claim (in which case Parent (on behalf of the applicable Indemnified Party) shall be entitled to control the defense of such Third-Party Claim) if: (i) such Third-Party Claim involves any injunctive relief against the Indemnified Party with respect to such Legal Proceeding or claim; (ii) such Third-Party Claim involves a Governmental Authority; (iii) such Third-Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, investigation or allegation, (iv) Parent (on behalf of the applicable Indemnified Party) reasonably believes such Third-Party Claim, if adversely determined, would adversely affect in any material respect the business, operations or reputation of the Indemnified Party or any of its Affiliates, (v) there is an actual or readily apparent conflict of interest (as determined by the Indemnified Party after obtaining advice of counsel) between the Indemnifying Party and the Indemnified Party that precludes effective joint representation; or (vi) for which the amounts reasonably expected to be incurred in connection therewith, together with all other outstanding claims on the Indemnity Escrow Fund, exceed the amount remaining in the Indemnity Escrow Fund.

(c)If the Holders’ Representative does not elect within the Dispute Period to assume the defense of any Third-Party Claim, Parent (on behalf of the applicable Indemnified Party) may control the defense of such Third-Party Claim.  Notwithstanding anything to the contrary contained herein, the Holders’ Representative shall be entitled on behalf of the Indemnifying Parties, at their sole expense, to participate in, but not to determine or conduct, the defense of such Third-Party Claim or other Third-Party Claim for which an Indemnified Party assumes the defense.  Such Indemnified Party shall have the right in its sole discretion to conduct the defense of any such Third-Party Claim.

(d)If the Holders’ Representative elects in accordance with Section 7.5(b) to assume the defense of any Third-Party Claim: (i) the Holders’ Representative shall use its reasonable best efforts to defend such Third-Party Claim; (ii) Parent (on behalf of the applicable Indemnified Party), prior to the period in which the Holders’ Representative assumes the defense of such matter, may take such reasonable actions to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of such Indemnified Party’s rights to defense and indemnification pursuant hereto, but with such actions not being determinative of the amount of any Losses except to the extent the Holders’ Representative’s ability to defend such action is materially and actually prejudiced by such actions; and (iii) Parent (on behalf of the applicable Indemnified Party) may participate, at its own expense, in the defense of such Third-Party Claim; provided that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the reasonable expense of the Indemnifying Party if:  (A) so requested by the Holders’ Representative to participate; or (B) there is an actual or readily apparent conflict of interest (as determined by the Indemnified Party after obtaining advice of counsel) between the Indemnified Party and the Holders’ Representative that would make such separate representation advisable; provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third-Party Claim. If the Holders’ Representative assumes the defense of any Third-Party Claim in accordance with this Section 7.5, it will be deemed conclusively established for purposes of this Agreement that all claims made in such Legal Proceedings are within the scope of, and are subject to, the indemnification provisions set forth in this Article VII and the Holders’ Representative shall not be permitted to contest the applicability of this Article VII to such Legal Proceedings or to contest the Indemnifying Party’s obligation to provide indemnification with respect thereto.  Notwithstanding anything in this Section 7.5 to the contrary, neither the Holders’ Representative (on behalf of the Indemnifying Parties) nor the applicable Indemnified Party shall, without the written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed): (i) enter into any settlement or compromise of any Third-Party Claim; or (ii) permit a default or consent to entry of any judgment in any Third-Party Claim.

(e)The parties hereto agree to use reasonable best efforts to: (i) cooperate with each other in good faith in connection with the defense, negotiation or settlement of any such Third-Party Claim; (ii) make available witnesses in a timely manner to provide testimony through declarations, affidavits, depositions, or at hearing or trial and to work with each other in preparation for such events consistent with deadlines dictated by the particular Third-Party Claim; and (iii) preserve all documents and things required by litigation hold orders pending with respect to particular Third-Party Claims, and to provide such documents and things to each other, consistent with deadlines dictated by a particular matter, as required by legal procedure or court Order, or if reasonably requested by another party hereto, provided such cooperation referenced in clauses (i) through (iii) would not reasonably be expected to result in a waiver of any attorney-client, work product or other privilege.

7.6Escrow Arrangements

(a)The Escrow Agreement shall provide that, promptly following the Survival Date, the Escrow Agent shall deliver (or cause the Paying Agent to deliver) any remaining cash in the Indemnity Escrow Fund to the Converting Holders as provided in the Escrow Agreement (based on their respective Pro Rata Portions).

(b)Notwithstanding the foregoing, any amount of cash released under Section 7.6(a) shall be less:  (i) any amounts that would be necessary to satisfy any then-pending and unsatisfied or unresolved claim for indemnification pursuant to this Article VII delivered to the Holders’ Representative prior to Survival Date if such claim(s) were resolved in full in favor of the Indemnified Parties (which amounts will continue to be held in the Indemnity Escrow Fund until the related claims have been finally resolved); and (ii) any applicable withholding Tax relating to such amount.  Promptly following the time that any such pending and unsatisfied or unresolved claims have been resolved, the Escrow Agent shall deliver (or cause the Paying Agent to deliver) the remaining portion of such undistributed amount, if any, in the Indemnity Escrow Fund not used to satisfy such claims, and less any applicable withholding Taxes, to the Indemnifying Parties as provided in the Escrow Agreement (based on their respective Pro Rata Portions).

(c)The parties hereto agree that, for Tax reporting purposes, Parent shall be treated as the owner of Indemnity Escrow Fund and all interest and other income earned on the Indemnity Escrow Fund shall, as of the end of each calendar year and to the extent required by the IRS, be reported as having been earned by Parent, whether or not such income was disbursed during such calendar year. The parties hereto intend the Indemnity Escrow Fund to be eligible to be treated as a contingent installment obligation under section 453 of the Code, and further agree to report the transaction in that manner.

7.7Holders’ Representative.

(a)Appointment.  By virtue of the Merger and the adoption of this Agreement and without any further action of any Converting Holder or the Company, each of the Converting Holders irrevocably nominates, constitutes and appoints Fortis Advisors LLC, a Delaware limited liability company, as his, her or its exclusive agent and true and lawful attorney-in-fact (the “Holders’ Representative”), with full power of substitution, to act in the name, place and stead of the Converting Holders for purposes of executing any documents and taking any actions that the Holders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with this Agreement or any other document or agreement contemplated hereby, including the Escrow Agreement, including in connection with any claim for indemnification, compensation or reimbursement under Section 1.4, Section 4.8 and Article VII or under the Escrow Agreement and in connection with any Legal Proceeding relating in any way to this Agreement or any of the Transactions.  Fortis Advisors LLC hereby accepts its appointment as Holders’ Representative.

(b)Authority.  The Converting Holders grant to the Holders’ Representative full authority to execute, deliver, acknowledge, certify and file on behalf of each such Converting Holder (in the name of any or all of the Converting Holders or otherwise) any and all documents that the Holders’ Representative may, in his, her or its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Holders’ Representative may, in his, her or its sole discretion, determine to be appropriate, in performing his, her or its duties as contemplated by this Section 7.7, the Escrow Agreement and the Holders’ Representative Engagement Agreement. Notwithstanding the foregoing, the Holders’ Representative shall have no obligation to act on behalf of the Converting Holders, except as expressly provided herein, in the Escrow Agreement and in the Holders’ Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Holders’ Representative in any other ancillary agreement, schedule, exhibit or the Disclosure Schedule.  Notwithstanding anything to the contrary contained herein or in any other agreement executed in connection with the Transactions:  (i) each Indemnified Party shall be entitled to deal exclusively with the Holders’ Representative on all matters relating to any claim for indemnification, compensation or reimbursement pursuant to Section 1.4, Section 4.8 or Article VII or pursuant to the Escrow Agreement; and (ii) Parent, each Indemnified Party, the Escrow Agent and each Converting Holder shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed, or purported to be executed on behalf of, any Converting Holder by the Holders’ Representative, and on any other action taken or purported to be taken on behalf of any Converting Holder by the Holders’ Representative, as fully binding upon such Converting Holder.  A decision, act, consent or instruction of the Holders’ Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 8.2 and Section 8.4, shall constitute a decision of the Converting Holders and shall be final, binding and conclusive upon the Converting Holders and their successors as if expressly confirmed and ratified in writing, and all defenses which may be available to any Converting Holder to contest, negate or disaffirm the action of the Holders’ Representative taken in good faith under this Agreement, the Escrow Agreement or the Holders’ Representative Engagement Agreement are waived; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Holders’ Representative as being the decision, act, consent or instruction of the Converting Holders.  The Escrow Agent and Parent are hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Holders’ Representative.  The

Holders’ Representative shall be entitled to: (i) rely upon the Capitalization Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Converting Holder or other party.

(c)Power of Attorney.  The Converting Holders recognize and intend that the power of attorney granted in Section 7.7(a) and the immunities and rights to indemnification granted to the Holders’ Representative Group hereunder: (i) are coupled with an interest and are irrevocable; (ii) may be delegated by the Holders’ Representative; (iii) shall survive the death, incompetence, bankruptcy, liquidation or incapacity of each of the Converting Holders and shall be binding on their successors; and (iv) shall survive the delivery of any permitted assignment by any Converting Holder of the whole or any fraction of his, her or its interest in the Escrow Funds.

(d)Replacement.  If the Holders’ Representative shall die, resign, become disabled or otherwise be unable to fulfill his, her or its responsibilities hereunder, the Converting Holders shall (by consent of those Persons entitled to at least a majority of the Indemnity Escrow Fund), within ten (10) days after such death, disability or inability, appoint a successor to the Holders’ Representative (who shall be reasonably satisfactory to Parent) and immediately thereafter notify Parent of the identity of such successor.  Any such successor shall succeed the Holders’ Representative as Holders’ Representative hereunder.  If for any reason there is no Holders’ Representative at any time, all references herein to the Holders’ Representative shall be deemed to refer to the Converting Holders.  The immunities and rights to indemnification shall survive the resignation or removal of the Holders’ Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(e)Indemnification; Holders’ Representative Expenses.  Certain Converting Holders have entered into an engagement agreement (the “Holders’ Representative Engagement Agreement”) with the Holders’ Representative to provide direction to the Holders’ Representative in connection with its services under this Agreement, the Escrow Agreement and the Holders’ Representative Engagement Agreement (such Converting Holders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Holders’ Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Holders’ Representative Group”), shall be liable for any action taken or omitted to be taken by it as Holders’ Representative except in the case of willful misconduct or gross negligence.  The Converting Holders on whose behalf the Holders’ Representative Amount was contributed to the Holders’ Representative Fund shall jointly and severally indemnify the Holders’ Representative Group and hold the Holders’ Representative Group harmless from and against any Liability of any nature incurred by such Holders’ Representative arising out of or in connection with the administration of its duties as Holders’ Representative, including losses, claims, damages, costs, expenses, judgments, fines or amounts paid in settlement, reasonable legal fees, costs of counsel and other skilled professionals and other costs and expenses of defending or preparing to defend against any Liability in the premises and in connection with seeking recovery from insurers, unless such Liability shall be caused by such Holders’ Representative’s willful misconduct or gross negligence (“Holders’ Representative Expenses”). Such Holders’ Representative Expenses may be recovered first, from the Holders’ Representative Fund, second, from any distribution of the Indemnity Escrow Fund otherwise distributable to the Converting Holders at the time of distribution, and third, directly from the Converting Holders. The Converting Holders acknowledge that the Holders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement or the transactions contemplated hereby.  Furthermore, the Holders’ Representative shall not be required to take any action unless the Holders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Holders’ Representative against the costs, expenses and liabilities which may be incurred by the Holders’ Representative in performing such actions.

(f)Holders’ Representative Fund.  The Holders’ Representative Amount shall be available as a fund for (i) the Holders’ Representative Expenses or (ii) use as otherwise directed by the Advisory Group.  In the event that the Holders’ Representative Amount shall be insufficient to satisfy the expenses of the Holders’ Representative, following the expiration of the Survival Date and prior to the distribution from the  Indemnity Escrow Fund to the Converting Holders of any amounts thereof in accordance with this Agreement and the Escrow Agreement, the Holders’ Representative shall have the right to recover the Holders’ Representative Expenses from any remaining portion of the Indemnity Escrow Fund prior to any distribution to the Converting Holders and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Holders’ Representative Expenses actually incurred.  Upon receipt of such certificate, the Escrow Agent shall pay such Holders’ Representative Expenses to the Holders’ Representative.  Notwithstanding anything to the contrary contained herein, the Holders’ Representative’s right to recover Holders’ Representative Expenses shall not prejudice Parent’s right to recover the full amount of Indemnifiable Losses that Parent is entitled to recover from the Indemnity Escrow Fund.  The Indemnifying Parties shall not receive interest or other earnings on the Holders’ Representative Fund.  The Holders’ Representative shall have no responsibility or liability for any loss of principal of the Holders’ Representative Fund other than as a result of its gross negligence or willful misconduct. The Holders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Holders’ Representative Fund, and has no tax reporting or income distribution obligations. Subject to Advisory Group approval, the Holders’ Representative may contribute funds to the Holders’ Representative Fund from any consideration otherwise distributable to the Converting Holders.  For tax purposes, the Holders’ Representative Fund shall be treated as having been received and voluntarily set aside by the Indemnifying Parties at the time of Closing.  Any amounts remaining from the Holders’ Representative Fund shall be paid by the Holders’ Representative to the Paying Agent for distribution to the Indemnifying Parties (based on their respective Pro Rata Portions) at such time as the Holders’ Representative determines to be appropriate.

Article VIII

MISCELLANEOUS

8.1Interpretation

.

(a)When a reference is made herein to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes,” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”  Where a reference is made to a Contract, instrument or law, such reference is to such Contract, instrument or law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of law) by succession of comparable successor law and references to all attachments thereto and instruments incorporated therein.  Unless the context of this Agreement otherwise requires:  (i) words of any gender include each other gender and neutral forms of such words; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement; (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection; (v) references to any Person include the successors and permitted assigns of that Person; (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively; and (vii) the phrase “made available to,” “provide to,” “deliver to” and phrases of similar import means, with respect to any information, document or other material of the Company, that such information, document or material was made available for review and properly indexed by the Company and its Representatives in the virtual data room established by the Company in connection with this Agreement (the “Data Room”) at least forty-eight (48) hours prior to the execution of this Agreement or actually delivered (whether by physical or electronic delivery) to Parent or its Representatives at least forty-eight (48) hours prior to the execution of this Agreement.  The symbol “$” refers to United States Dollars.  The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.”  References to a Person are also to its permitted successors and assigns.  All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”  Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent.

(b)The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

8.2Amendment or Supplement

.  Subject to Applicable Law, this Agreement can be amended, supplemented or modified only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification is sought; provided that, following the Effective Time, the written consent of the Holders’ Representative shall also be required to approve any amendment on behalf of the Company.  For purposes of this Section 8.2, the Equityholders agree that any amendment of this Agreement as to which the Holders’ Representative has given its written consent shall be binding upon and effective against the Equityholders whether or not they have signed such amendment, supplement or modification.

8.3Assignment

.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except that Parent or Merger Sub may assign, in their sole discretion, any or all of their rights, interests and obligations under this Agreement to any Affiliate of Parent, but no such assignment shall relieve Parent or Merger Sub of any of their obligations hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 8.3 shall be null and void.

8.4Extension of Time, Waiver

.  At any time prior to the Effective Time, any party may, in each case, if set forth in writing signed by the party granting the waiver or extension, and subject to Applicable Law: (a) waive any inaccuracies in the representations and warranties of any other party hereto; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions.  Notwithstanding anything to the contrary contained herein, no failure or delay by the Company, Parent, Merger Sub or Holders’ Representative, in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  For purposes of this Section 8.4, the Equityholders agree that any extension or waiver signed by the Holders’ Representative shall be binding upon and effective against all Equityholders whether or not they have signed such extension or waiver.

8.5Governing Law; Jurisdiction; Waiver of Jury Trial

(a)This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State (without giving effect to the principles of conflicts-of-laws thereof or of any other jurisdiction).

(b)Each of the parties hereto hereby irrevocably and unconditionally: (a) submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any Delaware State court or Federal court of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, in any Legal Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Legal Proceeding shall be heard and determined in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any Delaware State court or Federal court of the United States of America sitting in the State of Delaware), and from any appellate court from any thereof; (b) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit or Legal Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in, or in connection with, this Agreement) in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any Delaware State court or Federal court of the United States of America sitting in the State of Delaware); (c) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in any such court; and (d) agrees that a final judgment in any such suit or Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.  Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth below shall be effective service of process for any suit or Legal Proceeding brought in any such court.

(c)EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS.  Each of the parties hereto: (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver; and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and Transactions, by, among other things, the mutual waivers and certifications in this Section 8.5.

8.6Specific Performance

.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company or Parent or Merger Sub, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company or Parent and Merger Sub, as applicable, under this Agreement.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Applicable Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

8.7Notices

.  All notices and other communications under this Agreement shall be in writing and shall be deemed given: (a) when delivered personally by hand (with written confirmation of receipt), (b) the day when transmitted via electronic mail to the address set out below if the recipient confirms receipt (or, the first Business Day following such receipt if the day is not a Business Day); or (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision); provided that notices to the Holders’ Representative shall be delivered solely by facsimile, with confirmation of receipt, or electronic mail:

If to Parent or Merger Sub, to:

Allscripts Healthcare, LLC

c/o Allscripts Healthcare Solutions, Inc.
222 Merchandise Mart Plaza, Suite 204
Chicago, IL 60654

Attention: General Counsel
Facsimile: (919) 800-6051
Email: brian.farley@allscripts.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 Attention: Gary D. Gerstman	Michael P. Heinz Facsimile: (312) 853-7036 Email: ggerstman@sidley.com and mheinz@sidley.com

If to the Company, to:

Practice Fusion, Inc.
731 Market Street, Suite 400
San Francisco, CA 94103
Attention:  Chief Executive Officer
Facsimile: (415) 867-5309
Email: tlangan@practicefusion.com

with a copy (which shall not constitute notice) to:

Fenwick & West, L.L.P.
801 California Street
Mountain View, CA  94041

Attention:  David Bell
Facsimile: (650) 335-7130
Email: dbell@fenwick.com

If to the Holders’ Representative, to:

Fortis Advisors LLC
Attention: Notice Department
Facsimile: (858) 408-1843
Email: notices@fortisrep.com

8.8Severability

.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced by any rule of Applicable Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.  Except as otherwise expressly provided for herein, nothing contained in any representation or warranty, or the fact that any representation or warranty may or may not be more specific than any other representation or warranty, shall in any way limit or restrict the scope, applicability, or meaning of any other representation or warranty contained herein.

8.9Entire Agreement; No Third-Party Beneficiaries

.  This Agreement (including the Exhibits hereto, the Disclosure Schedule and the other Transaction Agreements) and the Confidentiality Agreement:  (a) constitute the entire agreement of the parties to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement, with respect to the subject matter of this Agreement and the Confidentiality Agreement, except as otherwise expressly provided in this Agreement; and (b) except for (i) the rights of the Equityholders to receive the Merger Consideration after the Effective Time if the Merger is consummated pursuant to Sections 1.3, 1.4 and 1.5 (provided that only the Holders’ Representative shall have the ability to enforce such right of the Equityholders pursuant to Section 7.7 and Sections 1.3, 1.4 and 1.5), and (ii) the rights provided to the Company Indemnified Parties pursuant to Section 4.10, are not intended to, and shall not confer upon, any Person other than the parties hereto any rights or remedies hereunder.  The Preamble, Recitals, Exhibits, Disclosure Schedule and other Schedules to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.

8.10Legal Representation

.  Parent, Merger Sub and the Company hereby agree that, in the event that a dispute arises after the Closing between Parent and the Surviving Corporation, on the one hand, and the Holders’ Representative and the Indemnifying Parties, on the other hand, Fenwick & West LLP (“Fenwick”) may represent the Holders’ Representative and the Indemnifying Parties in such dispute even though the interests of the Holders’ Representative and the Indemnifying Parties may be directly adverse to Parent, the Surviving Corporation or any of their respective Subsidiaries; provided that this sentence shall not apply if  Fenwick is handling ongoing matters for Parent, the Surviving Corporation or any of their respective Affiliates.  Parent further agrees that, as to all communications among Fenwick and either the Holders’ Representative or the Converting Holders (in their capacities as such) (individually and collectively, the “Seller Group”) that relate exclusively to the negotiation of the transactions contemplated by this Agreement, the attorney-client privilege belongs solely to the Seller Group and may be controlled only by the Seller Group and will not pass to or be claimed by Parent or the Surviving Corporation.  Notwithstanding the foregoing, in the event that a dispute arises between Parent or the Surviving Corporation, on the one hand, and a Person other than a party to this Agreement, on the other hand, after the Closing, Parent or Surviving Corporation may access the information described herein to the extent it or they believe reasonably necessary to defend the dispute and may assert any applicable privilege or protection on behalf of Seller Group to prevent the disclosure of such information to such third person; provided that Parent or Surviving Corporation may not waive such privilege without the prior written consent of the Holders’ Representative, which consent will not be unreasonably withheld. The parties agree that nothing herein shall be deemed or construed as a waiver of any applicable privileges or protections that may be asserted with respect to the information as against any third person in connection with any third party Legal Proceeding.

8.11Counterparts

.  This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same instrument and shall become effective when one (1) or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart.  The delivery by facsimile or by electronic delivery in.PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein.  All of the counterparts will together constitute one (1) and the same instrument and each counterpart will constitute an original of this Agreement.

8.12Parent Guaranty.  Guarantor unconditionally guarantees to the Company the payment by Parent, Merger Sub or the Surviving Corporation, as applicable, of the amounts required to be paid pursuant to Sections 1.2(a), 1.3(a), 1.3(e), 1.4(d)(ii), 1.5(b), 4.14(a) and 4.14(b) (the “Guaranteed Obligations”), subject to the terms and conditions set forth herein.  If, for any reason whatsoever, Parent, Merger Sub or the Surviving Corporation, as applicable, shall fail to or be unable to duly, punctually and fully pay the Guaranteed Obligations, Guarantor will forthwith pay or cause to be paid in lawful currency of the United States the Guaranteed Obligations.

8.13Definitions.

(a)As used herein, the following terms have the meanings ascribed thereto below:

“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.

“Adjustment Escrow Amount” means $300,000.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the direct or indirect ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Aggregate Exercise Price” means the aggregate exercise price of all In-the-Money Company Options, all In-the-Money Company Common Warrants and the Orix Warrant.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign antitrust laws and other Applicable Law issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Law” means, with respect to any Person, any federal, state, territorial, foreign, local, municipal or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, rule, treaty, directive, license, permit, regulation, administrative interpretation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any Orders applicable to such Person or such Person’s Affiliates or to any of their respective assets, properties or businesses.

“Business Day” means a day except a Saturday, a Sunday or other day on which banks in the City of New York, New York or the City of San Francisco, California are authorized or required by Applicable Law to be closed.

“Cash” means: (i) cash and cash equivalents of the Acquired Companies (including restricted cash, marketable securities, deposits and short term investments), less (ii) the aggregate amount of any outstanding checks, transfers and drafts, plus (iii) deposits that are in transit to the bank accounts of the Acquired Companies to the extent there has been a reduction of accounts receivable on account thereof in the calculation of the Closing Net Working Capital Amount, in each case, as determined in accordance with GAAP.

“CCC” means the California Corporations Code.

“Charter” means the Amended and Restated Certificate of Incorporation of the Company (as amended to date).

“Closing Cash” means the aggregate amount of all Cash as of 11:59 p.m. Pacific time on the day immediately preceding the Closing Date.

“Closing Debt” means all Indebtedness of the Acquired Companies as of immediately prior to the Closing.

“Closing Net Working Capital Amount” means the amount, calculated in accordance with GAAP as consistently applied by Company in the preparation of the audited consolidated financial statements of the Acquired Companies as of and for the fiscal year ended December 31, 2016, as of 11:59 p.m. Pacific time on the day immediately preceding the Closing Date, equal to: (i) the current assets (net of reserves) of the Acquired Companies (but excluding any Cash, prepaid Transaction Expenses (if any) and any deferred income Tax assets); less (ii) the current liabilities of the Acquired Companies (but excluding any deferred income Tax Liabilities, deferred revenue and amounts included within Indebtedness and unpaid Transaction Expenses).

“Code” means U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Committed Equity Awards” means the committed Company RSUs identified in Section 2.2(b) of the Disclosure Schedule.

“Company” has the meaning set forth in the preamble.

“Company Capital Stock” means the outstanding shares of Company Common Stock and Company Preferred Stock.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included any Acquired Company or any direct or indirect predecessor of any Acquired Company, or any other group of corporations filing Tax Returns on a combined, consolidated or unitary basis that, at any time on or before the Closing Date, includes or has included any Acquired Company or any direct or indirect predecessor of any Acquired Company.

“Company Option” means all stock options to purchase shares of Company Common Stock, whether vested or unvested, granted pursuant to the Company Stock Plan.

“Company Preferred Stock” means the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock, the Company Series D Preferred Stock and the Company Series E Preferred Stock.

“Company RSU” means all restricted stock units granted pursuant to the Company Stock Plan.

“Company Series A Preferred Stock” means the Series A Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series B Preferred Stock” means the Series B Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series C Preferred Stock” means the Series C Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series D Preferred Stock” means the Series D Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series E Preferred Stock” means the Series E Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series E Warrants” means those certain warrants to purchase shares of Company Series E Preferred Stock, which shall be issued and outstanding as of immediately prior to the Effective Time.

“Company Stock Plan” means the Company’s Amended and Restated 2006 Stock Plan, as amended to date.

“Company Warrants” means those certain warrants to purchase shares of Company Capital Stock, which shall be issued and outstanding as of immediately prior to the Effective Time.

“Contract” means any (whether written or oral) contract, subcontract, loan or credit agreement, debenture, note, guaranty, bond, mortgage, indenture, deed of trust, license, lease, sublease, purchase or sales order, or other agreement, arrangement or instrument that is legally binding, including any amendments, modifications and supplements, in each case, thereto.

“Converting Holders” means (i) Stockholders (other than those Stockholders all of whose shares of Company Capital Stock are Dissenting Shares), (ii) holders of In-the-Money Company Options, (iii) holders of In-the-Money Company Common Warrants, (iv) holders of In-the-Money Company Series E Warrants, (v) holders of Vested Company RSUs and (vi) Management Carve-Out Participants, in each case as of immediately prior to the Effective Time.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal or dissenters’ rights shall have been perfected, and not waived, withdrawn or lost, in accordance with the DGCL or the CCC, as applicable, in connection with the Merger.

“Employee” means any current or former employee, officer, consultant, independent contractor, director or other natural person service provider of any Acquired Company or any ERISA Affiliate of any Acquired Company.

“Environmental Law” means any Applicable Law as in effect on or prior to the Closing Date relating to the protection of the environment, protection of human health as it relates to any harmful or deleterious substances or protection of natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

“Equityholder” means each holder, as of immediately prior to the Effective Time, of Company Capital Stock, Company Warrants, Company Options and Company RSUs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity (whether or not incorporated) that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Escrow Amounts” means, collectively, the Adjustment Escrow Amount and the Indemnity Escrow Amount.

“Escrow Funds” means, collectively, the Adjustment Escrow Fund and the Indemnity Escrow Fund.

“Estimated Merger Consideration” means a dollar amount equal to the sum of: (i) the Purchase Price, plus (ii) the Estimated Closing Cash, less (iii) the Estimated Transaction Expenses, less (iv) Estimated Closing Debt, plus (v) the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Targeted Net Working Capital Amount, less (vi) the amount, if any, by which the Targeted Net Working Capital Amount exceeds the Estimated Net Working Capital Amount, plus (vii) the Aggregate Exercise Price, in each case (other than clauses (i), (ii) and (vii)), as finally estimated pursuant to Section 1.4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States.

“Government Health Care Program” means a federal or state health care program, as defined at 42 U.S.C. § 1320a-7b(f), including, but not limited to Medicare, Medicaid, the Children’s Health Insurance Program (CHIP), the U.S. Department of Veterans Affairs, TRICARE and similar or successor programs that are funded, in whole or in part, by the government of the United States of America.

“Governmental Authority” means any government (or political subdivision thereof), court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic or foreign, and any Taxing body or authority, and any other entity, body or organization exercising governmental or quasi-governmental power or authority.

“Guarantor RSUs” means restricted stock units that settle for shares of Guarantor’s common stock.

“Hazardous Materials” means any material, substance of waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons, and all other ozone-depleting substances.

“Healthcare Laws” mean all federal, state, and local Laws relating to the regulation, provision or administration of, or billing or payment for, healthcare products or services, whether criminal or civil, including, but not limited to:  (i) the Medicare Statute (Title XVIII of the Social Security Act); (ii) the Medicaid Statute (Title XIX of the Social Security Act); (iii) TRICARE (10 U.S.C. Section 1071 et seq.); (iv) Veterans Health Administration Program (38 U.S.C. Chapter 17); (v) fraud and abuse law, including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), the federal criminal False Claims Statutes (18 U.S.C. §§ 286, 287 and 1001), the federal Health Care Fraud Law (18 U.S.C. § 1347), the federal criminal False Statements Law (42 U.S.C. §1320a-7b(a)), the federal Civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal Civil Monetary Penalties law (42 U.S.C. § 1320a-7a), the federal Exclusion Laws (42 U.S.C. § 1320a-7), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), and, if applicable, the federal Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and the federal Stark Law (42 U.S.C. § 1395nn); (vi) the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), including 45 C.F.R. Parts 160, 162 and 164 (the “HIPAA Rules”) and the healthcare fraud criminal provisions under HIPAA (42 U.S.C. §1320d et seq.); (vii) the Public Health Service Act (42 U.S.C. § 201 et seq.), including 42 U.S.C. §§ 290dd-3, 290ee-3, 42 C.F.R. Part 2; (viii) the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, including but not limited to provisions governing “accountable care organizations” and the “meaningful use” of electronic health records, 42 C.F.R. Part 495; (ix) The Medicare and Medicaid Electronic Health Records Incentive Programs under 42 U.S.C. § 1395w-4(o) and its implementing regulations found at 42 C.F.R. §, 495 et seq.; and (x) the federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.); each of (i) through (x) as amended from time to time; and all comparable federal, state and local Laws for any of the foregoing and the rules and regulations promulgated pursuant to all such Laws, each as amended from time to time.

“Highest In-the-Money Exercise Price” means the highest per share exercise price at which the Participating Per Share Merger Consideration would exceed such highest per share exercise price assuming that (I) all Company Options and Company Common Warrants outstanding as of immediately prior to the Effective Time (x) with a per share exercise price equal to or less than such highest per share exercise price are included in the Total Participating Capitalization and (y) with a per share exercise price greater than such highest per share exercise price are excluded from the Total Participating Capitalization and (II) the sum of the exercise prices of all Company Options and Company Common Warrants (x) with a per share exercise price equal to or less than such highest per share exercise price were included in the Aggregate Exercise Price and (y) with a per share exercise price greater than such highest per share exercise price were excluded from the Aggregate Exercise Price.

“Holders’ Representative Amount” means $1,000,000.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-the-Money Company Common Warrants” means the unexercised and unexpired Company Common Warrants that are outstanding immediately prior to the Effective Time and that have an exercise price that is less than the Highest In-the-Money Exercise Price.

“In-the-Money Company Options” means the unexercised, unexpired and vested Company Options or portions of Company Options that are outstanding immediately prior to the Effective Time and that have an exercise price that is less than the Highest In-the-Money Exercise Price.

“In-the-Money Company Series E Warrants” means the VLL Warrant and the Orix Warrant.

“Indebtedness” means, without duplication:  (a) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of each Acquired Company, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions or otherwise (in each case, whether short-term or long-term); (b) all deferred indebtedness of each Acquired Company for the payment of the purchase price of property or assets purchased (other than accounts payable incurred in the ordinary course of business that are not more than 30 days past due); (c) all obligations of each Acquired Company to pay amounts under a lease which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP; (d) all outstanding reimbursement obligations of each Acquired Company with respect to letters of credit (for the avoidance of doubt, only to the extent that an Acquired Company has drawn on such letters of credit), surety bonds, bankers’ acceptances or similar facilities issued for the account of any Acquired Company; (e) all obligations of each Acquired Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (f) all obligations secured by any Lien existing on property owned by any Acquired Company, whether or not indebtedness secured thereby will have been assumed; (g) all guaranties, endorsements, assumptions and other contingent obligations of each Acquired Company in respect of, or to purchase or to otherwise acquire, Indebtedness of others; (h) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment (regardless if any of such are actually paid), as a result of the consummation of the transactions contemplated by the Agreement or in connection with any lender consent; (i) the cost of delivering products and services in connection with that portion of deferred revenue (short term or long term) associated with the undelivered portion of any Acquired Company products and services, including relating to its CDS, eRx and Surescripts programs (for illustrative purposes only, the Company estimates that the total amount referred to in this clause (i) is $1,000,000 as of the date hereof); and (j) all accrued but unpaid dividends or other similar obligations of each Acquired Company, whether interest bearing or otherwise, owed to any securityholder of the Acquired Companies (in their capacity as such).

“Indemnity Escrow Amount” means $5,000,000.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: (i) with respect to the Company, the actual knowledge, after reasonable inquiry, of any of the individuals set forth on Section 8.13(a) of the Disclosure Schedule; and (ii) with respect to Parent and Merger Sub, the actual knowledge, after reasonable inquiry, of any of the officers of Parent.

“Liability” means any and all debts, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, or determined or determinable or otherwise.

“Liens” means all liens, pledges, charges, mortgages, encumbrances, restrictions, adverse rights, indentures, deeds of trust, and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same), rights of first refusal, rights of first offer, options, proxy, voting trusts, voting agreements, preemptive rights, easements, or other kind of encumbrance of every kind and nature whatsoever.

“Loss” means any payment, cost, damage, disbursement, expense, loss, interest, Taxes, fines, injury, deficiency, penalty, settlement amounts, awards, judgements, assessments, obligations and liabilities of any kind, including any Legal Proceeding pending or proposed or threatened to be brought by any Governmental Authority or Person, and out-of-pocket expenses (including reasonable legal, accounting and other professional fees and reasonable expenses and costs arising from the investigation, collection, prosecution, determination and defense of such Losses).

“Management Carve-Out Amount” means the total amount payable to the participants in the Management Carve-Out Plan in accordance with Section 1.3(e).

“Management Carve-Out Plan” means the Company’s management carve-out plan in existence as of the date hereof.

“Management Carve-Out Plan Participant” means the Employees designated in Section 1.3(e) of the Disclosure Schedule as participants in the Management Carve-Out Plan.

“Material Adverse Effect” means, with respect to the Company, any changes, events, circumstances, occurrences, effects, conditions or states of fact that, individually or in the aggregate, have had or would reasonably be expected to have: (i) a material adverse effect on the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of the Acquired Companies taken as a whole; or (ii) a material impairment in the ability of the Company to consummate the Transactions in accordance with the terms of this Agreement prior to the Outside Date; provided, however, that Material Adverse Effect shall not include any change, event, circumstance, occurrence, effect, condition or state of facts: (A) that results from general economic conditions in any state or country where the Company has material business operations or sales; (B) that results from any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; (C) that is attributable to any failure, in and of itself (as distinguished from any change, event, circumstance, occurrence, effect, condition or state of facts giving rise to or contributing to such failure) by any Acquired Company to meet internal projections or forecasts or revenue or earnings predictions for any period ending after the date of this Agreement (provided that the underlying cause or basis for the Company or its Subsidiaries to meet such projections or forecasts or revenue or earnings predictions shall not be excluded by this clause (C)); (D) the taking of any action specifically required to be taken by this Agreement (other than Section 4.1(a)); and (E) that results from the announcement of this Agreement or the other Transaction Agreements or the pendency or consummation of the Transactions; provided, further, however, that in the case of each of the foregoing clauses (A) and (B), any such change, event, circumstance, occurrence, effect, condition or state of facts shall be excluded only to the extent that it occurs after the date hereof and does not disproportionately affect the Acquired Companies as a whole relative to other companies operating in the Company’s industry.

“Merger Consideration” means a dollar amount equal to the sum of: (i) the Purchase Price, plus (ii) Closing Cash, less (iii) the Transaction Expenses, less (iv) Closing Debt, plus (v) the amount, if any, by which the Closing Net Working Capital Amount exceeds the Targeted Net Working Capital Amount, less (vi) the amount, if any, by which the Targeted Net Working Capital Amount exceeds the Closing Net Working Capital Amount, plus (vii) the Aggregate Exercise Price, in each case (other than clauses (i), (ii) and (vii)), as finally determined pursuant to Section 1.4(c).

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA.

“Notification and Report Form” shall have the meaning given to it in the HSR Act.

“Optionholder” means each holder, as of immediately prior to the Effective Time, of a Company Option, whether or not vested.

“Orix Warrant” means that certain Warrant to Purchase Stock issued by the Company to Orix Finance Equity Investors, LP on October 7, 2016.

“Participating Per Share Merger Consideration” means (i)(A) $3,000,000 plus (B) the Reallocated Bonus Amounts (the amount described in this clause (i), the “Total Participating Merger Consideration”) divided by (ii) the Total Participating Capitalization.

“Payoff Letter” means, with respect to any Indebtedness owed to any third party, a payoff letter which sets forth: (i) the amount required to repay in full all Indebtedness owed to such holder; (ii) the wire transfer instructions for the repayment of such Indebtedness to such holder; (iii) a release of all Liens granted by the Acquired Companies to such holder or otherwise arising with respect to such Indebtedness, effective upon repayment of such Indebtedness, and (iv) authorization to file all UCC termination statements and releases necessary to evidence satisfaction and termination of such Indebtedness and to enable release of all Liens relating thereto.

“Permits” means permits, licenses, franchises, certificates, registrations, qualifications, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained.

“Permitted Liens” means: (i) statutory Liens securing payments not yet due or Liens with respect to the payment of Taxes, in all cases that are not yet due or payable or that are being contested in good faith by the Acquired Companies, and for which appropriate reserves have been established in accordance with GAAP on the Company Balance Sheet; and (ii) statutory Liens of landlords and Liens of mechanics, carriers, materialmen or warehousemen and other similar statutory Liens imposed by Applicable Law created in the ordinary course of business of the Acquired Companies for amounts that are not yet delinquent or that are being contested in good faith by appropriate proceedings properly instituted and diligently conducted by the Acquired Companies.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Personal Information” means any information in any form or format that identifies or could reasonably be used to identify an individual (including but not limited to Protected Health Information and all financial, billing and medical information and any other information of any Acquired Company’s website visitors, customers, those persons included in any demographic or other analysis performed for customers, or other information collected by any Acquired Company or its authorized agents, Employees, or subcontractors in connection with the products and services of any Acquired Company that could be reasonably associated with an identifiable individual).

“Privacy Laws” means: (x) Applicable Laws or standards imposed by self-regulatory organizations that apply to the Processing of Personal Information and include, to the extent applicable to the business of the Acquired Companies: (i) the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., (ii) HIPAA, HITECH and the HIPAA Rules; (iii) the Public Health Service Act, 42 U.S.C. §§ 290dd-3, 290dee-3, including 42 C.F.R. Part 2; (iv) provisions governing the “meaningful use” of electronic health records under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, including 42 C.F.R. Part 495; (v) the Payment Card Industry Data Security Standard (“PCI-DSS”) and all rules and operating regulations of the credit card associations (such as Visa, MasterCard, American Express or Discover Network); (vi) the Federal Trade Commission Act, 15 U.S.C. § 41, et seq.; and (vii) the federal Telephone Consumer Protection Act; and each of (i) through (vii) as amended from time to time; (y) all implementing regulations, regulatory guidance and requirements and contractual requirements relating to privacy and data security pursuant to all such Applicable Laws, each as amended from time to time, and (z) all other comparable federal, state and local Applicable Laws, each as amended from time to time, for any of the foregoing.

“Pro Rata Portion” means, with respect to a particular Indemnifying Party, a fraction:  (i) the numerator of which is the sum of the aggregate amount of cash that such Indemnifying Party is entitled to be paid pursuant to Section 1.2(a) (which, for the avoidance of doubt, excludes any payments in respect of Dissenting Shares) and Section 1.3(e) (in each case prior to taking into account any withholding for Taxes); and (ii) the denominator of which is the aggregate amount of cash that all Indemnifying Parties are entitled to be paid pursuant to Section 1.2(a) (which, for the avoidance of doubt, excludes any payments in respect of Dissenting Shares) and Section 1.3(e) (in each case prior to taking into account any withholding for Taxes).

“Protected Health Information” has the meaning given to it under HIPAA (45 C.F.R. § 160.103) and includes electronic protected health information.

“Purchase Price” means $100,000,000.

“RSU Holder” means each holder, as of immediately prior to the Effective Time, of a Company RSU, whether or not vested.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series E Preferred Per Share Merger Consideration” means (i) the Total Series E Preferred Merger Consideration divided by (ii)(A) the number of shares of Company Series E Preferred Stock that are issued and outstanding immediately prior to the Effective Time plus (B) the number of shares of Company Series E Preferred Stock that are issuable upon in connection with the In-the-Money Company Series E Warrants.

“Significant Business Partner” means any of the Company’s (i) top twenty (20) vendors, service providers or suppliers, based on amounts paid by the Company in the twelve (12) months preceding the Company Balance Sheet Date; or (ii) top twenty (20) customers or clients of the Acquired Companies, based on revenue recognized in the twelve (12) months preceding the Company Balance Sheet Date.

“Stockholders” means each holder of Company Common Stock and/or Company Preferred Stock, as applicable, as of immediately prior to the Effective Time.

“Straddle Period” means any taxable year or period beginning on or before, but ending after, the Closing Date.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity, or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests), are, as of such date, owned by such party or one (1) or more Subsidiaries of such party, or by such party and one (1) or more Subsidiaries of such party.

“Targeted Net Working Capital Amount” means an amount equal to $7,500,000.

“Tax Returns” means with respect to Taxes any return, report or information return required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreements” means any agreement relating to the sharing, allocation or indemnification of Taxes or amounts in lieu of Taxes, or any similar Contract or arrangement.

“Taxes” means:  (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other similar assessments in the nature of taxes, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, severance, escheat or unclaimed property, stamp, occupation, property and estimated taxes; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (i) above; and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) above as a result of being a transferee of or successor to any Person or as a result of any obligation to indemnify any other Person.

“Taxing Authority” means any Governmental Authority validly exercising its taxing authority.

“Total Participating Capitalization” means the sum, without duplication, of, as of immediately prior to the Effective Time, the aggregate number of:  (i) shares of Company Common Stock issuable on conversion of all shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Company Series E Preferred Stock issued and outstanding immediately prior to the Effective Time); plus (ii) shares of Company Common Stock issued and outstanding immediately prior to the Effective Time; plus (iii) the maximum aggregate number of shares of Company Common Stock issuable upon full exercise, settlement, exchange or conversion of all vested In-the-Money Company Options, Vested Company RSUs and In-the-Money Company Common Warrants; less (iv) shares of Company Capital Stock, if any, cancelled pursuant to Section 1.2(b).

“Total Series E Preferred Merger Consideration” means (i) the Merger Consideration minus (ii) the Total Participating Merger Consideration.

“Transaction Agreement” means any agreement or other executed document necessary for the completion of the Transactions, including this Agreement, the Escrow Agreement and the Confidentiality Agreement.

“Transaction Expenses” means, without duplication and whether or not accrued, but in each case only to the extent unpaid as of immediately prior to the Closing: (i) the aggregate third-party legal, accounting, consulting, investment banking, financial advisory, brokerage and other third-party fees and expenses incurred by or on behalf of Acquired Companies, or directors, officers, or Employees of the Acquired Companies, to the extent incurred by the Acquired Companies in connection with the Transactions; (ii) the Management Carve-Out Amounts and any amounts payable pursuant to any agreement between the Company and Ryan Howard, including the Confidential Settlement Agreement and General Release of Claims and Consulting Agreement, each dated August 4, 2016, (and, in each case, any related fees and expenses); (iii) all sale, “stay-around,” retention, change of control or similar bonuses or amounts (other than those contemplated by clause (ii)) that will or may become payable in connection with or as a result of the consummation of the Transactions (but excluding, in each case, any “double-trigger” obligations that become payable as a result of any action taken by Parent or the Company following the Closing), (iv) the employer’s share of any Medicare Taxes payable in connection with the payments described in clause (ii) or (iii); and (v) all fees and expenses incurred in connection with obtaining the D&O Tail Policy.

“Vested Company RSUs” means the unexpired and vested Company RSUs or portions of Company RSUs that are outstanding immediately prior to the Effective Time, taking into account any vesting that will occur as a result of the Transactions.

“VLL Warrant” means that certain Warrant to Purchase Shares of Preferred Stock issued by the Company to Venture Lending & Leasing VII, LLC on October 6, 2014.

“Warrantholder” means each holder, as of immediately prior to the Effective Time, of a Company Warrant, irrespective of whether such Company Warrant is vested.

(b)The following terms are defined in the Section of this Agreement set forth after such term below:

280G Approval	Section 4.2(d)
Accounting Firm	Section 1.4(c)(iv)
accrued PTO	Section 4.11(c)
Acquisition Proposal	Section 4.3(a)
Advisory Group	Section 7.7(e)
Agreement	Preamble
Author	Section 2.15(h)
Bankruptcy and Equity Exception	Section 2.3(a)
Benefits Continuation Period	Section 4.11(a)
Board	Recitals

Capitalization Spreadsheet	Section 4.13
Certificate	Section 1.5(a)
Certificate of Merger	Section 1.1(d)
Charter Amendment	Section 5.2(i)(ii)
Claim Date	Section 7.4(a)
Claim Notice	Section 7.4(a)
Closing	Section 1.1(c)
Closing Date	Section 1.1(c)
Closing Date Schedule	Section 1.4(b)
Company	Preamble, Preamble
Company Balance Sheet	Section 2.5(a)
Company Balance Sheet Date	Section 2.5(a)
Company Indemnified Parties	Section 4.10(a)
Company IP Rights	Section 2.15(a)(i)
Company Organizational Documents	Section 2.1(c)
Company Plans	Section 2.11(a)
Company Registered Intellectual Property	Section 2.15(a)(iii)
Company Software	Section 2.15(l)
Company Stockholder Approval	Section 2.3(b)
Company-Owned IP Rights	Section 2.15(a)(ii)
Confidential Information	Section 2.15(k)
Confidentiality Agreement	Section 4.7(b)
Consenting Stockholders	Recitals
Contingent Consideration	Section 1.3(a)
Continuing Employees	Section 4.11(a)
D&O Tail Policy	Section 4.10(b)
Data Room	Section 8.1(a)
Disclosure Schedule	Article II
Dispute Notice	Section 1.4(c)(ii)
Dispute Period	Section 7.5(b)
Drag-Along Agreement	Section 4.2(b)
Drag-Along Rights	Section 4.2(b)
Effective Time	Section 1.1(d)
Escrow Agent	Section 1.3(a)
Escrow Agreement	Section 1.3(a)
Estimated Capitalization Spreadsheet	Section 4.13
Estimated Closing Cash	Section 1.4(a)
Estimated Closing Debt	Section 1.4(a)
Estimated Closing Statement	Section 1.4(a)
Estimated Net Working Capital Amount	Section 1.4(a)
Estimated Transaction Expenses	Section 1.4(a)
Excess Amount	Section 1.4(d)(ii)
Excluded Matters	Section 7.3(b)
Expert Calculations	Section 1.4(c)(iv)
FDA	Section 2.8(b)
Fenwick	Section 8.10
Financial Statements	Section 2.5(a)
FIRPTA Certificate	Section 4.8(f)
Fundamental Representations	Section 7.1
Guaranteed Obligations	Section 8.12
HHS	Section 2.16(e)

Holders’ Representative	Section 7.7(a)
Holders’ Representative Engagement Agreement	Section 7.7(e)
Holders’ Representative Expenses	Section 7.7(e)
Holders’ Representative Fund	Section 1.3(d)
Holders’ Representative Group	Section 7.7(e)
Indemnifiable Losses	Section 7.2(a)
Indemnifiable Matters	Section 7.2(a)(vii)
Indemnified Parties	Section 7.2(a)
Indemnifying Parties	Section 7.2(a)
Indemnity Escrow Fund	Section 1.3(b)
Intellectual Property	Section 2.15(a)(iv)
Leased Real Property	Section 2.14(b)
Legal Proceedings	Section 2.7
Letter of Transmittal	Section 1.5(c)
Material Contract	Section 2.13(a)
Merger	Recitals
Merger Consideration Certificate	Section 4.13
Merger Sub	Preamble
Multiemployer Plan	Section 2.11(d)
Objection Deadline	Section 7.4(a)
Objection Notice	Section 7.4(a)
Open Source Materials	Section 2.15(a)(v)
Order	Section 6.1(b)(ii)
Outside Date	Section 6.1(b)(i)
Parent	Preamble
Paying Agent	Section 1.5(b)
Policies	Section 2.18
Post-Closing Returns	Section 4.8(b)
Post-Signing Returns	Section 4.8(b)
Pre-Closing Period	Section 4.3(a)
Privacy Commitments	Section 2.16(a)
Privacy Policies	Section 2.16(a)
Reallocated Bonus Amounts	Section 1.3(e)
Related Party	Section 2.19
Release Agreement	Section 1.3(e)
Representatives	Section 4.3(a)
Review Period	Section 1.4(c)(ii)
Seller Group	Section 8.10
Settlement Memorandum	Section 7.4(b)(i)
Shortfall Amount	Section 1.4(d)(i)
Special Committee	Recitals
Stark Law	Section 2.8(b)
Stockholder Support Agreement	Recitals
Survival Date	Section 7.1
Surviving Corporation	Section 1.1(a)
Technology	Section 2.15(a)(vi)
Third-Party Claim	Section 7.5(a)
Third-Party IP Rights	Section 2.15(a)(vii)
Threshold	Section 7.3(a)
Transaction Expenses Certificate	Section 4.14(a)
Transaction Invoices	Section 5.2(i)(vii)

Transactions	Recitals
WARN	Section 2.11(k)
Written Consent	Recitals
Written Decision	Section 7.4(b)(ii)

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ALLSCRIPTS HEALTHCARE, LLC

By:/s/Rick Poulton
Name: Rick Poulton
Title: President

PRESIDIO SUB, INC.

By:/s/Eric Jacobson
Name: Eric Jacobson
Title: Secretary

PRACTICE FUSION, INC.

By:/s/Tom Langan
Name: Tom Langan
Title: President and CEO

FORTIS ADVISORS LLC,
solely in its capacity as the Holders’ Representative

By:/s/Ryan Simkin
Name:Ryan Simkin
Title:Managing Director

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.,
solely for purposes of Section 8.12 hereof

By:/s/Rick Poulton
Name: Rick Poulton
Title: President

[Signature Page to Merger Agreement]